 Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KBR WYLE SERVICES, LLC

ASTRID MERGER SUB, LLC

CENTAURI PLATFORM HOLDINGS, LLC,

AND

THE REPRESENTATIVE IDENTIFIED HEREIN

DATED AS OF AUGUST 17, 2020

TABLE OF CONTENTS
Page
ARTICLE I EFFECTS OF THE MERGER; MERGER CONSIDERATION
1.1	Merger
1.2	Effect of the Merger
1.3	Certificate of Formation; Limited Liability Company Agreement
1.4	Officers and Managers
1.5	Effect on the Interests
1.6	CHP Common Units and Options
1.7	Merger Consideration
1.8	Adjustment Escrow Amount and Representative Expense Amount Fund Contributions
1.9	Closing Payments
1.10	Adjustment of the Merger Consideration.
1.11	Other Payments
1.12	Withholding
1.13	Letters of Transmittal
1.14	No Liability
ARTICLE II CLOSING
2.1	Closing
2.2	Effective Time
2.3	Deliveries by the Company and the Representative at Closing
2.4	Deliveries by Parent and Merger Sub at Closing
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1	Organization and Power
3.2	Authorization of Agreement
3.3	Conflicts; Consents of Third Parties
3.4	Capitalization; Company Subsidiaries
3.5	Financial Statements and Related Matters
3.6	Undisclosed Liabilities; Indebtedness
3.7	Absence of Certain Developments
3.8	Legal Proceedings
3.9	Compliance with Laws; Permits
3.10	Taxes
3.11	Title to Properties
3.12	Environmental Matters
3.13	Material Contracts
3.14	Government Contracts
3.15	Personal Property
3.16	Intellectual Property
3.17	Employee Benefit Plans
3.18	Labor
3.19	Transactions With Related Parties
3.20	Insurance
3.21	Financial Advisors
3.22	Privacy and Data Security
3.23	Material Customers and Key Suppliers
3.24	Anti-Bribery and Anti-Money Laundering Compliance.
3.25	International Trade Matters
3.26	Bank Accounts, Powers of Attorney
3.27	Required Member Consent
3.28	Solvency
3.29	No Other Representations and Warranties
3.30	LIMITATIONS OF REPRESENTATIONS AND WARRANTIES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
4.1	Organization and Power
4.2	Authorization of Agreement
4.3	Conflicts; Consents of Third Parties
4.4	Legal Proceedings
4.5	Financial Capability
4.6	Solvency
4.7	Investment
4.8	Financial Advisors
4.9	Foreign Ownership and Control
4.10	No Other Representations and Warranties; No Reliance; Parent and Merger Sub Investigation
ARTICLE V COVENANTS
5.1	Conduct of Business
5.2	Access to Information
5.3	Efforts; Regulatory Filings and Consents.
5.4	Confidentiality
5.5	Preservation of Records
5.6	Publicity
5.7	Director and Officer Liability; Indemnification
5.8	R&W Insurance Policy
5.9	Exclusive Dealing
5.10	Termination of Related Party Transactions
5.11	Resignations
5.12	Release of Liens; Pay-off Letters
5.13	Estoppels
5.14	Section 280G Vote
5.15	Financing Cooperation
ARTICLE VI CONDITIONS TO CLOSING
6.1	Conditions to the Obligations of the Company, Parent and Merger Sub
6.2	Other Conditions to the Obligations of Parent and Merger Sub
6.3	Other Conditions to the Obligations of the Company
6.4	Frustration of Closing Conditions
ARTICLE VII TERMINATION
7.1	Termination
7.2	Effect of Termination
ARTICLE VIII TAX MATTERS
8.1	Tax Matters; Cooperation
8.2	Tax Controversies
8.3	Parent Tax Actions
8.4	Allocation of Taxes
8.5	338(g) Elections
8.6	Tax Refunds
8.7	Other Tax Matters
ARTICLE IX INDEMNIFICATION
9.1	Survival
9.2	Indemnification.
9.3	Limitation of Liability
9.4	Notice of Claims
9.5	Claims by Parties
9.6	Third Party Claims
9.7	Merger Consideration Adjustments
9.8	Release
9.9	Indemnification Rights Remedies Exclusive.
9.10	Parent Acknowledgement
ARTICLE X MISCELLANEOUS
10.1	Expenses
10.2	Governing Law
10.3	Submission to Jurisdiction; Waivers
10.4	Further Assurances
10.5	Entire Agreement
10.6	Amendments and Waivers
10.7	Notices
10.8	Severability
10.9	Specific Performance
10.10	No Third-Party Beneficiaries
10.11	Assignment
10.12	Authorization of Representative
10.13	Attorney Conflict Waiver
10.14	Counterparts
ARTICLE XI DEFINITIONS AND INTERPRETATIONS
11.1	Certain Definitions
11.2	Certain Interpretive Matters

Exhibits
Exhibit A	Surviving Company Certificate of Formation
Exhibit B	Sample Working Capital and Agreed Principles
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of R&W Insurance Policy
Exhibit E	Form of Escrow Agreement
Exhibit F	Pro Rata Share
Exhibit G	Certificate of Merger
Exhibit H	Member Consent
Exhibit I	Non-Solicitation Agreement

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 17, 2020, by and among (a) KBR Wyle Services, LLC, a Delaware limited liability company (“Parent”), (b) Astrid Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), (c) Centauri Platform Holdings, LLC, a Delaware limited liability company (the “Company”), and (d) Centauri ACP Holdings, LLC, a Delaware limited liability company, solely in its capacity as representative for the Equityholders (the “Representative”). Parent, Merger Sub, the Company and, as applicable, the Representative are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in ARTICLE XI.
W I T N E S E T H:
WHEREAS, as of the date of this Agreement, there is issued and outstanding one hundred percent (100%) of the Interest all of which is owned by the Member;
WHEREAS, as of the date of this Agreement, there are issued and outstanding CHP Common Units and options to purchase CHP Common Units under the CHP Equity Incentive Plan (each, an “Option” and, collectively, the “Options” and together with the Interest and CHP Common Units, the “Securities”);
WHEREAS, the Parties intend to effectuate a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware Limited Liability Company Act (the “DLLCA”), with the Company to be the surviving company of the Merger (the “Surviving Company”);
WHEREAS, immediately prior to the Effective Time, the CHP Common Units and the Options shall be redeemed and cancelled for the consideration, and upon the terms and conditions, described herein;
WHEREAS, immediately following such cancellations, the Merger shall be consummated and, at the Effective Time, the Interest shall be converted into the right to receive the consideration upon the terms and conditions described herein;
WHEREAS, the boards of managers and directors, as applicable, of the Company, Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, (a) unanimously approved this Agreement, the Merger and the other Transactions and (b) declared that this Agreement, the Merger and the other Transactions are advisable on the terms and conditions set forth herein;
WHEREAS, the board of managers of the Company has recommended that the Member adopt and approve this Agreement and the Transactions;
WHEREAS, Parent, as the sole equityholder of Merger Sub, has executed and delivered into escrow a written consent approving this Agreement, the Merger and the Transactions in accordance with the DLLCA, which consent will become effective by its terms immediately after the execution of this Agreement by the Parties;
WHEREAS, Member, who holds one hundred percent (100%) of the Interest, which represents the Required Member Consent, has executed and delivered into escrow a written consent and release in the form attached hereto as Exhibit H approving this Agreement, the Merger, the other Transactions and the designation of Centauri ACP Holdings, LLC as the Representative with respect to this Agreement, in accordance with the DLLCA and the Organizational Documents of the Company, which consent will become effective by its terms immediately after the execution of this Agreement by the Parties (provided the release shall be effective immediately prior to the Effective Time) (the “Member Consent”); and
WHEREAS, simultaneously with the execution of this Agreement, the Key Employees have entered into restrictive covenant agreements with the Company or Parent, as applicable, which shall be effective as of Closing (the “Restrictive Covenant Agreements”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

EFFECTS OF THE MERGER; MERGER CONSIDERATION
1.1 Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DLLCA, Merger Sub shall merge with and into the Company, the separate existence of Merger Sub shall cease (except as may be continued by operation of Law) and the Company shall continue as the Surviving Company and a wholly-owned Subsidiary of Parent.
1.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time by virtue of the Merger and without any action on the part of Merger Sub or the Company, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, in each case, in accordance with the DLLCA.
1.3 Certificate of Formation; Limited Liability Company Agreement. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (a) the certificate of formation of the Surviving Company shall be amended and restated in the form of Exhibit A and attached to the Certificate of Merger and, as so amended, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the limited liability company agreement of the Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving Company or as provided by applicable Law; provided that, in each case, the name of the company set forth therein shall be changed to the name of the Company.
1.4 Officers and Managers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each such officer to hold office in accordance with the limited liability company agreement of the Surviving Company and until such officer’s successor is duly appointed and qualified, or such officer’s earlier death, resignation or removal. The members of the board of managers of Merger Sub immediately prior to the Effective Time shall be the initial members of the board of managers of the Surviving Company, each such member of the board of managers to hold such position in accordance with the limited liability company agreement of the Surviving Company and until such member’s successor is duly appointed and qualified, or such member’s earlier death, resignation or removal.
1.5 Effect on the Interests. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the Equityholders, as the case may be:
(a) Merger Sub. Each unit of limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid unit of limited liability company interest of the Surviving Company.
(b) Interest. The Interest issued and outstanding immediately prior to the Effective Time will be converted into and represent the right to receive, in accordance with the terms hereof, the amount of the Merger Consideration allocated to such Interest pursuant to the Consideration Waterfall (subject to Section 1.8). When converted in accordance with the foregoing, all of such Interest no longer will be outstanding and automatically will be cancelled and retired.
(c) From and after the Effective Time, the Member shall cease to have any rights as a member of the Company or the Surviving Company, except as provided herein or by Law. At the Effective Time, the interest ledger of the Company shall be closed and no transfer of any Interest shall thereafter be made.
1.6 CHP Common Units and Options.
(a) The board of managers of CHP has adopted resolutions and, prior to Closing, will take, and the Company will take or cause to be taken, all other actions necessary and appropriate, to provide that all CHP Common Units outstanding immediately prior to the Effective Time shall be redeemed and cancelled effective as of immediately prior to the Effective Time in exchange for the right to receive the portion of the Merger Consideration allocated to such holders of CHP Common Units pursuant to the Consideration Waterfall (subject to Section 1.8).
(b) The board of managers of CHP has adopted resolutions and, prior to Closing, will take, and the Company will take or cause to be taken, all other actions necessary and appropriate, to provide that (i) all outstanding vested Options immediately prior to the Effective Time shall be redeemed and cancelled effective as of immediately prior to the Effective Time in exchange for the right to receive the portion of the Merger Consideration allocated to such Optionholder pursuant to the Consideration Waterfall (the “Aggregate Option Cash Out Payment”) (subject to Section 1.8), which for the avoidance of doubt, with respect to each such Optionholder, shall be reduced by the aggregate exercise price of the applicable vested Options and (ii) all outstanding unvested Options immediately prior to the Effective Time will immediately terminate effective immediately prior to the Effective Time and no longer will be outstanding and automatically will be cancelled and retired. The portion of the Aggregate Option Cash Out Payment payable pursuant to the Consideration Waterfall at the time of Closing is referred to as the “Closing Option Cash Out Payment”. The taxable compensation of and/or payment to any Optionholder shall be subject to any required withholding of Taxes in accordance with Section 1.12 and, to the extent such withholding of Taxes is required, payments of such taxable compensation shall be made via the payroll of the applicable Group Company, consistent with past practices.
(c) Until an Optionholder, who is not a current employee of any Group Company and is entitled to any portion of the Aggregate Option Cash Out Payment or any Other Equityholder Payments submits an instruction letter (which instruction letter must be submitted within ninety (90) days after (i) the Closing Date with respect to the Aggregate Option Cash Out Payment or (ii) the date any such Optionholder receives notice of the applicable Other Equityholder Payment if not submitted pursuant to clause (i)), in form and substance reasonably acceptable to Parent and the Company (an “Instruction Letter”), neither the applicable Group Company nor the Representative shall be required to pay such Person the cash to which it would otherwise have been entitled; and any such forfeited amounts shall be paid by Parent, no later than ten (10) Business Days following any such forfeiture, to the account maintained by the Representative for purposes of holding the Representative Expense Fund Amount to be paid by the Representative, on a pro rata basis (calculated by the Representative with the removal of the Optionholder who forfeited such payment), in accordance with Section 10.12(b).
1.7 Merger Consideration. The aggregate consideration in respect of the Securities shall be an amount equal to (a) Eight Hundred Twenty Seven Million Dollars ($827,000,000.00) (the “Base Price”), plus (b) the amount, if any, by which the Working Capital exceeds the Working Capital Target, minus (c) the amount, if any, by which the Working Capital Target exceeds the Working Capital, plus (d) the Closing Cash, minus (e) Closing Date Indebtedness, minus (f) Transaction Expenses (such resulting amount pursuant to clauses (a)-(f), and as such amount may be adjusted pursuant to the provisions of Section 1.10, the “Merger Consideration”). The Merger Consideration shall be allocated among the Equityholders in accordance with the Consideration Waterfall set forth in the Pre-Closing Statement delivered pursuant to Section 1.10. The Parties acknowledge and agree that neither Parent nor Merger Sub shall have any Liability to any Person relating to, or obligation to verify, the allocation of the Merger Consideration among the Equityholders as set forth in the Pre-Closing Statement, and upon payment of the amounts set forth in Section 1.9 in accordance with the Pre-Closing Statement, Parent, Merger Sub and the Surviving Company will have satisfied all of their respective obligations under this Agreement with respect thereto, subject to any adjustments to the Merger Consideration pursuant to Section 1.10.
1.8 Adjustment Escrow Amount and Representative Expense Amount Fund Contributions. The Adjustment Escrow Amount and the initial amount of Representative Expense Fund Amount funded at Closing shall be withheld from each Equityholder’s portion of the Estimated Merger Consideration based on each Equityholder’s applicable Pro Rata Share. Each Equityholder shall retain the right to receive in the future an amount, if any and as determined in accordance with the terms of this Agreement, equal to such Equityholder’s applicable portion of future distributions, if any, from the Adjustment Escrow Amount and the Representative Expense Fund Amount based on such Equityholder’s applicable Pro Rata Share. For Tax purposes, the Parties agree to treat the Representative Expense Fund Amount as having been received and voluntarily set aside by the Equityholders at the time of Closing.
1.9 Closing Payments. At the Closing, Parent shall make or cause to be made, by wire transfer of immediately available funds, the following payments (each such payment, a “Closing Payment”):
(a) payment to the account designated by a paying agent selected by the Representative with Parent’s prior approval (such approval not to be unreasonably withheld) (the “Paying Agent”) of a cash amount equal to the aggregate amount of the Estimated Merger Consideration payable to the Member and any CHP Members in accordance with Section 1.5 and Section 1.6, including as subject to withholding of the items set forth in Section 1.8 and as set forth in the Pre-Closing Statement to be distributed by the Paying Agent to the Member and CHP Members in accordance with this ARTICLE I, less the Closing Option Cash Out Payment, which shall be paid to Centauri, LLC pursuant to Section 1.9(b); provided, that if the Member or any CHP Member has not delivered to the Representative and Parent a duly executed and completed Letter of Transmittal prior to the Closing Date, the amount allocated with respect to the Member or such CHP Member will be paid to the Paying Agent on behalf of the Member or such CHP Member (and distributed thereto upon delivery of such executed and completed Letter of Transmittal).
(b) payment to Centauri, LLC (on behalf of the Optionholders) of the Closing Option Cash Out Payment as set forth in the Pre-Closing Statement to the bank account designated in writing by the Representative, which amount shall be paid by Centauri, LLC through its payroll system to the applicable Optionholders (subject to applicable withholding Tax), allocated to each Optionholder in accordance with the Pre-Closing Statement no later than the later of (i) the fifth (5th) day following receipt by Centauri, LLC of such payment and (ii) the next regularly scheduled pay date for employees of Centauri, LLC, subject to any Optionholder who is not a current employee delivering to the Surviving Company a duly completed and executed Instruction Letter, at least two (2) Business Days prior to such time;
(c) payment to the Representative of a cash amount equal to $8,000,000.00 (such amount, the “Representative Expense Fund Amount”) to a bank account designated in writing by the Representative;
(d) payment to the Escrow Agent of a cash amount equal to the Adjustment Escrow Amount, to the bank account designated in writing by the Escrow Agent, which shall be deposited into an escrow account (the “Adjustment Escrow Account”) established pursuant to the Escrow Agreement; and
(e) payment on behalf of the Group Companies, (i) to the payees thereof if applicable, of an aggregate cash amount equal to the amount of all Closing Date Indebtedness of the type identified in items (i) and (ii) of the definition of “Indebtedness” as indicated in payoff letters from the holders thereof (the “Payoff Amount”), and (ii) all Transaction Expenses for which the Company has delivered to Parent an invoice and payment instructions;
provided, however, if Closing Cash exceeds $2,000,000, the Company will use any amounts of Closing Cash in excess of $2,000,000 to pay such cash to the respective payees identified in this Section 1.9, as applicable, in respect of first, Transaction Expenses; second, the Closing Option Cash Out Payment; and third, the Payoff Amount, and Parent shall have no obligation pursuant to this Section 1.9 of this sentence to pay such portion of such Transaction Expenses, Closing Option Cash Out Payment, or Payoff Amount to which such Closing Cash is applied.
Each of the Closing Payments shall be made in the amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 1.10 below.
1.10 Adjustment of the Merger Consideration.
(a) Pre-Closing Statement. No later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of the Merger Consideration as of the Adjustment Time (the “Estimated Merger Consideration”), together with an unaudited consolidated balance sheet of the Group Companies as of the Adjustment Time (the “Estimated Closing Balance Sheet”), expected month-end closing revenue and closing cost of sales (or if Closing is not to occur at the end of a month, a good faith estimate of such amounts), and reasonably detailed calculations demonstrating each component thereof (including the Consideration Waterfall), as well as the amount of each Closing Payment. The Pre-Closing Statement shall be prepared in a manner consistent with the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Transaction Expenses and the Accounting Rules and practices referred to therein (including as reflected on Exhibit B). Parent shall be entitled to review promptly the Pre-Closing Statement and the materials and information used by the Company in preparing the Pre-Closing Statement and Parent shall have the opportunity to propose changes to the Pre-Closing Statement. The Company (i) shall permit Parent and its Agents reasonable access to the financial records of the Group Companies that are relevant to the preparation of the Pre-Closing Statement and (B) agrees to consider any proposed changes in good faith.  If, prior to the Closing, Parent reasonably and in good faith objects to any of the estimates provided by the Company in the Pre-Closing Statement, and the Company objects to such proposed changes, the Company shall respond in writing to Parent’s proposed changes in reasonable detail and with reasonably detailed calculations. Parent and the Company shall use reasonable best efforts to promptly and in good faith resolve their differences with respect to any such objections, and the Company shall revise the Pre-Closing Statement, the Estimated Merger Consideration, and any applicable amounts set forth therein to reflect any such resolutions, and the Pre-Closing Statement (and components thereof) shall be deemed to incorporate all such revisions for all purposes hereunder. If following compliance with this Section 1.10(a), Parent and the Company fail to resolve an objection to the estimate within the five (5) Business Day period prior to Closing then for purposes of this Agreement, including the revised Pre-Closing Statement, such estimate for the unresolved item shall be deemed to be the estimate of the Company provided in the originally-delivered Pre-Closing Statement.  Acceptance of the Pre-Closing Statement shall not waive Parent’s rights under this Agreement including this Section 1.10. The Consideration Waterfall shall set forth the amount of the Estimated Merger Consideration to be paid to each Equityholder as Closing Payments pursuant to Section 1.9(a) and Section 1.9(b). Parent may fully rely on the Pre-Closing Statement in making such Closing Payments to the Paying Agent on behalf of the Member and the CHP Members and Centauri, LLC on behalf of the Optionholders. Such Closing Payments made in accordance with the Pre-Closing Statement shall fully satisfy Parent’s obligations under Section 1.9(a) and Section 1.9(b), and no Equityholder shall have any claim or right to any other payment whatsoever from Parent or the Surviving Company in respect of its Securities, other than payments, if any, contemplated by Section 1.10(e), and the release, if any, of the Adjustment Escrow Amount or the Representative Expense Fund Amount.
(b) Final Merger Consideration Adjustment. The Merger Consideration shall be adjusted following the Closing based on the difference between the Final Closing Date Merger Consideration (as determined in accordance with this Section 1.10) and the Estimated Merger Consideration, if any, and payment shall be made in respect of any such post-Closing adjustment as set forth in Section 1.10(e); provided, however, for purposes of calculating the Final Closing Date Merger Consideration, the absolute value of any adjustment pursuant to Section 1.7(b) or Section 1.7(c) shall not exceed Five Hundred Thousand Dollars ($500,000).
(c) Closing Statement. No later than ninety (90) days after the Closing Date, Parent shall cause to be prepared in good faith and delivered to the Representative a statement (the “Closing Statement”) setting forth Parent’s calculation of the Merger Consideration as of the Adjustment Time (“Closing Date Merger Consideration”) and an unaudited consolidated balance sheet of the Group Companies as of the Adjustment Time. The Closing Statement shall be prepared in a manner consistent with the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness, Transaction Expenses and the Accounting Rules and practices referred to therein (including as reflected on Exhibit B). The Parties agree that the purpose of preparing the Closing Statement and determining the Working Capital, Closing Cash, Closing Date Indebtedness and Transaction Expenses is to measure the amount of the Working Capital, Closing Cash, Closing Date Indebtedness and Transaction Expenses and such processes are not intended to permit the introduction of different or new judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement or determining the Working Capital, Closing Cash, Closing Date Indebtedness or Transaction Expenses. The Closing Statement shall entirely disregard (i) any and all effects on the assets or liabilities of the Group Companies as a result of the Transactions or of any financing or refinancing arrangements entered into at any time by Parent or its Affiliates or any other transaction entered into by Parent or its Affiliates in connection with the consummation of the Transactions, and (ii) any facts or circumstances that are unique or particular to Parent or its Affiliates or any of their assets or liabilities.  For the avoidance of doubt, unless the Representative otherwise agrees in writing, Parent may not amend, adjust, supplement or modify the Closing Statement or the amount of Closing Date Merger Consideration following its delivery to the Representative. If Parent fails to deliver the Closing Statement within such ninety (90)-day period, then in addition to any other rights the Representative may have under this Agreement, the Representative shall have the right to elect that the Estimated Merger Consideration be deemed to be the amount of the Closing Date Merger Consideration and be final and binding and used for purposes of calculating the adjustment pursuant to Section 1.10(e). The Parties acknowledge that no adjustments may be made to the Working Capital Target.
(d) Disputes.
(i)
The Representative shall have forty-five (45) days to review the Closing Statement. If the Representative disagrees with Parent’s calculation of the Closing Date Merger Consideration as set forth in the Closing Statement, the Representative may, within forty-five (45) days after receipt of the Closing Statement, deliver a written notice to Parent (a “Dispute Notice”) disagreeing with such calculation and, to the extent reasonably able to so specify, setting forth the Representative’s basis for such disagreement with reasonable supporting documentation (the “Disputed Items”). If the Representative fails to deliver a Dispute Notice during such forty-five (45)-day period, the Representative shall have waived its rights to contest the Closing Statement and the calculations of the Closing Date Merger Consideration set forth therein shall be deemed to be final and binding upon the Parties, and such amount shall be used as the Final Closing Date Merger Consideration for purposes of calculating the adjustment pursuant to Section 1.10(e). If the Representative delivers a Dispute Notice and the Dispute Notice does not specifically object to an item included in the Closing Statement, the Representative shall be deemed to have accepted Parent’s calculation and presentation of that item and the item shall not be considered a Disputed Item.

(ii)
If a Dispute Notice is duly delivered pursuant to Section 1.10(d)(i), the Representative and Parent shall, during the thirty (30) days following such delivery, attempt to reach an agreement on all or a portion of the Disputed Items. If Parent and the Representative reach an agreement on any Disputed Item during such period, the resolution of such Disputed Items shall be in writing and shall be final and binding upon the Parties. If, during such thirty (30)-day period, the Representative and Parent are unable to reach an agreement on all of the Disputed Items, then all Disputed Items remaining in dispute following such thirty (30)-day period shall be submitted by the Representative and Parent to the Accounting Referee (the “Referred Disputed Items”) as promptly as reasonably practicable for a determination resolving such Referred Disputed Items (it being agreed and understood that the Accounting Referee shall act as an arbitrator to determine the Referred Disputed Items (and, as a result thereof, the Closing Date Merger Consideration) and shall do so based solely on presentations and information provided by Parent and the Representative, as further specified below, and not by independent review). In conducting its review, the decision of the Accounting Referee shall be solely based on (A) the definitions and other applicable provisions of this Agreement, (B) a single presentation by each of the Representative and Parent limited to the Referred Disputed Items (which presentations the Accounting Referee shall be instructed to forward to Parent and the Representative, as applicable) and (C) one (1) written response submitted to the Accounting Referee by each of the Representative and Parent within ten (10) Business Days after receipt of each such presentation (which responses the Accounting Referee shall be instructed to forward to Parent and the Representative, as applicable), and not on independent review. The scope of the disputes to be resolved by the Accounting Referee shall be limited to resolving the Referred Disputed Items, and, in connection therewith, fixing mathematical errors and determining whether the Referred Disputed Items were determined in accordance with this Agreement (including the definition of the terms Working Capital, Closing Cash, Closing Date Indebtedness and Transaction Expenses and the Accounting Rules) and the Accounting Referee is not to make any other determination. In resolving any Referred Disputed Item, the Accounting Referee shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Accounting Referee shall deliver to the Representative and Parent, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its calculations of the Closing Date Merger Consideration based solely upon (x) the Accounting Referee’s final determination of the Referred Disputed Items and (y) the items which were finally determined pursuant to pursuant to Sections 1.10(d)(i) and 1.10(d)(ii) and not submitted to the Accounting Referee for resolution, which such Closing Date Merger Consideration amount shall not be less than the applicable amount thereof shown in Parent’s calculation delivered pursuant to Section 1.10(c) nor more than the amount thereof shown in the Representative’s calculation delivered pursuant to Section 1.10(d)(i). Such report shall be final and binding upon the Parties, absent manifest error, and shall be used for purposes of calculating the adjustment pursuant to Section 1.10(b) above. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.10(d) shall be the sole and exclusive mechanism for resolving disputes regarding the Merger Consideration adjustment. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Referee shall be borne by Parent and the Representative in proportion to the relative amount each such Party’s determination has been modified, with any amount borne by the Representative to be paid out of the Representative Expense Fund Amount. For example, if the Representative challenges the calculation of the Closing Date Merger Consideration by an amount of $100,000, but the Accounting Referee determines that the Representative has a valid claim for only $60,000, the Representative (on behalf of the Equityholders) shall bear 40% of the fees and expenses of the Accounting Referee and Parent shall bear the other 60% of such fees and expenses of the Accounting Referee. The Representative and Parent shall, and Parent shall cause the Group Companies, and each of its and their representatives to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Closing Date Merger Consideration.

(e) Final Closing Date Merger Consideration. Following the time that the Closing Date Merger Consideration is finally determined pursuant to this Section 1.10 (such finally determined amount, the “Final Closing Date Merger Consideration”), payment shall be made as follows:
(i)
If the Final Closing Date Merger Consideration is greater than or equal to the Estimated Merger Consideration (the amount of such excess, the “Increase Amount”), then within five (5) Business Days after the Final Closing Date Merger Consideration is finally determined pursuant to this Section 1.10, (x) Parent shall pay by wire transfer of immediately available funds an amount equal to the Increase Amount (for further distribution to the Member and CHP Members) and Centauri, LLC (or the Parent Affiliate then responsible for payroll) (for further distribution to the Optionholders) in accordance with Section 1.11, and (y) Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds to the Paying Agent (for further distribution to the Member and CHP Members) and Centauri, LLC (or the Parent Affiliate then responsible for payroll) (for further distribution to the Optionholders) in accordance with Section 1.11.

(ii)
If the Final Closing Date Merger Consideration is less than the Estimated Merger Consideration (the amount of such deficit, the “Decrease Amount”), then within five (5) Business Days after the Final Closing Date Merger Consideration is finally determined pursuant to this Section 1.10, (A) Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) disburse to an account designated in writing by Parent all or a portion of the Adjustment Escrow Funds equal to the Decrease Amount, and (y) disburse in accordance with Section 1.11 to the Paying Agent (for further distribution to the Member and CHP Members) and the Surviving Company (for further distribution to the Optionholders) in accordance with Section 1.11 the balance of the Adjustment Escrow Funds, if any, remaining after payment to Parent pursuant to the preceding clause (x), and (B) if the Adjustment Escrow Funds are less than the Decrease Amount, the Representative, solely in its capacity as Representative, on behalf of the Equityholders, shall pay an amount equal to such deficit to an account designated in writing by Parent.

(iii)
Notwithstanding anything to the contrary in this Section 1.10(e), if, at the time that Parent is required to make any payments to the Paying Agent (on behalf of the Member or CHP Members) or Centauri, LLC (or the Parent Affiliate then responsible for payroll) (on behalf of the Optionholders) pursuant to this Section 1.10(e), (A) the Member or any CHP Member who has not delivered to the Representative and Parent a duly completed and executed Letter of Transmittal, and any Optionholder who is not a current employee and who has not delivered to the Surviving Company a duly completed and executed Instruction Letter, in each case in accordance with the instructions therein and any other documents as may be reasonably required pursuant to such instructions, then the amount allocated with respect to such Equityholder will be paid to the Paying Agent or Centauri, LLC (or the Parent Affiliate then responsible for payroll), as applicable, on behalf of such Equityholder (and distributed thereto upon delivery of such executed and completed Letter of Transmittal or Instruction Letter, as applicable).

Upon payment of the amounts provided in this Section 1.10(e) in accordance herewith, none of the Parties may make or assert any claim under this Section 1.10.
(f) Cooperation. During the period of time from and after the Closing Date through the final determination and payment of the Final Closing Date Merger Consideration in accordance with this Section 1.10, Parent shall afford, and shall cause the Group Companies to afford, to the Representative and any accountants, counsel or financial or other advisers retained by the Representative in connection with the review of the Closing Date Merger Consideration, and afford to the Accounting Referee in connection with any review by it in accordance with Section 1.10(d)(ii), reasonable access during normal business hours upon reasonable advance notice to all the books, properties, records, contracts, documents, information, personnel and representatives of the Group Companies and their accountants (including the work papers of the Surviving Company’s accountants) relevant to the review or preparation of the Closing Statement and the calculation of the Closing Date Merger Consideration and, if requested by the Representative, shall provide any such books, records, contracts, documents and information electronically and in the format that such books, records, contracts, documents and information of the Group Companies are maintained in the ordinary course of business (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances). The determination of the Closing Date Merger Consideration shall not take into account any developments or events taking place after the Closing Date or any actions taken by Parent on its own behalf or on behalf of any Group Company on or following the Closing Date.
1.11 Other Payments. In order to facilitate the payment of any Other Equityholder Payments pursuant to this Agreement:
(a) the Member’s and CHP Members’ aggregate Pro Rata Share of such funds shall be paid to an account designated by the Paying Agent (on behalf of the Member and the CHP Members) for distribution to the Member and CHP Members entitled thereto on a pro rata basis (based on each Member’s or CHP Member’s Pro Rata Share), subject to the Member and such CHP Members delivering to the Representative and Parent a duly completed and executed Letter of Transmittal prior to such time; and
(b) the Optionholders’ aggregate Pro Rata Share of such funds shall be paid to Centauri, LLC (or the Parent Affiliate then responsible for payroll) for further distribution to the Optionholders on a pro rata basis (based on each Optionholder’s Pro Rata Share), subject to applicable withholding Tax, through the payroll system of Centauri, LLC (or the Parent Affiliate then responsible for payroll) no later than the later of (i) the fifth (5th) Business Day following receipt by Centauri, LLC (or the Parent Affiliate then responsible for payroll) of such payment and (ii) the next regularly scheduled pay date for employees of Centauri, LLC (or the Parent Affiliate then responsible for payroll), subject to such Optionholders who are no longer employees delivering to the Surviving Company a duly completed and executed Instruction Letter prior to such time.
The Parties acknowledge and agree neither Parent nor Centauri, LLC (or the Parent Affiliate then responsible for payroll) shall have any Liability to any Person relating to, or obligation to verify, the allocation of any Other Equityholder Payment among the Equityholders as set forth in this Section 1.11, and upon payment of any Other Equityholder Payment in accordance with this Section 1.11 or as directed by the Representative, Parent and Centauri, LLC (or the Parent Affiliate then responsible for payroll) will have satisfied all of its obligations under this Agreement with respect thereto.
Parent further acknowledges that it shall cause Centauri, LLC (or the Parent Affiliate then responsible for payroll) to perform its obligations under this Agreement after the Effective Time and shall be responsible for any breach by Centauri, LLC (or the Parent Affiliate then responsible for payroll) of any such obligations.
1.12 Withholding. Parent, the Company, Centauri, LLC (or the Parent Affiliate then responsible for payroll), Escrow Agent and any other withholding agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payments under any provision of applicable Tax Law. Before making any such deduction or withholding described in the previous sentence, except for any withholding on compensatory payments made in connection with the Transactions, Parent shall give the Representative notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, at least three (3) Business Days before such deduction or withholding is required, in order for the Representative to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld by Parent or other withholding agent and paid to the applicable Taxing Authority, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by Parent or other withholding agent.
1.13 Letters of Transmittal.
(a) Promptly following the date hereof, and no later than ten (10) Business Days following the date hereof, the Company shall deliver to each Member and CHP Member a Letter of Transmittal in the form of Exhibit C hereto (a “Letter of Transmittal”) and to each Optionholder who is no longer an employee an Instruction Letter. Promptly following the receipt by the Paying Agent of the Closing Payment contemplated Section 1.9(a), the Paying Agent shall deliver to each Member and CHP Member who delivered to the Representative and Parent a duly completed and executed Letter of Transmittal at least two (2) Business Days prior to the Closing Date in accordance with the instructions therein and any other documents as may be reasonably required pursuant to such instructions the portion of the Estimated Merger Consideration allocated to each such Equityholder in accordance with the Pre-Closing Statement and to the bank account designated in the Member’s or such CHP Member’s Letter of Transmittal. Following the Closing, but subject to Section 1.13(b), upon delivery by a Member or CHP Member that did not receive such portion of the Closing Payment contemplated by Section 1.9(a) at the Closing pursuant to the immediately preceding sentence to the Representative and Parent of a duly completed and executed Letter of Transmittal in accordance with the instructions therein and any other documents as may be reasonably required pursuant to such instructions, the Paying Agent shall pay to the Member or such CHP Member within five (5) Business Days after such delivery, (x) the amounts to which the Member or such CHP Member is entitled to pursuant to the immediately preceding sentence and (y) if the Final Closing Date Merger Consideration has been finally determined as of such time, the amounts to which the Member or such CHP Member is entitled to pursuant to Section 1.11(a), in each case, by wire transfer of immediately available funds to the account designated by the Member or such CHP Member in the Member’s or such CHP Member’s Letter of Transmittal. No interest or dividends will be paid or accrued on the consideration payable to the Member, any CHP Member or any Optionholder hereunder. Until surrendered in accordance with the provisions of this Section 1.13, the Interest and the CHP Common Units shall represent, for all purposes, only the right to receive an amount in cash equal to the applicable portion of the Merger Consideration payable in respect thereto pursuant to this Agreement.
(b) Promptly following the date that is one (1) year after the Closing Date, Parent may instruct the Paying Agent to deliver to the Surviving Company all cash delivered to the Paying Agent pursuant to this Agreement that is still in its possession at such time, in which case the Paying Agent’s duties shall terminate. Thereafter, each Member or CHP Member may deliver a duly completed and executed Letter of Transmittal in accordance with the instructions therein and any other documents as may be reasonably required pursuant to such instructions to the Surviving Company and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Surviving Company shall promptly pay, the portion of the Merger Consideration deliverable to the Member or such CHP Member in respect of its Interest or CHP Common Units as determined in accordance with this ARTICLE I without any interest thereon.
1.14 No Liability. Notwithstanding anything to the contrary in this ARTICLE I, none of the Company, Parent, the Representative or the Surviving Company shall be liable to any Person for any amount delivered in good faith to a public official pursuant to any abandoned property, escheat or similar law. If any amounts payable in accordance with this ARTICLE I would otherwise escheat to or become the property of any Governmental Authority, any such amounts, to the extent permitted by applicable Law, immediately prior to the date on which such amounts would otherwise escheat or become the property of any Governmental Authority, will become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
ARTICLE II

CLOSING
2.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Merger and the other Transactions (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Holland & Knight LLP, 1650 Tysons Boulevard, Suite 1700, Tysons, VA 22102, on a date to be mutually specified by Parent and the Representative, which shall be no later than the later of (i) September 30, 2020 or (ii) fifth (5th) Business Day after the satisfaction or waiver (by the applicable Party hereto in writing) of the conditions set forth in ARTICLE VI (not including conditions which are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver (by the applicable Party hereto in writing) of those conditions at the Closing) (the date on which the Closing actually occurs, the “Closing Date”). The Parties shall use their reasonable best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical Closing.
2.2 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause to be filed a certificate of merger substantially in the form attached hereto as Exhibit G, executed in accordance with, and in such form as is required by, the relevant provisions of the DLLCA with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the state of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties herein and specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
2.3 Deliveries by the Company and the Representative at Closing. At or prior to the Closing, the Company and/or the Representative, as applicable, shall deliver, or cause to be delivered, to Parent the following:
(a) the Certificate of Merger, duly executed by the Company;
(b) the Payoff Documents, in each case in form and substance reasonably acceptable to Parent;
(c) the Escrow Agreement, duly executed by the Representative on behalf of the Equityholders;
(d) an agreement with the Paying Agent (in a form reasonably satisfactory to Parent and the Representative, the “Paying Agent Agreement”), duly executed by the Representative on behalf of the Equityholders, the Company and the Paying Agent;
(e) the certificate required to be delivered pursuant to Section 6.2(e);
(f) evidence of resignation or removal, in form and substance reasonably acceptable to Parent, effective as of the Closing, of those directors and officers of any Group Company designated by Parent to the Representative in writing at least five (5) Business Days prior to the Closing Date;
(g) (i) evidence of the termination of the Related Party Agreements, other than those set forth on Section 5.10 of the Company Disclosure Schedule and other than as provided in Section 2.3(h), in accordance with the terms thereof (including the delivery of all required notices) in form and substance reasonably acceptable to Parent effective as of and contingent upon the Closing, in each case without any remaining Liability or obligation of any kind on the part of the Group Companies, Parent or any of their respective Affiliates as a result of or in connection with such termination or such Related Party Agreement; and (ii) evidence of assignment of the (A) previous acquisition agreements set forth on Section 5.10 of the Company Disclosure Schedule to which the Member is a party and (B) Management Services Agreement, in the cases of (A) and (B) from the Member to the Company, in accordance with the terms thereof (including the delivery of all required notices) in form and substance reasonably acceptable to Parent effective as of and contingent upon the Closing;
(h) evidence of the termination of the Management Services Agreement and confirmation that no further fees or amounts are owing thereunder, except with respect to provisions related to limitation of liability and indemnification for third-party claims, in form and substance reasonably acceptable to Parent;
(i) all books and records related to the Group Companies, including corporate records, minute books and equityholder records, shall be in the possession of the Group Companies;
(j) a certificate of good standing of each Group Company from the Secretary of State (or equivalent office) of each Group Company’s jurisdiction of organization or formation, dated as of no more than ten (10) days prior to the Closing Date;
(k) a non-solicitation and confidentiality agreement attached hereto as Exhibit I duly executed by ACP (the “Non‑Solicitation Agreement”);
(l) a certificate in a form reasonably acceptable to Parent from an officer of the Company, dated as of the Closing Date and attaching with respect to the Company true and complete copies of (i) the Company’s Organizational Documents in effect as of the Closing Date and (i) resolutions of the board of managers of the Company as to the authorization of this Agreement and the Transactions;
(m) written acknowledgments pursuant to which the Group Companies’ outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of, or who is otherwise entitled to any compensation from, any Group Company, in connection with this Agreement or any of the Transactions, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable to such Person in connection with this Agreement or any of the Transactions; (ii) that upon receipt of the amount referred to in clause “(i)” above, such Person will have been paid in full and is not (and will not be) owed any other amount by any of the Group Companies with respect to this Agreement or the Transactions; and (iii) that such Person is not to perform any further services for the Group Companies following the Closing without the express written authorization of Parent (which may be effected by email); and
(n) delivery of evidence reasonably satisfactory to Parent of (i) the termination (except with respect to provisions related to indemnification) of the Engagement Letter by and between Centauri, LLC and Jefferies, LLC, dated February 10, 2020, and (ii) an acknowledgment from Jefferies, LLC that payment of amount set forth in the Pre-Closing Statement will constitute all amounts Jefferies, LLC is entitled to for fees and costs and expenses under such engagement letter.
2.4 Deliveries by Parent and Merger Sub at Closing. At or prior to the Closing, Parent and/or Merger Sub, as applicable, shall deliver, or cause to be delivered, the following:
(a) to the Representative, the Paying Agent, Centauri, LLC and all other payees referenced in Section 1.9, the Closing Payments;
(b) to the Representative, a certificate required to be delivered pursuant to Section 6.3(d); and
(c) to the Representative, the Escrow Agreement, duly executed by Parent and the Escrow Agent.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Schedule”), which is subject to the limitations and qualifications set forth in Section 11.2(c), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Organization and Power. Each of the Group Companies is a corporation or other legal entity duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of formation or organization. Each of the Group Companies is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of the Group Companies has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.
3.2 Authorization of Agreement.
(a) The execution and delivery of the Transaction Agreements to which the Company is a party, the performance by the Company of its obligations thereunder and the consummation of the Transactions have been duly authorized by the requisite corporate action on the part of the Company. Each of the Transaction Agreements to which the Company is a party has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable Equitable Principles. The board of managers of the Company, at a meeting duly called and held at which all managers of the Company were present or by written consent, as applicable, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the Transactions, (ii) determining that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the Member, and (iii) resolving to recommend the approval of this Agreement to the Member of the Company, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(b) The performance by CHP of the cancellation and redemption of the CHP Common Units and the Options, and the consummation of the transactions contemplated by Section 1.6, Section 1.9(a), Section 1.9(b) and the other provisions of this Agreement related to such cancellation and redemption (collectively the “CHP Transactions”), have been duly authorized by the requisite corporate action on the part of CHP. Other than the resolutions of the board of managers of CHP contemplated by Section 1.6, no other proceeding on the part of CHP (including by its equityholders) or the Optionholders is necessary to authorize or consummate the CHP Transactions. The board of managers of CHP, at a meeting duly called and held at which all managers of CHP were present or by written consent, as applicable, duly adopted resolutions approving and declaring advisable the CHP Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
3.3 Conflicts; Consents of Third Parties.
(a) Except as listed on Section 3.3(a) of the Company Disclosure Schedule, and assuming all Governmental Approvals set forth on Section 3.3(b) of the Company Disclosure Schedule have been obtained and are effective and all applicable waiting periods related thereto have expired or been terminated and all filings and notifications described on Section 3.3(b) of the Company Disclosure Schedule have been made, none of the execution, delivery and performance by the Company of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transactions by the Company or CHP will (i) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, (ii) give rise to a right of termination, acceleration, modification or cancellation under, (iii) result in the creation of any Lien (other than Permitted Liens) upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any equity securities of any Group Company or any of the Group Companies’ assets, or (iv) otherwise require the consent or waiver of, notice or declaration to, or filing with any Person, including any Governmental Authority, (A) pursuant to, any provision of (1) the Organizational Documents of any Group Company; (2) any Material Contract, Material Government Contract, Real Property Lease, material Permit or, to the Knowledge of the Company, any Material Government Bid, to which any Group Company is a party to or bound by, or by which any Group Company’s properties or assets are bound; or (3) any Law applicable to any Group Company, except, in the case of clauses (2) and (3), where such conflict, violation or default, termination, acceleration, modification or cancellation, Lien, grant, assignment or transfer, or lack of consent, waiver, notice, declaration or filing would not result, or reasonably be expected to result, individually or in the aggregate, in a material Liability to the Group Companies, taken as a whole or (B) in connection with the assignments contemplated by Section 5.10.
(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, no consent, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required on the part of any Group Company in connection with the execution and delivery by the Company of the Transaction Agreements to which it is a party or the consummation of the Transactions by the Company, except (i) notifications and filings with the Defense Counterintelligence and Security Agency (“DCSA”) and any other applicable Cognizant Security Agency (“CSA”) under the National Industrial Security Program Operating Manual (the “NISPOM”) and any other applicable national or industrial security regulations, (ii) as may be required by the DLLCA, the HSR Act or the applicable Other Competition Laws, and (iii) those Governmental Approvals, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Group Companies, taken as a whole.
3.4 Capitalization; Company Subsidiaries.
(a) The authorized equity of the Company consists of a single class of limited liability company interest, all of which is held by the Member. The Interest has been duly and validly authorized and issued. No Interest is held as treasury stock or are owned by the Company. Except as set forth on Section 3.4(a)(i) of the Company Disclosure Schedule, there are no outstanding (i) equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into or exchangeable or exercisable for the Interest or other equity interests or voting securities of the Company, (iii) options, warrants or rights (including purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts or rights of first refusal or first offer) or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, subscribe for, purchase, repurchase or redeem the Interest or other equity interests of the Company, (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or (v) dissenters’ or appraisal rights arising out of Contract related to the Interest or the Transactions. The Interest set forth on Section 3.4(a)(i) of the Company Disclosure Schedule constitutes all of the outstanding equity securities or securities convertible into or exchangeable for equity securities of the Company.
(b) Section 3.4(b) of the Company Disclosure Schedule sets forth a true and complete list of all direct and indirect Subsidiaries of the Company (the “Company Subsidiaries”), listing for each such Company Subsidiary (i) its name, (ii) its jurisdiction of organization and (iii) the number and type of its issued and outstanding equity interests. The Company has no Subsidiaries other than the Company Subsidiaries. No Group Company owns, or holds the right to acquire, in each case directly or indirectly, any stock, shares, partnership interest, joint venture interest or other equity, membership, ownership, or voting interest in any other Person or business, in each case, other than the Company Subsidiaries. Except as otherwise set forth on Section 3.4(b) of the Company Disclosure Schedule, all of the issued and outstanding equity interests of each of the Company Subsidiaries have been duly and validly authorized and issued and are owned (either directly or indirectly) by the Company or one of the Company Subsidiaries, free and clear of any Liens (other than Permitted Liens and limitations imposed by their Organizational Documents or any applicable securities Laws). Except as otherwise set forth on Section 3.4(b) of the Company Disclosure Schedule, there are no outstanding (v) equity interests or voting securities of any Company Subsidiary, (w) securities convertible or exchangeable into equity interests of any Company Subsidiary, (x) options, warrants or rights (including purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts or rights of first refusal or first offer) or other Contracts that require any Company Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, subscribe for, purchase, repurchase or redeem any equity interests of such Company Subsidiary, (y) equity appreciation, phantom equity, profit participation or similar rights with respect to any Company Subsidiary, or (z) dissenters’ or appraisal rights arising out of Contract related to the CHP Common Units, Options or the Transactions. With respect to each Option outstanding as of the date of this Agreement, Section 3.4(b) of the Company Disclosure Schedule sets forth the holder of such Option, the exercise price of such Option as of the date of this Agreement, the number of CHP Common Units underlying such Option and the grant date of such Option.
(c) Each award agreement governing the grant of an Option was duly executed and delivered by each party thereto and is in full force and effect. Each grant of an Option was made in all material respects under and otherwise in accordance with the terms of the CHP Equity Incentive Plan pursuant to which such award was granted and all applicable Laws. The per share exercise price of each Option was equal to or greater than the fair market value of a CHP Common Unit on the applicable date of grant, as determined in accordance with Section 409A of the Code. As of the Closing, (i) no holder of a vested Option will have any rights with respect to such award other than the right to receive the consideration in respect thereof as contemplated by Section 1.6b), if any, and (ii) no holder of an unvested Option will have any rights with respect thereto. Except as set forth on Section 3.4(c) of the Company Disclosure Schedule, as of the date hereof, all Optionholders are current employees of the Group Companies.
(d) Except for this Agreement, the Company LLC Agreement, the CHP LLC Agreement, the Incentive Plan Documents, and the other Organizational Documents of each Group Company (each of which has been made available to Parent), no Group Company is party to any agreement restricting the transfer of, relating to the sale, voting of, requiring registration of, or granting any preemptive rights, anti-dilution rights, rights of first refusal or first offer, co-sale rights or “drag-along” or any similar rights with respect to any securities of any Group Company.
(e) Section 3.4(e) of the Company Disclosure Schedule lists all of the current officers and directors of each of the Group Companies. The Company has made available to Parent true and complete copies of its Organizational Documents and the Organizational Documents of each of the other Group Companies, in each case, as currently in effect.
(f) Section 3.4(f) of the Company Disclosure Schedule sets forth a list of (i) the jurisdictions in which each of the Group Companies is qualified to do business or act as a foreign corporation and (ii) the jurisdictions in which any of the Group Companies has registered a fictitious name or “doing business as” or similar registration and the related name.
3.5 Financial Statements and Related Matters.
(a) The Company has made available to Parent a true and complete copy of the following financial statements (collectively, the “Company Financial Statements”):
(i)
the audited consolidated balance sheets of Centauri Equity Holdings, LLC and its direct and indirect subsidiaries as of December 31, 2017 and Centauri Group Holdings, LLC and its direct and indirect Subsidiaries as of December 31, 2018 and December 31, 2019, and the related consolidated statements of operations, consolidated statements of changes in members’ equity and consolidated statements of cash flows for the fiscal years then ended; and

(ii)
an unaudited consolidated balance sheet of the Group Companies as of June 30, 2020, and the related unaudited statements of operations and cash flows of the Group Companies for the six (6)-month period then ended.

June 30, 2020 shall be referred to herein as the “Balance Sheet Date”, and the balance sheet of the Group Companies as of such date shall be referred to herein as the “Balance Sheet”.
(b) The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates and for the periods indicated therein except, in each case, as disclosed therein or as set forth on Section 3.5(b) of the Company Disclosure Schedule, and, in the case of the unaudited Company Financial Statements, (i) that such Company Financial Statements may be subject to normal year-end adjustments and (ii) for the absence of notes thereto throughout the periods covered thereby, none of which are individually or in the aggregate material.
(c) The Group Companies maintain a system of internal controls over financial reporting which is designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial information in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, (iii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Group Companies and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Group Companies. Except as set forth on Section 3.5(c) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, the Company’s independent accountants, have, since January 1, 2015, identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Group Companies; (B) any illegal act or fraud, whether or not material, that involves the management of the Group Companies; or (C) any claim or allegation regarding any of the foregoing. The Group Companies do not maintain off-the-book accounts or more than one set of books, records, or accounts.
(d) All of the accounts receivable owing to the Group Companies (i) constitute valid claims arising from bona fide transactions for goods sold or services performed in the Ordinary Course of Business, (ii) to the Knowledge of the Company, are not subject to setoffs or counterclaims in any material amount, and (iii) are subject to reserves calculated in accordance with GAAP. There has been no written notice of any claims, refusals to pay or other claimed rights of set off against any thereof other than in the Ordinary Course of Business. To the Knowledge of the Company, no account debtor is insolvent or bankrupt, and no account receivable is pledged to any third party. To the Knowledge of the Company, no account debtor intends not to (based on COVID-19 or otherwise) pay any material accounts receivable within ninety (90) days of invoice.
3.6 Undisclosed Liabilities; Indebtedness.
(a) Except as set forth on Section 3.6(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries have any Liabilities, other than (i) as disclosed in, set forth on, or reflected or reserved against in the Company Financial Statements, (ii) those incurred in the Ordinary Course of Business since the Balance Sheet Date (but excluding material Liabilities arising out of a breach of, or default under, any Contract, tort or infringement claim or lawsuit), (iii) those included in the calculation of the Closing Payments, (iv) those that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of this Agreement, or (v) those incurred in connection with the Transactions.
(b) No Group Company is party to any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the United States Securities and Exchange Commission).
(c) No Group Company has applied for or received any loan, exclusion, or forgiveness pursuant to any COVID-19 program, including any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan.
3.7 Absence of Certain Developments. Except as set forth on Section 3.7 of the Company Disclosure Schedule, (a) between December 31, 2019 and the date hereof, there has not occurred any Company Material Adverse Effect, and (b) since December 31, 2019, the business of the Group Companies has been conducted in all material respects in the Ordinary Course of Business (other than conducting a process for the sale of the Group Companies).
3.8 Legal Proceedings. Except as set forth on Section 3.8 of the Company Disclosure Schedule, there are no, and since January 1, 2015, there have not been any, pending or, to the Knowledge of the Company, threatened material Legal Proceedings against any Group Company. There are no, and since January 1, 2015, there have not been any, pending or outstanding material Order imposed upon any of the Group Companies. None of the Group Companies has any Legal Proceeding pending against any Governmental Authority or other Person.
3.9 Compliance with Laws; Permits.
(a) Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, each Group Company is, and since January 1, 2015 has been, in compliance with all Laws applicable to its respective businesses or operations, except for such instances of noncompliance that would not, and would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Group Companies, taken as a whole. Since January 1, 2015, no Group Company has received any written notice of, or been formally charged by a Governmental Authority with, or, to the Knowledge of the Company, been threatened to be formally charged by a Governmental Authority with, the violation of any Laws. None of the Group Companies has, except for non-public COVID-19 guidance provided in connection with each of the Group Companies’ work on Government Contracts or the submission of Government Bids, none of which has resulted in an unexcused delay in performance or caused an unexcused default by the Group Companies under such Government Contracts or Government Bids, received any written notice from any Governmental Authority requesting or requiring any of the Group Companies to take, or refrain from taking, any action pursuant to COVID-19 except for publicly announced notices and Orders of general applicability.
(b) Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a true and complete list of all material Permits held by the Group Companies for use in the operation of their respective businesses (which for the avoidance of doubt includes all material authorizations issued pursuant by any Governmental Authority pursuant to the Trade Controls Laws of the United States and all material Environmental Permits). Except as set forth on Section 3.9(b)(ii) of the Company Disclosure Schedule, the Group Companies have obtained all Permits that are required for the operation of their respective businesses as presently conducted, other than any such Permits that, if not held by the Group Companies, would not, and would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Group Companies. Each of the Group Companies validly holds and has complied with the terms and conditions of each such Permit in all material respects and all such Permits are in full force and effect. Since January 1, 2015, none of the Group Companies has received notice of any Legal Proceeding related to the revocation, withdrawal, modification or termination of any such Permit.
3.10 Taxes. Except as set forth on Section 3.10 of the Company Disclosure Schedule,
(a) The Group Companies have prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Taxing Authorities, all Tax Returns required to be filed by or on behalf of the Group Companies, taking into account any extensions of time to file, and such Tax Returns are true, correct and complete in all material respects.
(b) The Group Companies have timely paid, or caused to be timely paid, all Taxes (whether or not shown as due and payable on such Tax Returns) due and payable by the Group Companies.
(c) No written notice of deficiency or proposed adjustment with respect to Taxes of any Group Company has been received by any Group Company except with respect to matters that have been resolved.
(d) No extensions of the period for assessment of any Taxes are in effect with respect to any Group Company (other than by virtue of extensions of time to file Tax Returns obtained in the Ordinary Course of Business).
(e) No Group Company has received written notice indicating an intent to open an audit or other review of any Tax Return filed by or on behalf of a Group Company except with respect to any audit or review that has been resolved. No Legal Proceeding is pending or has been threatened in writing against any Group Company by any Taxing Authority in respect of any Tax (including any Tax reporting obligation).
(f) No claim has been made in writing by any Taxing Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation in such jurisdiction that has not been resolved.
(g) There are no Liens for Taxes upon any of the assets or properties of the Group Companies, except for Permitted Liens.
(h) No Group Company has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011‑4(b).
(i) The Balance Sheet fully accrues all Taxes of the Group Companies as of the Balance Sheet Date, in accordance with GAAP, and the unpaid Taxes of the Group Companies do not exceed that accrual as adjusted for the passage of time through the Closing Date in accordance with the Ordinary Course of Business of the Group Companies in filing their Tax Returns. Since the Balance Sheet Date, no Group Company has incurred any Liability for Taxes outside the Ordinary Course of Business.
(j) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a Pre-Closing Tax Period; (iv) any prepaid amount received in a Pre-Closing Tax Period; or (v) any intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).
(k) Each Group Company has the U.S. federal income tax classification set forth on Section 3.10(k) of the Company Disclosure Schedule.
(l) No power of attorney that is currently in effect has been granted with respect to any matter relating to Taxes that could affect any Group Company after the Closing Date.
(m) No Group Company: (i) has been a member of an affiliated consolidated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which is (or was) Centauri Platform Holdings, LLC, Centauri Holdings Parent, LLC or Centauri Equity Holdings, LLC (collectively, the “Consolidated Groups”)); or (ii) is or could be liable for the Taxes of any Person (other than members of the Consolidated Groups), under Treasury Regulation § 1.1502-6 or any corresponding or similar provision of state, local or foreign law, as applicable, as a transferee or successor, by contract (other than any contract the principal subject matter of which is not Taxes), or otherwise.
(n) No Group Company (i) is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than any such agreement the principal subject matter of which is not Taxes); or (ii) has any contractual obligation to pay the amount of any Tax benefits or Tax refunds realized or received by any Group Company to any Person(s).
(o) No Group Company has ever constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.
(p) No Group Company has a written request for a private letter ruling, a written request for technical advice, a written request for a change of any method of accounting or any other similar written request that is in progress or pending with any Taxing Authority with respect to Taxes. There are no closing agreements with respect to Taxes, Tax rulings or written requests for Tax rulings currently outstanding or in effect with respect to any Group Company.
(q) Each Group Company is in compliance in all material respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology.
(r) There is no material property or obligation of any Group Company, including uncashed checks to vendors, customers or employees or other service providers, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws, as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment or similar laws.
(s) No Group Company has deferred payment of employment Taxes pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, Public Law no. 116-136 (March 27, 2020).
(t) Each Group Company has complied in all respects with all applicable Laws relating to the payment, reporting, withholding and collection of Taxes and has within the time and manner prescribed by applicable Law in all respects: (i) withheld all Taxes required to be withheld including sums withheld for Taxes due in respect of all payments to employees, officers, directors, stockholders and any other Persons; (ii) collected all sales, use, value added, goods and services, and similar Taxes required to be collected; and (iii) timely remitted all Taxes withheld and collected (to the extent required to be remitted on or before the Closing Date) to the appropriate Taxing Authority.
3.11 Title to Properties.
(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list of all real property leased or subleased to or by any Group Company (the “Real Property”) pursuant to leases, subleases and occupancy agreements thereof (individually each Contract required to be so listed, a “Real Property Lease”). The Company has made available to Parent a true and complete copy of each Real Property Lease (including any amendments thereto). The Group Company that is a party to each Real Property Lease has a valid leasehold interest in the applicable Real Property, free and clear of all Liens, other than Permitted Liens.
(b) Except as disclosed on Section 3.11(b) of the Company Disclosure Schedule:
(i)
each Real Property Lease is a legal, valid and binding obligation of the Group Company party thereto, and to the Knowledge of the Company, of each other party thereto (except as enforceability may be limited by applicable Equitable Principles) and, assuming the due authorization and execution by any other party thereto, is in full force and effect;

(ii)
the Group Company party to each Real Property Lease has not subleased or otherwise granted to any person rights to use, enjoy or occupy any portion of the Real Property and to the Knowledge of the Company, the Real Property is not subject to any rights of first refusal, first offer, purchase options or rights of occupancy except as set forth in the applicable Real Property Lease;

(iii)
(A) no Group Company, nor to the Knowledge of the Company, any other party to any Real Property Lease is in material default under any Real Property Lease and (B) there is not any condition or event which, with notice or lapse of time or both, would constitute a material default under the provisions of such Real Property Lease by the Group Company party thereto or, to the Knowledge of the Company, any other party to such Real Property Lease;

(iv)	to the Knowledge of the Company, there is no pending or threatened condemnation or similar proceeding affecting the Real Property subject to any Real Property Lease; and
(v)
none of the Group Companies and, to the Knowledge of the Company, no other party to any Real Property Lease has (A) exercised any termination, cancellation or withdrawal rights with respect thereto, or (B) given or received written notice of any significant dispute with respect to any Real Property Lease.

(c) All buildings, structures, fixtures and other improvements located on the Real Property for which any Group Company is responsible (and, to the Knowledge of the Company, on the rest of the Real Property) (i) are in good operating condition and repair, are free of any material defect (including any latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements), (ii) are adequate for the uses for its intended purposes in the Ordinary Course of Business and other uses currently conducted at such location and (iii) to the Knowledge of the Company, do not encroach on any real property (that is not part of the Real Property which it is on) or any Permitted Lien and, to the Knowledge of the Company, there are no buildings or improvements that encroach onto the Real Property that materially impair the ability to use any such Real Property for its intended purposes in the Ordinary Course of Business and other uses as currently conducted at such location. The current use or occupancy of the Real Property by the Group Companies and the conduct of the respective businesses of the Group Companies as currently conducted do not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.
(d) Each portion of the Real Property has adequate rights of way and access to all water, sewer, sanitary and storm drain facilities, community services and all public utilities necessary for the construction, use, occupancy, operation and maintenance for its intended purposes in the Ordinary Course of Business and other uses as currently conducted at such portion of such property. No Group Company has received any written notice from any utility company or municipality of any material fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Real Property. The Real Property has access to public roads, streets or the like or, to the Knowledge of the Company, valid perpetual easements over private streets, roads or other private property for such ingress to and egress from such property.
(e) To the Knowledge of the Company, the Real Property is in compliance with all applicable building, zoning, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, “Real Property Laws”), except for such non-compliance as would not, or would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Group Companies, taken as a whole or for such non-compliance as would not be required to be remedied by any Group Company under any Real Property Law or under any Real Property Lease. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice of violation of any Real Property Law and to the Knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any action for such violation.
(f) None of the Group Companies owns any real property.
3.12 Environmental Matters.
(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, the Group Companies are, and since January 1, 2015 have been, in compliance with, and have no Liability under, all Environmental Laws applicable to them or their respective businesses or operations, except as would not, or would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Group Companies, taken as a whole.
(b) Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, (i) the Group Companies have timely applied for, obtained and maintain all Permits that are required under Environmental Laws for the operation of their respective businesses as presently conducted (collectively, the “Environmental Permits”), (ii) the Group Companies are not in default or violation in any material respect of any term, condition or provision of any Environmental Permit, and (iii) none of the Group Companies has received any written notice proposing to revoke, suspend or materially modify the terms of any Environmental Permits.
(c) Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, since January 1, 2015 (i) the Group Companies have not received any written notice of a Legal Proceeding or Order alleging that any of the Group Companies are in material violation of, or that would reasonably be expected to result in any material Liability under, any Environmental Law or with respect to Hazardous Materials, (ii) to the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to result in such notice, and (iii), to the Knowledge of the Company, no such notice is threatened.
(d) To the Knowledge of the Company, none of the following are present at any of the Leased Real Properties: (i) underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (ii) any dump or landfill or other unit for the treatment or disposal of Hazardous Materials; (iii) filled-in land or wetlands; (iv) poly-chlorinated biphenyls; (v) toxic mold; (vi) lead-based paint; or (vii) asbestos-containing materials.
(e) There has been no Release of Hazardous Materials at, under, from or migrating to any Leased Real Properties or any real property formerly owned, operated or leased by the Group Companies, except as would not, and would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Group Companies, taken as a whole.
(f) None of the Group Companies has arranged, by contract, agreement, or otherwise, for the transportation, disposal, or treatment of Hazardous Materials at any location, except as would not, and would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Group Companies, taken as a whole.
(g) The Group Companies have made available to Parent true and complete copies of all reports, assessments, audits and all material documents in the Group Companies’ possession or under their control, related to the Group Companies’ compliance with Environmental Laws or the environmental condition of any real property currently or formerly owned, operated or leased by any Group Company.
3.13 Material Contracts.
(a) Excluding Government Contracts, Real Property Leases, and Benefit Plans (other than agreements with employees identified in Section 3.13(a)(i) below), Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all of the following Contracts as of the date of this Agreement (other than (A) any such Contract solely between the Group Companies, (B) purchase or sale orders entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of any Group Company, or (C) confidentiality or non-disclosure Contracts or teaming agreements entered into in the Ordinary Course of Business) to which any Group Company is a party or by which it is bound (collectively, each Contract required to be so listed, the “Material Contracts”) (provided, that such schedule shall exclude the listing of any Not Disclosable Contract):
(i)
Contracts with each current officer or director, current employee (on a part-time or full-time basis) of a Group Company who receives annual compensation (excluding bonus and commissions) in excess of $200,000 per annum;

(ii)
Contracts entered into since January 1, 2017 relating to the acquisition or disposition by a Group Company of any operating business, or the equity interests of any other Person, or any assets outside of the Ordinary Course of Business, in each case excluding Contracts with only non-binding terms, or confidentiality or exclusivity restrictions;

(iii)	Contracts for or relating to the making of any material loans or advances to, or guarantees for the benefit of any another Person;
(iv)
Contracts that are expected to involve (A) payment to a Group Company or (B) payment by a Group Company, in either case of (A) or (B), of more than $2,000,000 in the aggregate for any individual Contract during the fiscal year ending December 31, 2020, in each case, that are not terminable by such Group Company without penalty on 90 days’ or less notice;

(v)
Contract under which any Group Company is a lessee or lessor of any tangible property (other than real property), except for any such Contract under which the aggregate annual rental payments do not exceed $200,000;

(vi)
Contracts containing covenants of a Group Company prohibiting or materially limiting the right of any of the Group Companies to compete in any line of business or prohibiting or materially restricting their ability to conduct business with any Person in any geographic area;

(vii)	Contracts for material joint venture agreements or similar material partnerships;
(viii)	Contracts relating to collective bargaining or any other Contract between a Group Company and any labor union or other employee representative;
(ix)
Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien (other than a Permitted Lien) on any of the assets of the Company or any Company Subsidiary, including indentures, guarantees, loan or credit agreements (except for (x) those being terminated or cancelled in connection with the Closing and (y) security agreements ancillary to any Lease of personal property with respect to the property so Leased).

(x)
Contracts containing exclusivity obligations, granting to any Person any rights of first refusal or rights of first offer to purchase any Group Company’s assets or equity interests, obligating a Group Company to purchase or sell a stated portion of its requirements or outputs, granting any customer of any Group Company “most favored nation” status in any respect, including with respect to price;

(xi)	Contracts involving any resolution or settlement of any material actual or threatened Legal Proceeding or other dispute involving amounts over $250,000 within the last three (3) years;
(xii)
Contracts that are indemnity agreements (excluding, for the avoidance of doubt, any Contracts with indemnity obligations entered into in the Ordinary Course of Business), pursuant to which either (A) any of the Group Companies is obligated to indemnify or hold harmless any Person (other than any other Group Company), or (B) any Person (other than any of the Group Companies) is obligated to indemnify or hold harmless any Group Companies; and

(xiii)	any outstanding binding commitment to enter into any agreement of the type described in subsections (i) through (xiii) of this Section 3.13(a).
(b) Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, and binding obligation of the Group Company party thereto and, to the Knowledge of the Company, the other party or parties thereto, except as enforceability may be limited by applicable Equitable Principles. No Group Company or, to the Knowledge of the Company, any other party thereto, is in default or breach in any material respect under the terms of any such Material Contract and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute or reasonably be expected to constitute, individually or in the aggregate, a material breach or default under any Material Contract. No Group Company that is party to, and to the Knowledge of the Company, no other party to any of the Material Contracts has exercised any termination, cancellation or withdrawal rights with respect thereto, and no Group Company, and to the Knowledge of the Company, no other party thereto, has given notice to any Group Company of any significant dispute with respect to any Material Contract. True and complete copies of each Material Contract (including any amendments thereto) have been made available to Parent.
3.14 Government Contracts.
(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each Government Contract for which the period of performance has not expired or terminated as of the date of this Agreement, in each case having (x) annual revenue as of June 30, 2020 in excess of $4,000,000 or (y) having total aggregate revenue in excess of $15,000,000, and the name of the customer (each Contract required to be so listed and any such Government Contract meeting (x) or (y) criteria for which final payment has not been received or which remain open to audit, a “Material Government Contract”) and Government Bids that remain active as of the date hereof and, if awarded, would result in a Material Government Contract (each such Government Bid required to be so listed, a “Material Government Bid”) (provided, that while such schedule shall exclude the listing of any Not Disclosable Contract, the terms “Material Government Contract” and “Material Government Bid” shall include, as applicable, any such Not Disclosable Contract that would otherwise be a Material Government Contract or Material Government Bid). The Group Companies have made available to Parent true and complete copies of all such Material Government Contracts for which the period of performance has not expired or terminated as of the date of this Agreement.
(b) Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, since January 1, 2015, with respect to each Material Government Contract or Material Government Bid, (i) the Group Companies are and have been in compliance with all material terms and conditions thereof; (ii) no written notice has been received by any Group Company asserting that any Group Company or any director, officer or employee of any Group Company, is in material breach or violation of any Law or contractual requirement and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute or would reasonably be expected to constitute a material breach or default under any Material Government Contract; (iii) no written notice of termination, cure notice or show-cause notice has been received by any Group Company; and (iv) the Group Companies have not received notice of any disallowance of costs under any Material Government Contract and/or assessment of any penalty (whether actual or threatened), nor received in writing any material negative findings in any audit or investigation performed by any Governmental Authority which, in each case in this clause (iv), remains unresolved or in dispute.
(c) Except as set forth on Section 3.14(c) of the Company Disclosure Schedule, since January 1, 2015, no Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing any claim or initiated any dispute proceeding against any Group Company relating to Material Government Contracts or Material Government Bids, nor is any Group Company asserting in writing any claim or initiating any dispute proceeding directly or indirectly against any such party concerning any Material Government Contract or Material Government Bid.
(d) Since January 1, 2015, (i) none of the Group Companies or their shareholders, members, officers, directors, or any Principals (as defined in Federal Acquisition Regulation (“FAR”) 52.209-5) or (ii) to the Knowledge of the Company, any of their respective employees, have been debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Authority (other than on the merits of a given proposal), no suspension, debarment, or exclusion action has been commenced or, to the Knowledge of the Company, threatened against any of the Group Companies, or any of their respective shareholders, members, officers, directors, Principals, or employees, and there exist no circumstances that require any Group Company to answer any of the questions in FAR 52.209-5 in the affirmative.
(e) Section 3.14(e)(i) of the Company Disclosure Schedule sets forth a true and complete list of all facility security clearances of the Group Companies. The Group Companies and their respective officers, managers, directors and employees hold all the security clearances necessary and sufficient for the operation of the business of the Group Companies as currently conducted. Each Group Company and each current employee of such Group Company who holds such security clearances are, and have been, since January 1, 2015, in material compliance with all applicable security obligations, including those specified in the NISPOM, DOD 5220.22-M. To the Knowledge of the Company, no facts exist which are reasonably expected to give rise to the revocation, invalidation or suspension of any facility security clearance held by any Group Company. Since January 1, 2015, no Group Company has received a rating less than “Satisfactory” from any DCSA or other CSA inspection or audit and, except as set forth in Section 3.14(e)(ii), there has been no unauthorized disclosure of classified information by employees of the Group Companies. The Company further represents that all identified vulnerabilities have since January 1, 2015 been mitigated to the satisfaction of the DCSA and CSA.
(f) Except as set forth on Section 3.14(f) of the Company Disclosure Schedule, since January 1, 2015, (i) each of the Group Companies has complied in all material respects with all applicable Cost Accounting Standards and Cost Principles and (ii) the cost accounting systems and business systems (as defined in Defense Federal Acquisition Regulation Supplement (“DFARS”) 242.7001 & 252.242-7005) used by the Group Companies and the associated entries reflected in the financial and business records of the Group Companies with respect to Government Contracts and Government Bids are (and have been) in compliance in all material respects with applicable Law.
(g) To the extent that any material inventions that constitute Company Intellectual Property were conceived or first actually reduced to practice in performance of a Government Contract, the Group Companies have timely and properly disclosed and elected ownership of each such invention in compliance with the terms of the applicable Government Contract and all applicable government regulations relating to government funded inventions, including 35 U.S.C. § 201-212 and 48 C.F.R. § 52.227.  The Group Companies have complied with all data/software rights marking requirements under FAR Parts 27 and 52 and/or DFARS Parts 227 and 252.
(h) Except as set forth on Section 3.14(h) of the Company Disclosure Schedule, none of the Group Companies are a party to any active Government Contract that was set-aside under any government socio-economic program (e.g., the U.S. Small Business Administration’s small business set-aside program) and no Government Bid of a Group Company is pending for any Government Contract set-aside under any government socio-economic program. All of the Group Companies’ representations regarding their size status for each of the Government Contracts awarded since January 1, 2015 and all Government Bids submitted during the same period were accurate and made in accordance with applicable Law.
(i) Except as set forth on Section 3.14(i) of the Company Disclosure Schedule, since January 1, 2015, (i) no Group Company has made any mandatory disclosure or voluntary disclosure of any impropriety to any Governmental Authority pursuant to FAR Subpart 3.10 that remains unresolved; and (ii) the Group Companies have complied in all material respects with the requirements set forth in FAR Subpart 3.10 and FAR 52.203-13, as applicable.
(j) The Company is in compliance with each Organizational Conflict of Interest mitigation plan, currently in effect, submitted by a Group Company in connection with any Material Government Contract.
(k) Except as set forth on Section 3.14(k) of the Company Disclosure Schedule, to the Knowledge of the Company, since January 1, 2015, none of the Group Companies has been the subject or target of, or received any written or, to the Company’s Knowledge, oral notice of any pending or threatened (i) subpoena, investigation, prosecution or administrative proceeding (other than a bid protest) related to any Government Contract or Government Bid or (ii) audit by a Governmental Authority (outside of the Ordinary Course of Business). The Company has made available to Parent true and complete copies of all final audit reports in the Group Companies’ possession issued by Governmental Authorities since January 1, 2018, except for those reports relating to Not Disclosable Contracts.
(l) Except as set forth on Section 3.14(1) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) the Group Companies have since January 1, 2018 complied with and are in compliance in all material respects with all applicable requirements regarding the safeguarding of information related to their Government Contracts, including FAR clause 52.204-21, DFARS clause 252.204-7008 and DFARS clause 252.204-7012; and (ii) since January 1, 2018 the Group Companies have not experienced any cyber incident that would require reporting to the U.S. Department of Defense under DFARS clause 252.204-7012.
(m) In the past six (6) years, none of the Group Companies has received any written notice from a Governmental Authority regarding any alleged violation or potential violation by a Group Company or one of its subcontractors of the Civil False Claims Act, Procurement Integrity Act, Anti-Kickback Act, Truth in Negotiations Act, Service Contract Act, Buy American Act, or Trade Agreements Act that remains unresolved.
3.15 Personal Property.
(a) Except as set forth on Section 3.15(a) of the Company Disclosure Schedule, each of the Group Companies has good and valid title to (or a valid leasehold interest in) the tangible personal property currently used or held for use in the conduct of the business of such Group Company (other than items of tangible personal property that individually and in the aggregate are immaterial to the operation of such business), and such title or leasehold interests are free and clear of all Liens (other than Permitted Liens). All items of tangible personal property that are material to the operation of the business of the Group Companies are in good operating condition and repair (ordinary wear and tear excepted) and adequate for their intended uses in the operation of such business.
(b) The tangible personal property assets, properties and rights owned, licensed or leased by each Group Company constitutes all of the tangible personal property assets, properties and rights that are currently used in connection with the conduct of each Group Company’s respective business as it is presently conducted.
(c) Section 3.15(c) of the Company Disclosure Schedule sets forth a true and complete list of all aircraft which are owned or leased by any of the Group Companies (each, an “Aircraft”), and includes, for each such Aircraft, its make, model, model year, serial number, registration number and country of registration, and whether such Aircraft is owned or leased. Each Aircraft owned by a Group Company or, to the Knowledge of the Group Companies, used in the business of the Group Companies is in airworthy condition and is being maintained in all material respects according to applicable Governmental Authority standards and Governmental Authority-approved maintenance programs.  The Group Companies have implemented maintenance schedules with respect to each such Aircraft owned by a Group Company and its engine that, if complied with, would result in the satisfaction of all requirements in all material respects under applicable Laws and airworthiness directives. The Group Companies are in compliance and current with such maintenance schedules and programs. Each Aircraft has a validly-issued and current certificate of airworthiness in the appropriate category from the applicable Governmental Authority, and all requirements for the effectiveness of such certificates of airworthiness with respect to each Aircraft owned, or to the Knowledge of the Company, used by any Group Company have been satisfied.  Each Aircraft owned by the Group Companies is properly and currently registered on all aircraft registries as required by Law.
3.16 Intellectual Property.
(a) Section 3.16(a)(i) of the Company Disclosure Schedule sets forth a true and complete list of all registered and applied for Patents, Trademarks, Copyrights, and Domain Names owned or purported to be owned, solely or jointly, by any Group Company (collectively, the items required to be so listed, the “Registered Intellectual Property”), and Section 3.16(a)(ii) of the Company Disclosure Schedule sets forth a true and compete list of all material unregistered Intellectual Property Rights owned or purported to be owned, solely or jointly, by any Group Company, in each case setting forth as to each such item, if applicable: (A) the record and, if different, legal and beneficial owner of such item (and if any other Person has or claims an ownership interest in such item, the nature of such ownership interest or claim), (B) the applicable application, registration or serial number, and the date and status of such registration or filing, (C) the date of application, registration or issuance of such item, and (D) the jurisdiction in which such item is registered, issued or pending. Except as set forth on Section 3.16(a)(i) of the Company Disclosure Schedule, the Group Companies, collectively, have the exclusive right to file, prosecute and maintain all applications and registrations with respect to each item of Registered Intellectual Property.
(b) Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, the Group Companies, collectively, are the sole and exclusive legal and beneficial owner of all right, title and interest to and in the Company Intellectual Property (other than Intellectual Property Rights validly licensed to a Group Company pursuant to an IP License listed on Section 3.16(d) of the Company Disclosure Schedule or a Contract that is expressly exempted from the disclosure requirements set forth in Section 3.16(d) below), free and clear of all Liens. Without limiting the generality of the foregoing:
(i)
except as set forth on Section 3.16(b)(i) of the Company Disclosure Schedule, all documents and instruments necessary to establish, perfect and maintain the rights of any Group Company with respect to any Company Intellectual Property owned in whole or in part by a Group Company have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority (or validly registered with the appropriate registrar in the case of Domain Names and the like);

(ii)
except as set forth on Section 3.16(b)(ii) of the Company Disclosure Schedule, each Person who is involved in the creation or development of any Intellectual Property Rights for or otherwise for the benefit of any Group Company (“IP Contributor”) has executed and delivered to the applicable Group Company a valid and enforceable proprietary information, confidentiality and assignment agreement effectively assigning to such Group Company all Intellectual Property Rights that were or are created or developed by such IP Contributor in the course of activities conducted with or for the benefit of any Group Company (a “Standard Form IP Contract”). Any Intellectual Property Rights developed by any former IP Contributors prior to the date of acquisition of each Group Company have either vested in the applicable Group Company pursuant to an executed assignment agreement or as a “work made for hire” under Section 101 of the United States Copyright Act or otherwise by operation of law. The Company has made available a true and complete copy of each Standard Form IP Contract. Except for Contractor Pre-Existing Intellectual Property Rights licensed by contractors to Group Companies under such Group Companies’ written agreement with such contractors, no Intellectual Property Rights of any IP Contributor are used in or required for the conduct of the business of the Group Companies as now conducted. Each current and former employee, consultant and contractor of each Group Company who has or had access to any confidential or proprietary information of any Group Company (or of third parties that has been disclosed to any Group Company under an obligation of confidentiality) has executed and delivered a valid and enforceable agreement under which the employee, consultant or contractor agrees not to use or disclose any confidential or proprietary information of any Group Company (or of third parties that has been disclosed to any Group Company under an obligation of confidentiality) except as explicitly authorized by the Group Company. No IP Contributor or other current or former employee, consultant and contractor of any Group Company has breached or violated any of the agreements referenced in this Section 3.16(b)(ii);

(iii)
except (x) with respect to Company Intellectual Property that has been developed by a Group Company for a Governmental Authority pursuant to a Government Contract or (y) as set forth on Section 3.16(b)(iii) of the Company Disclosure Schedule, (A) no funding, facilities or resources of any Governmental Authority or any university, college or other educational institution or government research center were used in the development of any Company Intellectual Property; and (B) no Governmental Authority, university, college or other educational institution or research center has any ownership in or rights to any Company Intellectual Property or Company Data;

(iv)
no current or former stockholder, officer, director, manager or employee of any Group Company has any claim, right (whether or not currently exercisable) or interest in or to any Company-Owned Intellectual Property;

(v)
to the Knowledge of the Company, no officer or employee of any Group Company is (A) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to the officer’s or employee’s activities as an officer or employee of an Group Company or (B) subject to any Contract with any other Person which requires such officer or employee to assign any interest in inventions or other Intellectual Property Rights or keep confidential any Trade Secrets, proprietary data, customer lists or other business or technical information except for any Contracts such officers or employees may be party to with their former employers that relate to confidential information disclosed or Intellectual Property Rights developed prior to the commencement of such officers’ or employees’ employment at a Group Company;

(vi)
each Group Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets and other proprietary or confidential information pertaining to the Group Companies, the Company Intellectual Property, or the business of any of the Group Companies (including any confidential information owned by any Person to whom the Company has a confidentiality obligation) and no such Trade Secret or proprietary or confidential information has been disclosed to any third party except pursuant to a valid and binding confidentiality agreement;

(vii)
except as set forth on Section 3.16(b)(vii) of the Company Disclosure Schedule, no Group Company has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Intellectual Property Right to any other Person;

(viii)
except with respect to Company Intellectual Property that has been developed by a Group Company and licensed by such Group Company to a Governmental Authority on a non-exclusive basis pursuant to a Government Contract, no Company Intellectual Property owned by a Group Company is subject to any outstanding Order restricting the use or ownership thereof, and no Group Company has received any written notice from any Governmental Authority restricting or challenging, or purporting to restrict or challenge, the use or ownership thereof.  Except with respect to Company Intellectual Property that has been developed by a Group Company and licensed by such Group Company to a Governmental Authority on a non-exclusive basis pursuant to a Government Contract, there are no facts, circumstances or information that would, or would reasonably be expected to, individually or in the aggregate, adversely affect the ability of the Group Companies to use or practice the Company Intellectual Property following the Closing in substantially the same manner as currently used and practiced;

(ix)
except as set forth on Section 3.16(b)(ix) of the Company Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property Rights that are necessary to and sufficient for the conduct of the business of the Group Companies as now conducted and as proposed to be conducted following the Closing; and

(x)
no Group Company is, or ever was, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Group Company to grant or offer to any other Person any license or right to any Company Intellectual Property.

(c) All Company-Owned Intellectual Property is valid, subsisting and enforceable. Without limiting the generality of the foregoing:
(i)
no Company-Owned Intellectual Property conflicts or interferes with any Intellectual Property Right owned, used or for which registration has been applied for by any other Person, and each Group Company has taken reasonable steps to police the use of the Company-Owned Intellectual Property and to protect the Company-Owned Intellectual Property against third party infringement, violation, misappropriation or dilution, as applicable;

(ii)
each item of Registered Intellectual Property is and has been duly and validly registered in, filed in or issued by the applicable Governmental Authority in the applicable jurisdiction(s) set forth on Section 3.16(a)(i) of the Company Disclosure Schedule, and each such registration, filing and/or issuance has been made and maintained in compliance with all Laws by all requisite filings, payments and other actions required to be made or taken to protect and maintain such item of Registered Intellectual Property in full force and effect, all of which have been made and taken by the applicable deadline;

(iii)
except as set forth on Section 3.16(c)(iii) of the Company Disclosure Schedule, no interference, opposition, cancellation, reissue, reexamination, or other Legal Proceeding contesting or challenging the ownership, scope, validity or enforceability of any Registered Intellectual Property is or has been pending or threatened, and to the Knowledge of the Company, there is no reasonable basis for any such claim;

(iv)
no act has been done or omitted to be done by any Group Company, which has had, or would reasonably be expected to have, individually or in the aggregate, the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Company-Owned Intellectual Property or give any Person any rights with respect thereto; and

(v)
the Group Companies have diligently filed and are diligently preparing to file Patent applications for all appropriate inventions in a manner and within a sufficient time period to avoid statutory disqualification of any potential Patent application and in compliance with all government regulations relating to government funded inventions, including 35 U.S.C. § 201-212 and 48 C.F.R. § 52.227. All prior art material to the patentability of the claims in any issued or applied for Patents of the Group Companies is cited in the respective issued Patents, applications or associated file histories thereof, and there is no other material prior art with respect thereto. The Group Companies have complied with the duty of disclosure, candor and good faith in connection with each Patent and Patent application filed by the Group Companies.

(d) Section 3.16(d) of the Company Disclosure Schedule contains a true and complete list of (i) all Contracts containing licenses, covenants not to assert or enforce, or any other right to use or exploit any Company Intellectual Property that are granted by any Group Company to any third party, excluding non-exclusive licenses granted to customers in the Ordinary Course of Business, non-exclusive licenses granted to customers in respect of work product generated under Government Contracts and non-exclusive licenses granted to third parties in a prime contractor/subcontractor relationship with a Group Company solely for purposes of performing under the applicable Government Contract, and (ii) all Contracts containing licenses, covenants not to assert or enforce, or any other right to use or exploit any Intellectual Property Rights owned by a third party and granted by any Person to any Group Company, excluding (A) Contracts under which (x) any Group Company licenses generally and commercially available Software in object code form (e.g., “off-the-shelf” or “shrink wrap” licenses), and (y) the expenses of any Group Company do not exceed $100,000 in the aggregate during the twelve (12) month period preceding the Closing Date, or (B) non-exclusive licenses granted to a Group Company in respect of work performed under Government Contracts and (C) non-exclusive licenses granted to a Group Company by third parties in a prime contractor/subcontractor relationship with such Group Company solely for purposes of performing under the applicable Government Contract (each item required to be so listed pursuant to clauses (i) and (ii), collectively, the “IP Licenses”). The Group Companies have made available to Parent true and complete copies of all IP Licenses. The Group Companies have and, to the Knowledge of the Company, each counterparty thereto has, performed all obligations required to be performed as of the Closing Date under the IP Licenses. Neither any Group Company nor, to the Knowledge of the Company, any counterparty to any IP License is in default of any IP License. There is no outstanding or threatened dispute or disagreement with respect to any IP License, and the Transactions will not afford any counterparty to any IP License the right to terminate such IP License. No IP License pursuant to which any Group Company grants a license under any Company Intellectual Property to any Person includes the grant of any license authorizing the practice of such Intellectual Property Rights in a manner that is broader in scope, longer in duration or otherwise inconsistent in any manner with the manner in which the applicable Company Intellectual Property is licensed (if applicable) by the applicable Group Company from a third party under an IP License, except to the extent such Person has its own license or other permission that permits the practice of such Intellectual Property Rights in such inconsistent manner.
(e) To the Knowledge of the Company, no Person has infringed upon, misappropriated, made unlawful use of or violated, and no Person is currently infringing upon, misappropriating, making unlawful use of or violating, any Company Intellectual Property that is owned by or exclusively licensed to any Group Company. Section 3.16(e) of the Company Disclosure Schedule contains a true and complete list of (and the Company has made available to Parent a true and complete copy of) each letter or other written or electronic communication or correspondence that has been sent by any Group Company or any representative of any Group Company regarding any actual, alleged or suspected infringement, misuse, misappropriation or other violation of any Company Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
(f) Except as set forth on Section 3.16(f)(i) of the Company Disclosure Schedule or to the extent instructed in writing by a customer of a Group Company pursuant to a Government Contract under which the applicable Governmental Authority is obligated to indemnify such Group Company therefor, no Group Company has ever violated, infringed, misappropriated or otherwise made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property Rights of any other Person, and neither the operation of the business of the Group Companies (including the marketing, sale and distribution of the Group Company Products), nor the use of the Company Intellectual Property, is violating, infringing, misappropriating, diluting or otherwise making unlawful use of any Intellectual Property Rights of any other Person.  Except as set forth on Section 3.16(f)(ii) of the Company Disclosure Schedule, no Group Company has within the last three (3) years (i) received any written notice from any Person claiming any violation, infringement, misappropriation or other unlawful use by any Group Company or any customer of a Group Company Product of another Person’s Intellectual Property Rights (including any “unsolicited offers” to license Intellectual Property Rights from another Person); or (ii) received any written notice or other claim from any Person, and, to the Knowledge of the Company, no Legal Proceeding is pending, alleging that any Group Company (including any employee, contractor, or consultant of any Group Company in their capacity as such) has engaged in any activity or conduct that constitutes the unauthorized use of, or that has violated, infringed or misappropriated, the Intellectual Property Rights of any Person, and, to the Company’s Knowledge, there is no basis for any such Legal Proceeding.
(g) Except to the extent (i) instructed in writing by a customer or otherwise pursuant to the requirements of the applicable Government Contract under which Company Software was developed by a Group Company for such customer and (ii) consistent with the intended use of such Company Software by such customer, or as set forth on Section 3.16(g) of the Company Disclosure Schedule, none of the Company Software (including web sites, smartphone or tablet applications, HTML code and firmware and other Software embedded in hardware devices) owned or developed (or currently being developed), by or for any Group Company contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (B) damaging or destroying any data or file without the user’s consent; or (C) transmitting data, in each case, either automatically, with the passage of time or upon command by any Person other than the proper user.
(h) Except to the extent (i) instructed in writing by a customer or otherwise pursuant to the requirements of the applicable Government Contract under which Company Software was developed by a Group Company for such customer (ii) consistent with the intended use of such Company Software by such customer, or as set forth on Section 3.16(h) of the Company Disclosure Schedule, none of the Company Software: (A) contains any material bug, defect, virus, malware or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (B) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software.
(i) The source code for all Company Software is sufficient for a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. Except to the extent required pursuant to a Government Contract with a customer under which a Group Company develops Company Software exclusively for Governmental Authorities pursuant to Government Contracts, (i) no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to a binding, written agreement imposing on such employee or contractor reasonable confidentiality obligations in favor of the applicable Group Company with respect to such source code, (ii) no Group Company has any duty or obligation (whether present, contingent or otherwise ) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person other than an employee of an Group Company, in connection with such Group Company employee’s employment or other service relationship with the applicable Group Company and subject to a binding, written agreement imposing on such employee reasonable and adequate confidentiality obligations in favor of the applicable Group Company with respect to such source code.
(j) Except pursuant to the requirements of a Government Contract or as instructed in writing by a customer of a Government Contract with respect to Software developed exclusively for Governmental Authorities, or as set forth on Section 3.16(j) of the Company Disclosure Schedule, no Group Company has: (i) incorporated Open Source Code into, or combined Open Source Code with, any Group Company Product; (ii) distributed Open Source Code in conjunction with or for use with any Group Company Product or Company Software; or (iii) used any Open Source Code in connection with any Group Company Product or Company Software.  The Group Companies’ use, marketing, distribution, licensing, making available and sale of Group Company Products and Company Software is in material compliance with all Open Source Licenses applicable thereto.  For clarity, material compliance shall include, without limitation, full compliance with (A) all copyright notice, license notice and attribution requirements, and (B) all other requirements that must be complied with in order to avoid the imposition of any of the circumstances described in clauses (i) and (ii) of the definition of “Copyleft License.”
(k) Neither the execution, delivery and performance by any Group Company of this Agreement and each of the other agreements, instruments and documents to which the Group Companies are or will be a party in connection with the Merger, nor the consummation of the Merger, will, with or without notice or lapse of time, result in or give any third party the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of or default under any IP License; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any IP License; (iv) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other third party; (v) any right of termination or cancellation under any IP License; or (vi) the grant, assignment or transfer to any third party of any license or other right or interest in, under, or with respect to, any of the Company Intellectual Property.
3.17 Employee Benefit Plans.
(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Benefit Plan.
(b) With respect to each Benefit Plan, the Company has provided or made available to Parent true and complete copies of the following to the extent applicable: (i) the plan document (or, in the case of an unwritten Benefit Plan, a written description thereof) and all amendments thereto; (ii) the most recent summary plan description (and any summaries of material modifications with respect thereto); (iii) the most recent annual reports on Form 5500 (with schedules and attachments); (iv) the most recent IRS opinion or determination letter; (v) the most recent actuarial report and financial statements; (vi) all current related trust and funding agreements; (vii) the most recent discrimination and compliance testing results; and (viii) all material notices to or from the IRS, the Department of Labor or any other applicable Governmental Authority since January 1, 2015.
(c) None of the Group Companies nor any of their ERISA Affiliates maintain, sponsor or contribute to, or have an obligation to maintain, sponsor or contribute to, or have, in the last six (6) years prior to the Closing Date maintained, sponsored or contributed to, or had an obligation to contribute to, or otherwise have any Liability in respect of any (i) “employee pension benefit plan” that is subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(d) Each Benefit Plan has been established, administered, funded and operated in compliance in all material respects with ERISA, the Code and all Laws applicable to such Benefit Plans, and each Benefit Plan has been administered in all material respects in accordance with its terms.
(e) No claim, Legal Proceeding, investigation, audit or other action (other than routine claims for benefits in the Ordinary Course of Business) is pending, or to the Knowledge of the Company, threatened, or to the Knowledge of the Company, would reasonably be expected to be commenced, against any Benefit Plan.
(f) None of the Benefit Plans provide or have promised to provide retiree health or welfare insurance benefits to any current or former employee or service provider of any Group Company, except as may be required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar Law requiring group health plan continuation coverage.
(g) Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with one or more events or circumstances) would (i) result in any payment, forgiveness of indebtedness, vesting, distribution, or increase in compensation or benefits under or with respect to any Benefit Plan; (ii) require any contributions or payments to fund any obligations under any Benefit Plan; or (iii) otherwise trigger any acceleration of the time of funding, vesting or payment of benefits under or with respect to any Benefit Plan. No Group Company is a party to, or otherwise obligated under, any Contract, plan or arrangement that provides for a “gross-up,” make-whole or similar payment in respect of any tax that may become payable under Section 409A or Section 4999 of the Code.
(h) Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements in all material respects and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the IRS within the applicable remedial amendment periods. No such determination letter or advisory letter has been revoked, no Governmental Authority has threatened to revoke any such determination letter or advisory letter, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Benefit Plan that could reasonably be expected to give rise to any such revocation.
(i) No Group Company has engaged in and, to the Knowledge of the Company no other “party in interest” as defined in Section 3(14) of ERISA has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Benefit Plan that is not otherwise exempt, or otherwise reported and corrected.
(j) All contributions and payments required to be made under each Benefit Plan have been made when due in accordance with the terms of the Benefit Plan and applicable Law and all contributions for any period ending on or before the Closing Date that are not yet due have been (or will be prior to the Closing) accrued in accordance with prior accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date.
3.18 Labor.
(a) No Group Company is a party to any labor or collective bargaining agreement in respect of any employee or group of employees of the Group Companies. Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, (i) there are no, and since January 1, 2017, there have been no, material strikes, work stoppages, work slowdowns, lockouts, picketing or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Group Company, and (ii) there are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of any of the Group Companies against any of the Group Companies before a Governmental Authority.
(b) The Company has provided or made available to Parent a true and complete list of all employees of the Company as of the Balance Sheet Date, including each employee’s name, title, date of hire, location, current base salary (or wages), target bonus, other cash incentive compensation, status as full-time or part-time, and status as active or inactive.  Section 3.18(b) of the Company Disclosure Schedule sets forth for each employee of the Company as of the Balance Sheet Date who is on leave, the date of commencement of their leave and their expected return date.
(c) Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, each of the Group Companies is in compliance in all material respects with all applicable Laws pertaining to employment, employment practices and the employment of labor, including all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation or information, classification of service providers as employees or independent contractors, wages, hours, overtime, immigration, unemployment insurance, affirmative action, occupational safety and health, workers’ compensation and the payment and withholding of social security and other Taxes (including applicable state and local laws concerning COVID-19-related health and safety issues and paid sick or family leave or other benefits), and there are no claims, Legal Proceedings, investigations, audits or other actions pending or, to the Knowledge of the Company, threatened against any Group Company, or any employees or former employees of any Group Company, relating to any of the foregoing.
(d) To the extent the Company is aware of any employees of the Group Companies that have tested positive for COVID-19, the Group Companies have taken all responsive action required under applicable Law with respect to such employees. The Group Companies have also used commercially reasonable efforts to document any such diagnoses to the extent required by the Occupational Safety and Health Administration.
(e) Each of the Group Companies’ employees have all work permits, immigration permits, visas or other authorizations, each as required by applicable Law for such employee given the duties, location and nature of such employee’s employment or engagements.
(f) No Group Company has effectuated: (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Group Company; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of any Group Company.
(g) To the Knowledge of the Company, no regular or leased employee, consultant, or independent contractor of any Group Company is in violation of any material term of any employment Contract, confidentiality, non-competition, non-solicitation, or other proprietary rights Contract or any other Contract relating to the right of such Person to be employed by, or provide services to any Group Company.
(h) Except as set forth on Section 3.18(h) of the Company Disclosure Schedule, since January 1, 2017 (i) no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) has been made against any Person who is or was an officer, director, manager or supervisory-level employee in such Person’s capacity as such; and (ii) no Group Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against any Group Company or any Person who is or was an officer, director, manager or supervisory-level employee of any Group Company.
3.19 Transactions With Related Parties. Except as set forth on Section 3.19 of the Company Disclosure Schedule, no present officer, director, member or equityholder of any of the Group Companies, nor any Affiliate of any Group Company (each a “Related Party”), (i) is currently a party to any transaction or Contract with a Group Company, including any intercompany accounts between a Related Party and a Group Company or (ii) has received any loan, advance or investment from any Group Company that has not been repaid in full prior to the date hereof, other than in each case, employment or consulting agreements entered into with individuals in the Ordinary Course of Business. Except as set forth on Section 3.19 of the Company Disclosure Schedule, to the Knowledge of the Company, no Related Party has any claim or cause of action whatsoever against any Group Company, except for claims in the Ordinary Course of Business, such as for accrued vacation pay, accrued benefits under any Benefit Plan and similar matters and agreements.
3.20 Insurance. Section 3.20 of the Company Disclosure Schedule contains a true and complete list of all material insurance policies, including fire, liability, workers’ compensation, property, and casualty insurance policies, owned or held by or on behalf of the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”). For the purposes of Section 3.20 “Insurance Policies” shall exclude Benefit Plans. All Insurance Policies are in full force and effect and the Group Companies have complied in all material respects with the terms and provisions of such policies (including timely paying all premiums and fees due with respect to such Insurance Policy). All premiums due and payable on the Insurance Policies have been paid in full. Neither the Company nor any of the Company Subsidiaries have received a written notice of cancellation or non-renewal of any Insurance Policy. Each Group Company has, with respect to any known claim that relates to any material damage, impairment or loss that is potentially covered under the Insurance Policies, duly provided all required notices under the Insurance Policies and has duly made all material available claims under such Insurance Policies covering or related to any such claim in accordance with the terms and conditions of the Insurance Policies. With respect to each Insurance Policy there are no claims pending as to which coverage has been questioned, denied or disputed by the underwriter(s) of such Insurance Policy. The Company has made available to Parent true and complete copies of all Insurance Policies.
3.21 Financial Advisors. Except as set forth on Section 3.21 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for or on behalf of the Equityholders or the Group Companies and no Person other than those Persons set forth on Section 3.21 of the Company Disclosure Schedule is entitled to any fee or commission or like payment based on the arrangements made by the Equityholders, the Company or any of the Company Subsidiaries in connection with the Transactions.
3.22 Privacy and Data Security.
(a) Each Group Company, including such Group Company’s Processing of Personal Information, including in connection with the Transactions, complies, and since January 1, 2015, has complied, in all material respects with (i) Applicable Privacy and Security Laws; and (ii) privacy and information security obligations to which it is subject under Contract or privacy policies, applicable terms of use, or any other disclosures or statements posted to websites, applications, facilities, or other media maintained or published by the Company (collectively, “Privacy Policies”). Upon Closing, each Group Company will own and/or continue to have the right to disclose and use all Personal Information that it (A) owned immediately prior to Closing and/or (B) used prior to Closing and had access to as of Closing, in each case on substantially identical terms and conditions as such Group Company enjoyed prior to Closing.
(b) No Group Company has received any written notice or any other communication from any Governmental Authority or other party (i) alleging any non-compliance with Applicable Privacy and Security Laws or (ii) notifying such Group Company that a Group Company is under investigation for a violation of any of the Applicable Privacy and Security Laws or otherwise relating to any Group Company’s use of Personal Information. There are no circumstances as of the date hereof that may reasonably give rise to any such notices or communications.
(c) All material information technology or computer systems that are used in or necessary for the conduct of the business of any of the Group Companies, including Software, firmware, hardware, equipment, databases, networks, interfaces, process automation, telecommunications systems and infrastructure, and related systems (collectively, the “Business Systems”) perform sufficiently for the needs of the Group Companies’ businesses as currently conducted. There have been no material parts of the Business Systems prone to material malfunction or error for which the Group Companies have not addressed and remediated any such malfunction or error according to standard industry practices. The Group Companies have safeguarded their Business Systems and Company Data with commercially reasonable information security controls, including at a minimum any controls required by Contracts, Privacy Policies, or Applicable Privacy and Security Laws. The Group Companies maintain and comply with commercially reasonable security, disaster recovery, and business continuity plans and procedures and have taken commercially reasonable measures to protect the security and integrity of the Business Systems, Company Software, Company Data, other data stored or contained therein or transmitted thereby, and, to the extent required by any applicable Contract or Applicable Privacy and Security Laws, Customer Data.
(d) Except as set forth on Section 3.22(d) of the Company Disclosure Schedule, to the Knowledge of the Company, since August 1, 2016, no Group Company has suffered any Information Security Incident that (i) involved the unauthorized access to Business Systems or Company Data; or (ii) would require under Applicable Privacy and Security Laws that such Group Company notify any Governmental Authority or individuals or whose information was compromised in such Information Security Incident.
(e) In the shorter of (i) each of the past five (5) years or (ii) since the Company’s acquisition of the applicable Group Company, each Group Company has, to the Knowledge of the Company, performed a security risk assessment and has either addressed and remediated all material threats and deficiencies or has a plan for remediation of all material threats and deficiencies identified in those security risk assessments. The Group Companies have documented, investigated, contained, and remediated each identified Information Security Incident related to any Business Systems or Company Data.
3.23 Material Customers and Key Suppliers.
(a) Section 3.23(a)(i) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest customer Contracts of the Group Companies (measured by dollar volume of sales with respect to each such Contract) for each of the twelve (12)-month periods ended December 31, 2018 and December 31, 2019 (the customers with respect to such Contracts, the “Key Customers”). Except as set forth on Section 3.23(a)(ii) of the Company Disclosure Schedule, none of the Key Customers with respect to such Contracts has (A) cancelled, terminated or materially and adversely modified (including by materially decreasing the rate or amount of services obtained from the Group Companies, materially changing the pricing or other material terms of or indicating that a Contract is likely not to be renewed or extended) its relationship with the Group Companies since January 1, 2018 (excluding the expiration or of Contracts in accordance with their terms), (B) sought to convert any exclusive or single-source purchasing arrangement or relationship between such Key Customer and the Group Companies into a non-exclusive or multi-source arrangement or relationship or (C) has a Government Contract that will be subject to recompete within twelve (12) months following the Closing. None of the Group Companies has received any written notice that any Key Customer has ceased or will cease to be a customer of the Group Companies or that such Key Customer intends to terminate or materially and adversely modify (including by materially decreasing the rate or amount of services obtained from the Group Companies or materially changing the pricing or other material terms of) existing Contracts with the Group Companies (excluding the expiration of Contracts in accordance with their terms). None of the Group Companies is involved in any material claim, dispute or controversy with any Key Customer. To the Knowledge of the Company, no Key Customer (1) is subject to any Governmental Authority mandated restrictions to its operations pursuant to COVID-19 except for (x) publicly announced notices, practical measures to improve physical distancing and Orders of general applicability or (y) notices from any Governmental Authority who is a direct or indirect customer of such Key Customer or (2) has claimed that a force majeure event related to COVID-19 has materially prevented, hindered or delayed it from performing its contractual obligations. To the Knowledge of the Company, no fact, circumstance, condition or situation exists which, after notice or lapse of time or both, would reasonably be expected to cause the business with any Key Customer not to continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.
(b) Section 3.23(b) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest supplier Contracts (including subcontractors or vendors) of the Group Companies (measured by dollar volume of purchases with respect to each such Contract) for each of the twelve (12)-month periods ended December 31, 2018 and December 31, 2019 (the suppliers with respect to such Contracts, the “Key Suppliers”). None of the Key Suppliers has cancelled, terminated or materially and adversely modified (including materially changing any prices) its relationship with the Group Companies since January 1, 2018 (excluding the expiration of Contracts in accordance with their terms). None of Group Companies has received any written notice that any Key Supplier has ceased or will cease to be a supplier of the Group Companies or that such Key Supplier intends to terminate or materially and adversely modify (including materially and adversely changing any prices) existing Contracts with the Group Companies (excluding the expiration of Contracts in accordance with their terms). None of the Group Companies is involved in any material claim, dispute or controversy with any Key Supplier that remains unresolved. To the Knowledge of the Company, no Key Supplier (A) is subject to any Governmental Authority mandated restrictions to its operations pursuant to COVID-19 except for (x) publicly announced notices and Orders of general applicability or (y) notices from any Governmental Authority who is a direct or indirect customer of such Key Supplier or (B) has claimed that a force majeure event under a Contract with any Group Company as a result of to COVID-19 has prevented, hindered or delayed it from performing its contractual obligations. To the Knowledge of the Company, no fact, circumstance, condition or situation exists which, after notice or lapse of time or both, would reasonably be expected to cause the business with any Key Supplier not to continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.
3.24 Anti-Bribery and Anti-Money Laundering Compliance.
(a) No Group Company nor any of their Affiliates, directors, officers, employees, nor, to the Knowledge of the Company, any distributor, agent, representative, sales intermediary or other third party acting on behalf of any Group Company or any of their respective Affiliates, since January 1, 2015 (i) has taken any action in violation of any applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (ii) has provided, offered, gifted, paid, given or promised, directly or indirectly, anything of value to any Person, Governmental Authority or Public Official, nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Person, Governmental Authority or Public Official, for the purpose of:
(i)
influencing any act or decision of such Person or Public Official in his or her fiduciary or official capacity, inducing such Person or Public Official to do or omit to do any act in violation of his or her fiduciary or lawful duty, or securing any improper advantage; or

(ii)
inducing such Person or Public Official to use his or her influence with a Governmental Authority or a commercial enterprise owned or controlled by any Governmental Authority, to affect or influence any act or decision of such Governmental Authority or commercial enterprise, in order to assist any Group Company in obtaining or retaining business for or with, or directing business to, any Person.

(b) Each Group Company is and since January 1, 2015 has been in compliance in all material respects, and has, during all periods for which any applicable statute of limitations has not expired, complied in all material respects with the applicable provisions of (i) the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, as amended, (ii) the U.S. Foreign Corrupt Practices Act, as amended, and (iii) any other Laws relating to anti-bribery, anticorruption or anti-money-laundering.
(c) The Group Companies have established and maintain and utilize systems of internal controls and procedures sufficient to provide reasonable assurances that violations of applicable anti-bribery, anticorruption or anti-money laundering Laws will be prevented, detected and deterred.
(d) No Group Company has received any written notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of the applicable Laws relating to anti-bribery, anticorruption or anti-money laundering.
3.25 International Trade Matters. Except as set forth on Section 3.25 of the Company Disclosure Schedule:
(a) Since January 1, 2015, the Group Companies have at all times been in compliance in all material respects with the Trade Control Laws.
(b) Since January 1, 2015, the Group Companies have obtained from any relevant Governmental Authority with applicable jurisdiction, including the U.S. Department of Commerce, the U.S. Department of the Treasury, and the U.S. Department of State, all required authorizations and registrations pursuant to the Trade Control Laws.
(c) Since January 1, 2015, the Group Companies have not been cited or fined for failure to comply with the Trade Control Laws, and no proceeding or investigation, with respect to any alleged non-compliance with the Trade Control Laws by the Group Companies is pending or, to the Knowledge of the Company, threatened.
(d) Since January 1, 2015, the Group Companies have not made any disclosures (voluntary or otherwise) to any Governmental Authority with respect to any potential violation or Liability of the Group Companies arising under or relating to any Trade Control Laws.
(e) Since January 1, 2015, any Group Companies that has engaged in the manufacture, export, or broker of defense articles, as defined at 22 C.F.R. § 120.6, has maintained a registration with DDTC under the ITAR, and no such registrations have lapsed.
(f) Since January 1, 2015, the Group Companies have not engaged in any transactions, or otherwise dealt directly or indirectly, with any person or entity with whom U.S. persons are prohibited from dealing under the Trade Control Laws including, for example, countries or territories under a comprehensive U.S. embargo such as Crimea, Cuba, Iran, North Korea, or Syria, any person or entity designated on a restricted party list maintained by the U.S. Government (e.g., List of Specially Designated Nationals and Blocked Persons) (“Restricted Party”) or any individual or entity owned or controlled by, or acting on behalf of, a Restricted Party.
(g) No Group Company is a Restricted Party and no Group Company is owned or controlled by, or acting on behalf of, a Restricted Party.
3.26 Bank Accounts, Powers of Attorney.
(a) Section 3.26(a) of the Company Disclosure Schedule sets forth a true and complete list of all banks, trust companies, savings and loan associations, mutual fund or stock brokerage firms and other financial institutions at which the Group Companies maintain accounts or safe deposit boxes of any nature, the account numbers of all such accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom.
(b) Except as set forth on Section 3.26(b) of the Company Disclosure Schedule, no Group Company has any obligation to act under, or has granted, any outstanding power of attorney or Liability, as guarantor, surety, consignor, endorser (other than for purposes of collection in the Ordinary Course of Business), co-maker or indemnitor in respect of the obligation of any Person other than another Group Company.
3.27 Required Member Consent. The approval of the Member as the sole holder of the Interest, is the only vote of the equityholders of the Company required to approve and adopt this Agreement and approve the Merger and the other Transactions (the “Required Member Consent”).
3.28 Solvency. The Group Companies (a) are not and will not be, immediately prior to the consummation of the Transactions, insolvent, (b) have not incurred debts beyond their ability to pay such debts as they mature and (c) do not have unreasonably small capital with which to engage in their business, in each case, taken as a whole. No transfer of property is being made and no obligation is being incurred by the Group Companies in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.
3.29 No Other Representations and Warranties. Each of the Company and the Representative acknowledges and agrees that, except as expressly set forth in ARTICLE IV or in any certificate required to be delivered hereto in accordance with this Agreement, none of Parent, Merger Sub or any other Person makes any promise, representation or warranty, express or implied, relating to Parent or Merger Sub or any of their respective businesses, operations, assets, liabilities, conditions or prospects or the Transactions, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or representatives of any documents, opinions, projections, forecasts, statements, memorandums, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, each of the Company and the Representative acknowledges and agrees that it has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth, in ARTICLE IV or otherwise set forth in this Agreement or in any certificate required to be delivered hereto in accordance with this Agreement.
3.30 LIMITATIONS OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS ARTICLE III (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 11.2(c), IN EACH CASE BY THE COMPANY DISCLOSURE SCHEDULE) BY THE COMPANY, THE EQUITYHOLDERS IN THE MEMBER CONSENT, INSTRUCTION LETTERS OR LETTERS OF TRANSMITTAL, AS APPLICABLE, AND IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE COMPANY MAKES NO, AND HAS NOT AUTHORIZED ANY OF ITS AFFILIATES TO MAKE ANY OTHER, EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE GROUP COMPANIES OR THE TRANSACTIONS, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED, SUBJECT TO THE LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 11.2(c), IN EACH CASE BY THE COMPANY DISCLOSURE SCHEDULE), THE MEMBER CONSENT, INSTRUCTION LETTERS, LETTERS OF TRANSMITTAL AND IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT OR MERGER SUB BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES, INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS). THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PARENT OR MERGER SUB REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS CONDUCTED BY THE GROUP COMPANIES.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth on the disclosure schedule delivered by Parent to the Representative and the Company concurrently with the entry into this Agreement (the “Parent Disclosure Schedule”), which is subject to the limitations and qualifications set forth in Section 11.2(c), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:
4.1 Organization and Power. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver each Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of Parent and Merger Sub has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Parent Material Adverse Effect.
4.2 Authorization of Agreement. The execution and delivery of the Transaction Agreements to which it is a party and the performance of its obligations thereunder have been duly authorized by the requisite action on the part of each of Parent and Merger Sub. No other proceeding, action or approval on the part of either Parent or Merger Sub (including by its respective equityholders) is necessary to authorize the Transaction Agreements to which it is a party or to consummate the Transactions. Each of the Transaction Agreements to which it is a party has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreements, when so executed and delivered, will constitute, the legal, valid and binding obligations of Parent and/or Merger Sub, as applicable, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.
4.3 Conflicts; Consents of Third Parties.
(a) Assuming all Governmental Approvals contemplated by Section 4.3(b) below have been obtained and are effective and all applicable waiting periods have expired or been terminated and all filings and notifications described on Section 3.3(b) of the Company Disclosure Schedule have been made, none of the execution, delivery and performance by either Parent or Merger Sub of the Transaction Agreements to which it is a party, or the consummation of the Transactions by Parent and Merger Sub, will conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under or give rise to a right of termination, acceleration, modification or cancellation under any provision of (A) the Organizational Documents of Parent or Merger Sub, as applicable; (B) any Contract or Permit which Parent or Merger Sub or any of their Affiliates, as applicable, is a party to or bound by, or by which Parent’s or Merger Sub’s or any of their Affiliates’, as applicable, properties or assets are bound; or (C) any Law applicable to Parent or Merger Sub or any of their Affiliates, as applicable, except, in the case of clauses (B) and (C), where such conflict, violation acceleration, termination, modification, cancellation or default, would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Except as set forth on Section 4.3(b) of the Parent Disclosure Schedule, no Governmental Approval is required on the part of either Parent or Merger Sub in connection with the execution and delivery by such Party of the Transaction Agreements to which it is a party, or the consummation of the Transactions by such Party, except for any Governmental Approval (i) described on Section 3.3(b) of the Company Disclosure Schedule or in clauses (i)-(ii) of Section 3.3(b) or (ii) the failure of which to make or obtain would not have, individually or in the aggregate, a Parent Material Adverse Effect.
4.4 Legal Proceedings. As of the date hereof, there are no pending or, to the knowledge of Parent or Merger Sub, threatened or bona fide grounds for, Legal Proceedings against Parent or Merger Sub or their Affiliates that would have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there is no outstanding material Order imposed upon either Parent or Merger Sub or any of their assets or Affiliates, except for Legal Proceedings which, if adversely determined, would not have, individually or in the aggregate, a Parent Material Adverse Effect.
4.5 Financial Capability. Parent will have as of the Closing sufficient cash on hand or other sources of immediately available funds to (i) pay the Merger Consideration and all related fees and expenses in connection with the Transactions and (ii) perform its obligations hereunder.
4.6 Solvency. Assuming that the Company’s representations and warranties in ARTICLE III are accurate, upon consummation of the Merger, Parent and the Group Companies, on a consolidated basis, will not, solely as a result of the consummation of such Transactions, (i) be insolvent or have incurred debts beyond their ability to pay such debts as they mature or (ii) have unreasonably small capital with which to engage in their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.
4.7 Investment. Parent is acquiring the equity securities of the Group Companies for its own account and for investment purposes and not with a view to the distribution thereof. Parent acknowledges that such equity securities have not been registered under the Securities Act or any state securities Law and Parent must bear the economic risk of its investment in such securities until and unless the offer and sale of such securities is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is applicable. Parent has conducted an examination of available information relating to the Group Companies and their respective businesses, and Parent has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in such securities.
4.8 Financial Advisors. Except as set forth on Section 4.8 of the Parent Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Parent, Merger Sub or their respective Affiliates and no Person is entitled to any fee or commission or like payment based on the arrangements made by Parent, Merger Sub or their respective Affiliates in connection with the Transactions.
4.9 Foreign Ownership and Control. Parent acknowledges the restrictions that affiliation with or significant influence by a Foreign Interest, as that term is defined in the NISPOM and described here, may put on the prospects of the Group Companies, and shall fully comply with the Law with respect to mitigation of any such affiliation or influence of such Foreign Interest. If Parent, or any of its subsidiaries involved in this transaction, are owned, individually or in the aggregate, 5% or more, by a foreign government, agency of a foreign government, or representative of a foreign government; business enterprise or other entity organized, chartered or incorporated under the laws of any country other than the United States or its territories; or any person who is not a citizen or national of the United States (each a “Foreign Interest”), Parent agrees to mitigate such foreign ownership in accordance with the NISPOM and as approved by the DCSA or any other CSA, as applicable, so as not to compromise the Group Companies’ facility security clearances and the ability to perform under classified contracts of the U.S. Government. Parent holds facility clearances at the appropriate level of classification necessary for each Group Company to continue to perform its respective classified contracts, or will be willing to obtain a facility security clearance or be excluded in accordance with the NISPOM, in order for the Group Companies to be able to continue to perform on classified contracts of the U.S. Government. Parent further acknowledges that no Group Company shall have liability for any breach of any representation or warranty to the extent such breach results from Parent or any of its Affiliates having any direct or indirect foreign ownership that hasn’t been disclosed and properly mitigated under the NISPOM or from Parent’s inability to hold the necessary level of clearance.
4.10 No Other Representations and Warranties; No Reliance; Parent and Merger Sub Investigation.
(a) Each of Parent and Merger Sub acknowledges and agrees that, except as expressly set forth in ARTICLE III, the Member Consent, the Letters of Transmittal, the Instruction Letters or in any certificate required to be delivered hereto, neither the Company nor any other Person makes any promise, representation or warranty, express or implied, relating to the Group Companies or any of their respective businesses, operations, assets, liabilities, conditions or prospects or the Transactions, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Parent and/or Merger Sub or any of its Affiliates or representatives of any documents, opinions, projections, forecasts, statements, memorandums, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, each of Parent and Merger Sub acknowledges and agrees that it has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth in ARTICLE III or otherwise set forth in this Agreement, the Member Consent, the Letters of Transmittal, the Instruction Letters or in any certificate required to be delivered hereto.
(b) In respect of this Agreement and the Transactions, neither Parent nor Merger Sub has relied or is relying on any document or written or oral information (including, the teaser, “fire side chat” materials, and confidential information memorandum prepared by the Group Companies, its Affiliates and Jefferies, LLC), statement, representation or warranty furnished to or discovered by it or any of its Affiliates other than the representations and warranties set forth in ARTICLE III or otherwise set forth in this Agreement, the Member Consent, the Letters of Transmittal, the Instruction Letters or in any certificate required to be delivered hereto.
(c) Each of Parent and Merger Sub acknowledges that it is has made its own inquiry and is relying on its own independent investigation and analysis in entering into the Transactions. Each of Parent and Merger Sub is knowledgeable about the industries in which the Group Companies operate and is capable of evaluating the merits and risks of the Transactions.
(d) Except as otherwise expressly set forth in this Agreement, each of Parent and Merger Sub understands and agrees that the Company, the Company Subsidiaries and each of their respective assets are being furnished “as is”, “where is” and, subject to the representations and warranties contained in ARTICLE III or otherwise set forth in this Agreement, the Member Consent, the Letters of Transmittal, the Instruction Letters or in any certificate required to be delivered hereto, with all faults and without any other representation or warranty of any nature whatsoever or elsewhere in this Agreement.
ARTICLE V

COVENANTS
5.1 Conduct of Business. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as set forth on Section 5.1 of the Company Disclosure Schedule or as consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), (a) conduct its business in the Ordinary Course of Business, (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business, (c) use commercially reasonable efforts to conduct its business in compliance in all material respects with applicable Law, (d) collect accounts receivable in the Ordinary Course of Business and pay, discharge and satisfy all accounts payable and Taxes, in each case in the Ordinary Course of Business and as such accounts payable and Taxes become due and payable (including payment of estimated Tax payments), and (e) not do any of the following:
(i) take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect;
(ii) declare, set aside or pay a dividend on, or make any other distribution in respect of, or repurchase any of its equity securities except dividends and distributions by a Company Subsidiary to the Company or dividends or distributions solely in cash;
(iii) acquire or agree to acquire in any manner (whether by merger, consolidation, or share exchange, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any Person or other business organization or division thereof of any other Person other than the acquisition of assets in the Ordinary Course of Business;
(iv) (A) amend, extend, renew, assign or transfer in whole or in part any Material Contract or Material Government Contract (or enter into any Contract which would be a Material Contract or a Material Government Contract if entered into prior to the date hereof), other than any Contracts or extensions (1) with a term of less than one year, (2) which involve $750,000 or less, or (3) entered into, amended, extended, renewed or terminated in the Ordinary Course of Business or (B) terminate, deliver a notice of termination, waive or accelerate any material right, defer any material liabilities or breach or default under, in each case, any Material Contract or Material Government Contract;
(v) enter into, amend, extend, renew, assign or transfer in whole or in part, or terminate any Real Property Lease, (or Lease which would be a Real Property Lease if entered into prior to the date hereof), other than in the Ordinary Course of Business;
(vi) enter into an Contract for the purchase of real property;
(vii) change in any respect the base compensation of, or enter into or amend any bonus, incentive, retention, severance, or change of control agreement or arrangement (other than any transaction, change of control or similar payments which shall not exceed $2,000,000 in the aggregate, payable at Closing in connection with the transactions contemplated by this Agreement and which shall constitute in all respects Transaction Expenses) with, any of its employees, other than changes made in accordance with normal compensation practices and consistent with past practices of the Group Companies or changes required by employment agreements or by any Law;
(viii) amend, or enter into, a new Benefit Plan (except as required by Law, a Contract in effect on the date hereof or customary renewals of existing Benefit Plans in the Ordinary Course of Business) or collective bargaining agreement;
(ix) (A) incur any Indebtedness in excess of $750,000 in the aggregate (with respect to the Group Companies, taken as a whole), or assume or guarantee any Indebtedness, except (1) current liabilities incurred in the Ordinary Course of Business and (2) borrowings under existing credit facilities which will be paid in full at Closing, or (B) create any new Liens on its properties or assets (other than Permitted Liens);
(x) enter into any material joint venture, partnership, or other similar arrangement or make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees in the Ordinary Course of Business);
(xi) issue any equity interests or grant any option or issue any warrant to purchase or subscribe for any such securities or issue any securities convertible into or exchangeable for such securities (except in connection with the exercise or conversion of equity securities, options and warrants issued and outstanding as of the date hereof and listed on Section 3.4 of the Company Disclosure Schedule);
(xii) adopt any amendments to their respective Organizational Documents, or adopt a plan or agreement of complete or partial liquidation or reorganization or authorize or undertake a dissolution, reorganization, consolidation, restructuring, recapitalization or process of winding-up or similar transaction;
(xiii) make any change in the accounting principles, methods, practices or policies applied in the preparation of the Company Financial Statements, unless such change is required by applicable Law or GAAP;
(xiv) sell, or otherwise dispose of, any (A) intangible, or (B) material tangible assets in excess of $500,000 in the aggregate, other than sales of inventory in the Ordinary Course of Business and personal property sold or otherwise disposed of in the Ordinary Course of Business and except for any tangible asset which is obsolete;
(xv) change the tax classification of any Group Company, make, change or revoke any material Tax election; change any material annual Tax accounting period; change any material Tax accounting principles, methods, practices or policies; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes);
(xvi) make any capital expenditure or enter into any Contract or commitment therefore, other than expenditures or commitments contemplated, planned or budgeted as of the date of this Agreement or less than $250,000 in the aggregate;
(xvii) engage in any plant closing or employee layoff activities that, without consideration of any such activities that may occur after the Closing, would violate or give rise to an obligation to provide any notice required pursuant to the WARN Act, or any similar Law respecting plant closings, mass layoffs, or other reductions in force;
(xviii) enter into any new line of business;
(xix) transfer, pledge, license, abandon or fail to maintain or renew any Company Intellectual Property, other than (A) any transfers between the Group Companies, or (B) any non-exclusive licenses to end users in the Ordinary Course of Business;
(xx) mortgage, pledge, impose or otherwise permit any Liens (except Permitted Liens) on any of its material assets or properties, including the Real Property;
(xxi) settle or compromise any Legal Proceeding except to the extent involving solely money damages of no greater than $350,000;
(xxii) enter into any Related Party Agreement except in the Ordinary Course of Business on an arms-length basis, solely to the extent any such Related Party Agreements are terminated prior to or at Closing in accordance with Section 5.10, or otherwise make any distributions of non-cash assets to any Member or any of its Affiliates;
(xxiii) other than pursuant to any change in insurance broker, fail to renew, make payments as due and otherwise comply in all material respects with the terms of the Insurance Policies;
(xxiv) enter into any Contracts containing covenants of a Group Company prohibiting or limiting the right of any of the Group Companies to compete in any line of business or prohibiting or restricting their ability to conduct business with any Person in any geographic area (other than teaming agreements entered into in the Ordinary Course of Business); or
(xxv) agree in writing to do anything contained in this clause (d).
Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent, after consultation with the Company’s outside legal counsel, would reasonably be expected to violate applicable Law.  Notwithstanding the foregoing, nothing contained herein shall give to Parent, directly or indirectly, rights to control or direct the operations of the Group Companies prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations. Any request for consent pursuant to this Section 5.1 may be made by e-mail to the following: Ryan McKenney (at ryan.mckenney@kbr.com) (with a copy to Carine Stoick in accordance with the contact information set forth in Section 10.7), and if no e-mail or other written response is received by David Wodlinger (at dwodlinger@arlingtoncap.com) and Robert Richards (at robert.richards@centauricorp.com) (with a copy to Marisa C. Terrenzi in accordance with the contact information set forth in Section 10.7) within five (5) Business Days of receipt of any such request, then such matter will be deemed to have received Parent’s consent.
5.2 Access to Information.
(a) From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, the Company shall provide to Parent and Parent’s authorized representatives during normal business hours reasonable access to books and records of the Group Companies (including, without limitation, the monthly and quarterly financial statements prepared in the Ordinary Course of Business by the Group Companies as soon as reasonably practicable at the end of each calendar month or calendar quarter, as applicable), and with the prior written consent of the Representative (which may be effected by email), not to be unreasonably withheld, conditioned or delayed, senior-level employees relevant to consummating the Transactions, including for post-Closing planning purposes, offices, properties, and facilities (in all cases, in a manner so as to not unreasonably interfere with the normal business operations of any Group Company) for any reasonable purpose (provided, that the continuation of due diligence shall not be deemed a reasonable purpose). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any competitively sensitive information (except through a clean team agreement arrangement) or disclose any other information to Parent or its representatives if (x) such disclosure would be reasonably likely to jeopardize any attorney-client or other legal privilege (provided further that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of any attorney-client or other legal privilege), (y) such disclosure would be reasonably likely to contravene any applicable Laws, fiduciary duty or binding agreement (including confidentiality agreement) entered into prior to the date hereof (provided further that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that will not contravene any applicable Laws (such as through the use of a “clean team”) or does not contravene any fiduciary duty or result in a breach of such agreement including using reasonable best efforts to obtain the required consent of any applicable third party), or (z) if the Parties are in an adversarial relationship in litigation or arbitration (in which case the furnishing of information, documents or records contemplated by this Section 5.2(a) shall be subject to applicable rules relating to discovery) (the matters referred to in this sentence with respect to any Person, the “Access Limitations”).  Notwithstanding the foregoing, the Access Limitations shall not apply with respect to the Company’s delivery to Parent of the monthly and quarterly financial statements in accordance with this Section 5.2(a). At or within five (5) Business Days after the Closing, the Representative will deliver a copy of all documents in the Data Room to Parent on compact disc, DVD or USB flash drive.
(b) From and after the Closing Date, in connection with any reasonable business purpose relating to the Company and the Transactions or otherwise relating to the period prior to Closing solely with respect to the rights and obligations of the Equityholders in respect of their ownership or operation of the Group Companies, including the determination of any matter relating to the rights or obligations of the Equityholders under this Agreement, upon reasonable prior written request and subject to the Access Limitations, Parent shall, and shall cause the Group Companies to, afford the Representative and its authorized representatives reasonable access, during normal business hours, to the books and records and, with the prior written consent of Parent (which may be effected by email), not to be unreasonably withheld, conditioned or delayed, the offices and properties of Parent and its Affiliates in respect of the Group Companies; provided, however, that (u) Parent and its Affiliates shall not be required to contravene any applicable Laws or fiduciary duty, (v) such requests shall not unreasonably interfere with the normal operations of Parent or any of its Affiliates, (w) the auditors and accountants of Parent or its Affiliates shall not be obligated to make any work papers (to the extent such documents exist) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, (x) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records contemplated by this Section 5.2(b) shall be instead subject to applicable rules relating to discovery; and (y) Parent may require the entry into a confidentiality agreement, in a form reasonably acceptable to Parent, if such an agreement is not already in place.
(c) During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent hereby agrees that except for contact made in the ordinary course of business consistent with past practices and unrelated to the Transactions (which the Company hereby agrees shall be permitted by or on behalf of Parent or its Affiliates), it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any customer, supplier, distributor, officer, employee or other material business relation of any Group Company regarding the Transactions without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Parent acknowledges that if this Agreement is terminated in accordance with its terms, the Confidentiality Agreement remains in full force and effect.
5.3 Efforts; Regulatory Filings and Consents.
(a) Without prejudice to Parent’s obligations set forth in Section 5.3(d), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (i) to consummate and make effective the Transactions and (ii) to obtain all Governmental Approvals of any Governmental Antitrust Authority required to be obtained or made by the Company, Parent or Merger Sub, or any of their respective Subsidiaries or Affiliates in connection with the Transactions; provided, however, that Parent, Merger Sub, and their Affiliates shall not be required to defend, challenge, lift, mitigate, or rescind the effect of any Legal Proceeding involving any Governmental Antitrust Authority (including a private party challenge) adversely affecting this Agreement or the Transactions, including appealing any adverse court or administrative decision; provided, further, the Company and its Affiliates shall not be permitted to sell or otherwise dispose of any portion of the business of the Group Companies or offer or grant any material accommodation (financial or otherwise) to any Person in order to satisfy their obligations under this Section 5.3 unless Parent requests in writing that the Company and its Affiliates take such action and unless such action is contingent on the closing of the Transactions.
(b) Each of the Company and Parent shall or shall cause its ultimate parent entity as that term is defined in the HSR Act to (i) as soon as reasonably practicable (and in any event within ten (10) Business Days following the date of this Agreement) file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the Transactions and to supply as promptly as practicable any supplemental information reasonably requested in connection therewith pursuant to the HSR Act and (ii) as soon as reasonably practicable make all filings under the applicable Other Competition Laws, if any, required for the Transactions, and shall use commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act and the Other Competition Laws. Any such antitrust notification and report form or filing shall be in substantial compliance with the requirements of the HSR Act or the applicable Other Competition Laws, as the case may be. All other regulatory filings shall be in substantial compliance with the requirements of applicable Law. Each of Parent and the Company shall furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the applicable Other Competition Laws or other applicable Law, as the case may be. The Company and Parent shall use commercially reasonable efforts to comply promptly with any reasonable inquiries or reasonable requests for additional information from the FTC, the DOJ, other Governmental Antitrust Authorities and any other Governmental Authority having jurisdiction.
(c) Without limiting the generality of the undertakings set forth in Sections 5.3(a), 5.3(b) and 5.3(d) and subject to any appropriate confidentiality protections, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with this Section 5.3 and shall each promptly provide counsel for the other Party upon request with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Antitrust Authority, other Governmental Authority or, in connection with any proceeding by a private party, and any other information supplied by such Party and such Party’s Affiliates to a Governmental Antitrust Authority or other Governmental Authority in connection with this Agreement and the Transactions. Notwithstanding the foregoing or anything to the contrary in this Agreement, no Party shall be obligated to share with the other Party the HSR notification prepared in connection with the Transactions or any documents that are produced with an HSR notification that are or could be responsive to Item 4(c) or Item 4(d) of the HSR notification. Subject to applicable Law, the Company and Parent shall permit counsel for the other Party reasonable opportunity to review in advance, and shall consider in good faith the views of the other Party in connection with, any proposed written or, if reasonably practicable, oral communication to any Governmental Antitrust Authority or other Governmental Authority relating to the Transactions. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Antitrust Authority or other Governmental Authority in connection with the Transactions unless it consults with the other Party in advance if reasonably practicable and, to the extent not prohibited by such Governmental Antitrust Authority or other Governmental Authority, gives the other Party or its legal counsel the opportunity to attend and participate. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, managers or directors of the recipient without the advance written consent of the Party providing such materials. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Antitrust Authority or other Governmental Authority regarding the Transactions by or on behalf of any Party.
(d) Parent shall take, or cause to be taken, any and all commercially reasonable actions, including agreeing to the disposition of assets of the Group Companies or agreeing to amending or terminating existing licenses or other agreements of the Group Companies, required by any Governmental Antitrust Authority as a condition to the granting of any Governmental Approval necessary for the consummation of the Transactions or as may be required to lift, vacate, reverse or resolve any legislative, administrative or judicial action (including any suit instituted by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transactions that would otherwise reasonably be expected to materially impair the consummation of the Transactions). Notwithstanding the foregoing provisions of this Section 5.3(d), such actions do not include any of the following: (i) divesting, selling, licensing or otherwise disposing of, or holding separate and agreeing to divest, sell, license, hold separate, or otherwise dispose of, any entity, facility, equity holding or asset of Parent or its Affiliates (excluding the Group Companies), (ii) terminating, amending or assigning any existing relationships and contractual rights and obligations of Parent or its Affiliates (excluding the Group Companies), and (iii) amending, assigning or terminating any existing licenses or other agreements and entering into such new licenses or other agreements (and, in each case, entering into agreements with the relevant Governmental Antitrust Authority giving effect thereto) of Parent or its Affiliates (excluding the Group Companies). Notwithstanding the foregoing provisions of this Section 5.3(d), Parent and its Affiliates shall not be obligated to agree to or take any action required in Section 5.3(a) or Section 5.3(d) if such action, individually or in the aggregate with all other such actions taken together (A) would reasonably be expected to be materially adverse to (1) the Group Companies or (2) Parent and its Affiliates, taken as a whole, or (B) involve a material amount or portion of the assets or business of the Group Companies, taken as a whole.
(e) The filing fees under the HSR Act, Other Competition Laws and other applicable Laws, as well as the fees and disbursements of any economic advisor jointly retained by the Parties in connection with any such filings and any other filings with Governmental Authorities, shall be borne by Parent, with fifty percent (50%) of such fees reimbursed by the Company at the earlier of Closing or the termination of this Agreement in accordance with its terms.
(f) Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, the Company, Parent, Merger Sub and their respective Subsidiaries shall not take or agree to take any action that would reasonably be expected to prevent or materially delay the parties from obtaining any Governmental Approval in connection with the Transactions, including entering into an agreement to acquire (whether via merger, consolidation, stock or asset purchase or otherwise) any material amounts of assets of or any equity in any other Person or any business or division thereof if such agreement would be reasonably expected to cause the failure to obtain the Governmental Approval of the FTC or DOJ or any other Governmental Antitrust Authority required in connection with the Transactions.
(g) Prior to or as soon as reasonably practicable following the execution of this Agreement, and in no event later than ten (10) Business Days thereafter, the Company, with Parent’s cooperation, shall prepare and submit to the DCSA a notification in accordance with Section 1-302(g) of the NISPOM, as applicable. Thereafter, Parent and the Company shall fully cooperate with each other in communicating with DCSA regarding the operation of the business of the Company pursuant to a Foreign Ownership, Control, or Influence mitigation proposal reasonably acceptable to the parties in accordance with NISPOM.
(h) As soon as reasonably practicable following the execution of this Agreement, the Company shall cooperate with Parent in the preparation of a five (5)-day notification pursuant to 22 C.F.R. § 122.4(a) of the ITAR, with such notification to be submitted by Parent no later than five (5) Business Days following the Closing.
(i) Each of Parent and the Company shall use commercially reasonable efforts to obtain the consents and make the notifications set forth on Section 3.3(a)(A)(2) and Section 3.3(a)(B) of the Company Disclosure Schedule.  For the avoidance of doubt, the receipt of any such consents shall not be a condition to Closing.
5.4 Confidentiality. Each of Parent and Merger Sub acknowledges that the information provided to it and its representatives in connection with this Agreement (including Section 5.2(a) hereof) and the Transactions is subject to the terms of the Confidentiality Agreement, dated February 21, 2020, by and between KBR, Inc. and Centauri, LLC (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. To the extent any confidentiality agreements entered into in the past twelve (12) months with any potential purchaser of any of the Group Companies are with the Representative or any Affiliate of a Group Company (excluding other Group Companies), the Company shall cause the Representative or such Affiliate of such Group Company to assign to the Company, on or prior to the Closing, the Representative’s, or such Affiliate’s right, title and interest in, to and under such confidentiality agreements, to the extent such assignment is permitted under the terms of such confidentiality agreements. Following the Closing, (a) all confidential information of the Group Companies as of the date of the Closing will constitute confidential information of Parent (and not any former Equityholder), irrespective of whether such confidential information was identified or otherwise designated as “confidential,” (b) Parent will have no obligations whatsoever under the Confidentiality Agreement with respect to such confidential information of the Group Companies and (c) with respect to such confidential information of the Group Companies, the Representative, and each former Equityholder who is not otherwise subject to confidentiality obligations entered into in connection with the Transactions, will hold, and will take reasonable measures to cause their respective stockholders, officers, directors, managers, counsel, advisors, employees and any other representatives to hold, such confidential information in confidence, unless such information was or becomes generally available to the public, other than as a result of disclosure by the Representative or any former Equityholder, or the Representative or any former Equityholder is legally required to disclose such confidential information by Law or by legal process or in connection with an dispute regarding the Transactions.
5.5 Preservation of Records. In addition to and not in limitation of the provisions of Section 5.2(b), and subject to any document retention or destruction policies of any Group Company in effect on the date of this Agreement, Parent agrees to preserve and keep the records relating to the businesses of the Group Companies for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the Representative as may be reasonably requested and to the extent consistent with applicable Laws in connection with any insurance claims by, Legal Proceedings (other than Legal Proceedings between the Representative and Parent related to this Agreement or the Transactions) or Tax audits against, or governmental investigations of, the Group Companies or in order to enable the Representative to comply with its obligations under this Agreement and each other Transaction Agreement.
5.6 Publicity. None of the Representative or, prior to the Closing, the Company, on the one hand, or Parent, Merger Sub or, following the Closing, the Surviving Company, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transactions or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the Representative’s or Parent’s, as applicable, prior written approval, which approval will not be unreasonably withheld or delayed, unless, in the judgment of the Party (or such Party’s Affiliate) seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party (or such Party’s Affiliate) lists securities; provided that, to the extent any disclosure is required by applicable Law or stock exchange rule, the Party (or such Party’s Affiliate) intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with the Representative or Parent, as applicable, with respect to the text thereof and; provided, further, that (a) the Company and Representative, on the one hand, and Parent and its equityholders and Affiliates, on the other hand, shall be entitled to disclose such information (i) to their respective directors, officers, executive employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality or (ii) as may be required in connection with the making of any filings that may be required in connection with the Transactions under the HSR Act or Other Competition Laws or as may be required to respond to a request for documents or information by any Governmental Antitrust Authority investigating the Transactions, and (b) Parent’s financing sources and other professional advisors may publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available.
5.7 Director and Officer Liability; Indemnification.
(a) For a period of six (6) years after the Closing, (i) Parent shall not, and shall not permit the Group Companies to, amend, repeal or modify any provision in any of their Organizational Documents as in effect on the date of this Agreement relating to the exculpation, indemnification or advancement of expenses of any present or former officers, managers and/or directors as of immediately prior to the Closing (each, a “D&O Indemnified Person”) (unless and to the extent required by Law) in a manner that would adversely affect the rights of D&O Indemnified Persons and (ii) Parent shall cause the Group Companies to, to the fullest extent permitted by the Organizational Documents as in effect on the date of this Agreement, indemnify and hold harmless the D&O Indemnified Persons against all Losses in respect of any threatened, pending or completed claim, action or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of any of the Group Companies arising out of acts or omissions occurring on or prior to the Closing.
(b) At or prior to the Closing, the Company shall purchase (and the Surviving Company shall maintain) in effect beginning on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. The cost of such directors’ and officers’ tail policy shall be borne fifty percent (50%) by the Company and fifty percent (50%) by Parent. Such policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies; provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.
(c) If Parent, the Surviving Company, any of the Company Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.7.
(d) In addition to the foregoing, during the pre-Closing period, the Company shall, at the request of Parent, use commercially reasonable efforts to purchase, with effect beginning on the Closing Date, tail policies under the Group Company’s Insurance Policies with coverage and terms as determined by Parent. The cost of such tail policies shall be borne by Parent.
5.8 R&W Insurance Policy. The R&W Insurance Policy is bound by the Insurer as of the date hereof. The R&W Insurance Policy shall include an express waiver and agreement not to pursue, directly or indirectly, by the Insurer, any subrogation rights against any Equityholder, any Equityholder’s equityholders, any Group Company or any of its Affiliates or any past, present or future director, manager, officer, employee or advisor of any Equityholder with respect to any claim made by any insured thereunder, except in the case of Actual Fraud. Parent and its Affiliates will not amend, waive or otherwise modify such subrogation provisions of the R&W Insurance Policy in any manner adverse to such Persons.
5.9 Exclusive Dealing. Until the earlier of the time when this Agreement is terminated in accordance with Section 7.1 and the Closing Date:
(a) The Company shall not take, nor shall it permit any of its Affiliates and any of its and their respective officers, directors, managers, employees, representatives, consultants, financial advisors, attorneys, accountants, or other agents (“Agents”) to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent, Merger Sub and/or their respective Affiliates) concerning any direct or indirect purchase of any of the equity interests of the Group Companies or any merger, sale of substantial assets (for the avoidance of doubt other than the sale by any Group Company of immaterial assets in the Ordinary Course of Business) or similar transaction involving any Group Company (each such acquisition transaction, an “Acquisition Transaction”).
(b) Except as prohibited by confidentiality obligations entered into prior to the date hereof, the Company shall promptly advise Parent of any proposal regarding an Acquisition Transaction and the terms and conditions of any such proposal and the identity of the Person making any such proposal and shall keep Parent informed on a current basis in all material respects of the status and details of any such proposal.
(c) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Affiliates is a party or under which any such party or any of its Affiliates has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of Parent.
(d) Immediately following the execution of this Agreement, the Company and its Affiliates shall, and shall cause their respective Agents to, immediately cease discussions or negotiations with any Person (other than Parent and Merger Sub and their respective officers, directors, managers, employees, representatives, consultants, financial advisors, attorneys, accountants, or other agents) with respect to any Acquisition Transaction. As soon as reasonably practicable following the date of this Agreement, the Company shall terminate the access of any Persons other than Parent and its Agents to any “data room” hosted by the Company or any of its Affiliates or Agents relating to any Acquisition Transaction. The Company agrees that the rights and remedies of Parent for noncompliance with this Section 5.9 shall include the right to specific enforcement of such provision, in compliance with Section 10.9, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Parent and that money damages may not provide an adequate remedy to Parent.
5.10 Termination of Related Party Transactions; Assignment of Certain Related Agreements. Except as set forth on Section 5.10 of the Company Disclosure Schedule, prior to the Closing, the Company shall and shall cause its Affiliates (including the Group Companies) to cancel, settle, extinguish and terminate all Related Party Agreements, in each case without further recourse to or any Liability or obligation on the part of a Group Company.  In addition, the Company shall cause its Affiliates to assign certain previous acquisition agreements to which the Member is currently a party and set forth on Section 5.10 of the Company Disclosure Schedule and the Management Services Agreement, each in compliance with their terms, to the Company prior to Closing.
5.11 Resignations. The Company shall use commercially reasonable efforts to obtain the written resignations of each director (or equivalent position) or officer of a Group Company in their capacity as a director (or equivalent position) or officer of such Group Company that is designated by Parent to the Representative in writing at least five (5) Business Days prior to the Closing Date, effective as of and conditioned upon the Closing.
5.12 Release of Liens; Pay-off Letters. The Company shall obtain, on or prior to the Closing, (a) an executed payoff letter with respect to each item of Closing Date Indebtedness of the type set forth in clauses (i) and (ii) in the definition of Indebtedness (the “Funded Closing Indebtedness”), in each case (i) setting forth the amount to be paid at Closing, together with wire transfer instructions, (ii) evidencing the payment of such amount would result in the full repayment, satisfaction, release and discharge of all obligations of the Group Companies in respect of such item and of all Liens relating to such item and (iii) contemplating the delivery of UCC-3 termination statements and other releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item, if applicable, and (b) all UCC-3 termination statements and other releases, if any, relating to assets, properties or rights secured by such Funded Closing Indebtedness, in each case in form and substance reasonably acceptable to Parent (collectively, the “Payoff Documents”).
5.13 Estoppels. Prior to the Closing, the Company shall, or shall cause each applicable Group Company to  (a) request an estoppel certificate of each landlord of a Real Property Lease made pursuant to the provisions of the applicable Real Property Lease as to such matters relating to the applicable Real Property Lease as Parent shall reasonably request and (b) use commercially reasonable efforts to obtain such estoppel certificates; provided that no Group Company shall be required to pay any compensation or other consideration to obtain such estoppel certificates other than immaterial processing fees or legal fees of counsel to landlords. For avoidance of doubt, the receipt of such estoppel certificates shall not be a condition to Closing.
5.14 Section 280G Vote. Before the Closing, the Company shall use commercially reasonable efforts to (a) obtain, with respect to each Person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of a Group Company a waiver (subject to the approval in clause (b)) from such Person of his or her right to receive or retain any payments of money or other property, acceleration of benefits, or provision of other rights that have been or will be made hereunder, under any agreement contemplated herein, or under any Benefit Plan, in each case, that are “contingent” (within the meaning of Code Section 280G) on the consummation of the Transactions and that would otherwise result in the imposition of an excise tax under Section 4999 of the Code on such Person and (b) at least one (1) day after such waivers have been obtained, to the extent obtained, use commercially reasonable efforts to submit any such waived payments and benefits for approval in a manner that complies with the requirements under Section 280G(b)(5) of the Code and Treasury Regulations § 1.280G-1. The Company shall provide Parent a reasonable opportunity to review and provide comments on all 280G-related materials, including all waivers and approval materials in advance of the delivery of such materials to the relevant Persons and the Company shall consider Parent’s comments thereon in good faith. This Section 5.14 shall not be construed to require any specific outcome of the vote described herein and the failure to obtain any waiver referred to in this Section 5.14 shall not be construed as a failure of any condition to Closing.
5.15 Financing Cooperation. On and prior to the Closing, the Company shall, and shall cause each other Group Company to, use reasonable best efforts to provide, and use reasonable best efforts to cause the Group Companies’ Agents to provide, in each case in a reasonably timely manner, reasonable cooperation and assistance to Parent in connection with the arrangement of any debt or equity financing for the Transactions, including, as reasonably requested, (i) assisting with due diligence activities of any debt or equity financing sources relating to the financial information of the Group Companies; (ii) making management of the Group Companies available to participate in virtually-held due diligence meetings, marketing sessions, and sessions with rating agencies and debt and equity financing sources; (iii) assisting with the preparation of any Offering Documents; (iv) promptly, and in any event at least three (3) days prior to the Closing Date, furnishing all documentation and other information reasonably requested by Parent in connection with applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act of 2001, as amended; and (v) providing such certificates, documents and financial and other information as may be reasonably requested by Parent and its debt and equity financing sources, including customary comfort letters from the Group Companies’ independent accountants; provided that nothing herein shall require (A) such cooperation to the extent it would interfere unreasonably with the business or operations of the Group Companies or require travel by any Group Company officers or employees; (B) the Group Companies to prepare or deliver any financial statements or financial information not previously provided to Parent; or (C) deliver or cause the delivery of any legal opinions or any certificate as to solvency. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company, nor any other Group Company, be required to bear any out-of-pocket cost or expense, pay any fee or incur any Liability (collectively, the “Financing Liabilities”) or make, execute, deliver or take any corporate actions to authorize any commitment, Contract, certificate or document prior to Closing in connection with any such debt or equity financing. Parent shall indemnify, hold harmless and reimburse the Company for any Financing Liabilities incurred by the Group Companies and their Affiliates in performing the covenants contained in this Section 5.15, except to the extent resulting from the gross negligence or willful misconduct of the Group Companies or any of their Affiliates.
ARTICLE VI

CONDITIONS TO CLOSING
6.1 Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Party for whose benefit such condition exists) of the following conditions:
(a) any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated; and
(b) there shall not be in effect any Law or Order of a Governmental Authority of competent jurisdiction directing that the Transactions not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate the Transactions, and there shall be no action, suit, or similar legal proceeding brought by any Governmental Authority in any court challenging or seeking to restrain or prohibit the consummation of the Transactions; provided, however, that the Parties shall have complied with their obligations under Section 5.3 in all material respects.
6.2 Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by Parent) of the following further conditions:
(a) (i) the Fundamental Representations (other than the representations and warranties set forth in Section 3.4(a)-(d)) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date) and (ii) the representations and warranties set forth in Section 3.4(a)-(d) shall be true and correct in all respects, other than De Minimis Inaccuracies, on and as of Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date);
(b) the representations and warranties of the Company set forth in ARTICLE III (other than those referred to in clause (a) above), respectively, shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be so true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such date have not had or would not reasonably be expected to have a Company Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect);
(c) the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;
(d) since the date hereof, there shall not have occurred a Company Material Adverse Effect;
(e) prior to or at the Closing, the Company shall have delivered to Parent a certificate of an authorized officer of the Company, dated as of the Closing Date, in form and substance reasonably acceptable to Parent, to the effect that the conditions specified in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d) have been satisfied;
(f) this Agreement shall have been adopted by the Required Member Consent in accordance with applicable Law and the Company’s Organizational Documents and the Required Member Consent shall remain in full force and effect and shall not have been modified in any adverse manner;
(g) each of the Restrictive Covenant Agreements shall be in full force and effect and shall not have been modified in any manner; and
(h) Parent shall have received all of the deliverables set forth in Section 2.3.
6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing and to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the Representative) of the following further conditions:
(a) the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization of Agreement) and Section 4.8 (Financial Advisors) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date);
(b) the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV (other than those referred to in clause (a) above) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct only as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such date have not had a Parent Material Adverse Effect (provided that for the purposes of the foregoing clause, qualifications as to materiality and Parent Material Adverse Effect contained in such representations and warranties shall not be given effect);
(c) Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;
(d) prior to or at the Closing, Parent shall have delivered to the Representative a certificate of an authorized officer of Parent, dated as of the Closing Date, in form and substance reasonably acceptable to the Representative, to the effect that the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied; and
(e) the Company shall have received all of the deliverables set forth in Section 2.4.
6.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such Party’s failure to use commercial efforts to cause the Closing to occur, as required by Section 5.3.
ARTICLE VII

TERMINATION
7.1 Termination.
(a) This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(i)	by mutual written consent of Parent and the Representative;
(ii)
by either the Representative or Parent, if any Governmental Authority of competent jurisdiction shall have issued an Order prohibiting consummation of the Transactions (after giving effect to Parent’s and Merger Sub’s respective obligations under Section 5.3) and such Order shall have become final and nonappealable;

(iii)
by either the Representative or Parent, if the Closing does not occur on or prior to December 15, 2020 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(iv)
by the Representative, upon written notice to Parent, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Parent or Merger Sub or any of such representations and warranties shall have become untrue in a manner that would result in any conditions set forth in Sections 6.3(a), 6.3(b) or 6.3(c) not being satisfied, such breach or inaccuracy has not been waived by the Representative, and the breach or inaccuracy, if capable of being cured, has not been cured within thirty (30) days following the Representative’s written notice to Parent of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 7.1(a)(iv) shall not be available to the Representative if the Company is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(v)
by Parent, upon written notice to the Representative, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Company or any of such representations and warranties shall have become untrue in a manner that would result in any conditions set forth in Sections 6.2(a), 6.2(b) or 6.2(c) not being satisfied, such breach or inaccuracy has not been waived by Parent, and the breach or inaccuracy, if capable of being cured, has not been cured within thirty (30) days following Parent’s written notice to the Representative of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 7.1(a)(v) shall not be available to Parent if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein; or

(vi)
by the Representative, whether or not the Representative or the Company has sought or is entitled to seek specific performance pursuant to Section 10.9, if (A) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing and those conditions that Parent’s breach has caused not to be satisfied) and (B) Parent fails to consummate the Transactions within two (2) Business Days following the date on which the Closing was required to have occurred pursuant to Section 2.1.

(b) In the event of termination by the Representative or Parent pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other and the Transactions shall be terminated, without further action by any Party. If the Transactions are terminated as provided herein, in the event there is any pending dispute, controversy or claim between or among the Parties arising out of or relating to the Transactions or to this Agreement (or Parent believes such a dispute is reasonably possible), Parent shall not be obligated to return or destroy such documents and other materials as would be required under the Confidentiality Agreement until the applicable dispute, controversy or claim is no longer pending.
7.2 Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or their respective directors, managers, officers, employees, owners, representatives or Affiliates, and the Transactions shall be abandoned without further action by the Parties, except for (i) the penultimate sentences of Section 5.2(a) (Access to Information) and Section 5.15 (Financing Cooperation), (ii) Sections 7.2 (Effect of Termination), and ARTICLE X (Miscellaneous), each of which shall survive such termination. Nothing in this Section 7.2, however, shall be deemed to release any Party from any Liability for Actual Fraud or any willful breach by such Party of the terms and provisions of this Agreement prior to termination. For purposes of this Sections 7.2, “willful breach” means a breach of, or failure to perform any of the covenants or other agreements contained in, a Transaction Agreement, in each case, that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have known, that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under a Transaction Agreement.
ARTICLE VIII

TAX MATTERS
8.1 Tax Matters; Cooperation. The Representative shall prepare or cause to be prepared and file or cause to be filed, with any out-of-pocket expenses borne by the Representative, all income Tax Returns for taxable periods of the Group Companies ending on or prior to the Closing Date the due date of which (taking into account valid, applicable extensions) is after the Closing Date (the “Pre-Closing Income Tax Returns”) and shall pay any Taxes shown as due on any such Pre-Closing Income Tax Returns (to the extent such Taxes were not taken into account as a liability in Working Capital). The Pre-Closing Income Tax Returns shall be prepared in a manner consistent with past practice of the Group Companies unless a different treatment is otherwise required by Law or permitted by changes in Law (including the amendments to Section 172 of the Code). The Representative shall provide a draft of each such Pre-Closing Income Tax Return to Parent for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Parent shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Group Companies required to be filed after the Closing Date. After the Closing Date, the Representative and Parent shall (and shall cause their respective Affiliates to) (a) assist the other in preparing any Tax Returns for a Pre-Closing Tax Period, and in connection therewith provide the other necessary powers of attorney, (b) cooperate in connection with any Tax Controversies with respect to any income Tax Returns of the Group Companies for a Pre-Closing Tax Period, and (c) make available to the other information, records, and documents reasonably necessary in connection with Tax Controversies described in the foregoing clause (b) or reasonably requested in connection with the preparation of Tax Returns of the Equityholders or the Group Companies. In furtherance of the foregoing, Parent and the Representative shall retain (and shall cause their Affiliates to retain) copies of all Tax Returns and related workpapers for all taxable periods that include the Closing Date and all prior taxable periods until the expiration of the statute of limitations to which such Tax Returns relate.
8.2 Tax Controversies. Parent shall provide prompt written notice to the Representative of, and shall not settle, compromise or otherwise resolve, any Tax audits, Tax disputes or administrative, judicial or other proceedings (“Tax Controversies”) related to any income Tax Return of any Group Company for a tax period ending on or before the Closing Date that is reasonably expected to increase the Taxes payable by, or decrease the amount of any Tax refund payable to, the Equityholders (or any equityholder of the Member) without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned, or delayed.
8.3 Parent Tax Actions. None of Parent, the Company or any Affiliate thereof shall (or shall cause or permit any Group Company to) (a) amend, re-file or otherwise modify any income Tax Return filed by any Group Company with respect to a taxable period ending on or prior to the Closing Date, (b) enter into any closing agreement with respect any income Tax Return filed by any Group Company with respect to a taxable period ending on or prior to the Closing Date, or (c) make, change or revoke any material Tax election with respect to the Company that has retroactive effect to any income Tax Return filed by any Group Company with respect to a taxable period ending on or prior to the Closing Date, in each case except to the extent (i) such action is not reasonably expected to increase the Taxes payable by, or reduce the amount of Tax refunds payable to, the Equityholders (or any equityholder of the Member) or (ii) the Representative has granted prior permission, which permission shall not be unreasonably withheld, conditioned or delayed.
8.4 Allocation of Taxes. To the extent permissible under applicable Laws, the Parties agree to elect (and have the Company and each Company Subsidiary elect) to have each Tax year of the Company and each Company Subsidiary to end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that the Company or any Company Subsidiary is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (a) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period; and (b) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes, etc.), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company or Company Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on and as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (b), (i) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period ending on the Closing Date as compared to the number of days in the entire Straddle Period; (ii) any Transaction Deduction shall be attributed to the portion of the Straddle Period ending on the Closing Date, to the fullest extent permitted by applicable Law; and (iii) any item (or Tax) resulting from a Parent Closing Date Transaction shall be attributed to the portion of the Straddle Period beginning after the Closing Date.
8.5 338(g) Elections. Neither Parent nor any Group Company shall make an election under Section 338(g) of the Code with respect to the Transactions.
8.6 Tax Refunds. Parent shall, if the Representative so requests, reasonably cooperate with the Representative in filing any amended returns and pursuing the U.S. federal income Tax refund claims set forth on Section 8.6 of the Company Disclosure Schedule. The prosecution of any such claim for a Tax refund shall be controlled by the Representative who shall prepare any required Tax Returns (including IRS Form 1139 or IRS Form 4466) in connection therewith; provided, however, that any such Tax Returns shall not be filed without the prior review and written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. Parent shall pay over to the Representative (for distribution to the Equityholders) the amount of any such Tax refund (or credit in lieu of a Tax refund), along with any interest paid or credited with respect thereto, but net of any reasonable out-of-pocket costs or expenses (including Taxes) that Parent or any of its Affiliates incur (or will incur) in connection with the receipt of any such refund or credit (but specifically excluding any Taxes arising as a result of any reduction in the amount of net operating losses that can be carried forward to tax periods commencing after the Closing Date), no more than five (5) Business Days after actual receipt of such Tax refund (or, in the case of any Tax credit, no more than five (5) Business Days after filing the applicable Tax Return where such Tax credit is claimed). Neither Parent, any of the Group Companies nor any of their Affiliates shall elect under Section 172(b)(3) of the Code (or any similar provision of state, local or foreign applicable Law) to waive any carryback of net operating losses of any Group Company that are attributable to a Pre-Closing Tax Period.
8.7 Other Tax Matters. For Tax purposes, the Parties shall treat the Member as transferring its Interest to the corporation that owns Parent (of which Parent is a disregarded entity for income tax purposes)and the Company, Centauri Holdings Parent, LLC and Centauri Equity Holdings, LLC shall become members of the affiliated group (within the meaning of Section 1504(a) of the Code) that includes the corporation that owns Parent and become part of a consolidated federal income tax return that includes such corporation for the period commencing on the day after the Closing Date. The Parties shall also treat the Closing Date as the last day of the taxable period of the Company for income Tax purposes and, unless otherwise required by applicable Law, shall (a) treat the Closing Date as the last day of the taxable period of each Company Subsidiary for income Tax purposes and (b) subject to Parent’s rights with respect to Pre-Closing Income Tax Returns under Section 8.1, to the extent such Transaction Deductions are “more likely than not deductible” (or deductible at a higher confidence level) by a Group Company under applicable Law in the taxable period ending on the Closing Date, treat all Transaction Deductions as attributable to taxable periods of a Group Company ending on the Closing Date. Neither Parent, any Group Company nor any Affiliate thereof shall claim any Transaction Deduction on any Tax Return for any income tax period commencing after the Closing Date that were claimed on a Tax Return for any income tax period ending on or before the Closing Date; provided that, for avoidance of doubt, neither Parent, any Group Company nor any Affiliate thereof shall be prohibited from claiming any net operating losses that carry forward from any income tax period ending on or before the Closing Date.
ARTICLE IX

INDEMNIFICATION
9.1 Survival.  The representations and warranties of the Company, the Equityholders, the Representative, Parent and Merger Sub set forth in this Agreement or in any instrument delivered in connection with this Agreement shall not survive the Closing. Each of the representations and warranties of the Company, the Equityholders, the Representative, Parent and Merger Sub set forth in this Agreement or in any instrument delivered in connection with this Agreement shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty may be brought after the Closing with respect thereto against the Company, the Equityholders, the Representative, Parent and Merger Sub. The covenants and agreements of the Company, the Equityholders, the Parent and Merger Sub set forth in this Agreement to the extent contemplating or requiring performance prior to the Closing shall survive the Closing until the six (6) month anniversary of the Closing Date (the “Expiration Date”) and thus claims may be brought in respect of a breach thereof, until the Expiration Date.  Each covenant and agreement herein requiring performance at or after the Closing, shall, in each case, expressly survive the Closing, and nothing in this ARTICLE IX shall be deemed to limit any rights or remedies of any Party for breach of any such surviving covenant or agreement. Notwithstanding the foregoing, if a written claim or written notice is given under this ARTICLE IX with respect to breach of any covenant or agreement contemplating or requiring performance prior to the Closing, prior to the Expiration Date, the claim with respect to such covenant or agreement shall continue indefinitely until such claim is finally resolved pursuant to this ARTICLE IX. Nothing in this ARTICLE IX other than Section 9.3 shall (i) limit Parent’s remedies in the event of Actual Fraud, provided that recovery shall be limited solely against the Person which committed such Actual Fraud; or (ii) limit or waive any rights of Parent or any other additional insured pursuant to the R&W Insurance Policy or any excess policy relating thereto.
9.2 Indemnification.
(a) Subject to the limitations set forth in Section 9.3, the Representative, not in its individual capacity but only on behalf of the Equityholders, shall indemnify Parent and its officers, directors, employees, agents and its Affiliates (including the Group Companies) (each, a “Parent Indemnitee”) from and against, and shall reimburse the Parent Indemnitees for, all Losses incurred or suffered by any of the Parent Indemnitees to the extent arising out of or resulting from any breach of or non-fulfillment of any covenant or agreement contemplating or requiring performance prior to the Closing, made by the Company in this Agreement (collectively, “Parent Losses”).
(b) Subject to the limitations set forth in Section 9.3, Parent shall indemnify each Equityholder, and if applicable, each of its officers, directors, employees, agents and Affiliates (each, a “Equityholder Indemnitee”) from and against, and shall reimburse the Equityholder Indemnitees for, all Losses incurred or suffered by any of the Equityholder Indemnitees to the extent arising out of or resulting from any breach of or non-fulfillment of any covenant or agreement contemplating or requiring performance prior to the Closing made by Parent in this Agreement (collectively, “Equityholder Losses” and together with Parent Losses, “Covered Losses”).
9.3 Limitation of Liability.  Notwithstanding the foregoing,
(a)  (i) the Representative’s obligation, on behalf of the Equityholders, to indemnify the Parent Indemnitees against any Parent Losses after the Closing pursuant to Section 9.2(a) and (ii) the Equityholders obligation to indemnify the Parent Indemnitees for Actual Fraud in connection with the representations and warranties made by the Company in this Agreement (provided that recovery by the Parent Indemnitees shall be limited to the Person who committed such Actual Fraud) shall not exceed, collectively in the aggregate, the amount set forth on Section 9.3(a) of the Company Disclosure Schedule (the “Cap”).
(b) Parent’s obligation to indemnify the Equityholder Indemnitees against any Equityholder Losses after Closing shall not exceed, in the aggregate, the Cap.
(c) No Equityholder shall be liable in the aggregate under this Agreement for more than the portion of the Merger Consideration actually received by such Equityholder with respect to Actual Fraud in connection with the representations and warranties made by the Company in this Agreement.
(d) To the extent that the retention under the R&W Insurance Policy has been exhausted, Parent or any additional insured under the R&W Insurance Policy shall first seek recovery under and exhaust the R&W Insurance Policy before seeking recovery from any Equityholder or the Representative hereunder; provided, however, Parent or any Parent Indemnitee may deliver a Notice of Claim in order to preserve a claim for recovery.
(e) If any Indemnified Party collects an amount in discharge of a claim in respect of a Loss reimbursed by an Indemnifying Party  and such Indemnified Party and/or an Affiliate thereof (where the Surviving Company is the Indemnified Party) subsequently recovers from a third party (including under the R&W Insurance Policy) (such excess recovery, the “Excess Recovery”), such Indemnified Party shall (or, as appropriate, shall cause such Affiliate to) repay to the Indemnifying Party or Parties an amount equal to the Excess Recovery less any costs or expenses incurred or suffered by the Indemnified Party in procuring the Excess Recovery including any related insurance premium (but no more than the amount paid by the Indemnifying Party to the Indemnified Party pursuant to this ARTICLE IX).
(f) Any Losses for which any Indemnified Party is entitled to indemnification under this ARTICLE IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.
(g) The Parent Indemnitees shall not be entitled to indemnification under this ARTICLE IX with respect to any amount resulting in a claim to the extent that such amount is reflected in the calculation of Final Closing Date Merger Consideration.
(h) For purposes of this ARTICLE IX, “Losses” shall specifically exclude punitive and exemplary damages except as incurred in connection with a Third Party Claim.
9.4 Notice of Claims.  If any Parent Indemnitee or Equityholder Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred, any Covered Loss for which it is entitled to indemnification under this ARTICLE IX, the Indemnified Party shall promptly notify the party from whom indemnification is being claimed (the “Indemnifying Party”). This notice (“Notice of Claim”) shall specify the basis of the claim in reasonable detail in light of the circumstances then known by the Indemnified Party. If any Legal Proceeding is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Covered Losses, such Indemnified Party shall notify the Indemnifying Party of such Legal Proceeding. The failure to provide any notice in accordance with this Section 9.4 shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure.
9.5 Claims by Parties.
(a) Other than third-party claims, which are covered by Section 9.6, within twenty (20) days after delivery of any Notice of Claim delivered in accordance with Section 9.4, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the asserted amount of Covered Losses (the “Asserted Damages Amount”), in which case the Response shall be accompanied by a payment to the Indemnified Party of such amount, by check or by wire transfer; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”), in which case the Response shall be accompanied by a payment to the Indemnified Party of the Agreed Portion, by check or by wire transfer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount and provide in reasonable detail the basis therefor.
(b) In the event that the party providing a Response pursuant to Section 9.5(a) shall (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Indemnified Party is entitled only to the Agreed Portion of the Asserted Damages Amount, the Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the Indemnification Claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such Parties. If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of a Response, either the Representative or Parent may seek resolution in accordance with Section 10.2 and Section 10.3.
9.6 Third Party Claims.  If any third party notifies any Indemnified Party with respect to any matter which the Indemnified Party determines may give rise to a claim for indemnification against the Indemnifying Party under this ARTICLE IX (a “Third Party Claim”), then the Indemnified Party shall notify the Indemnifying Party thereof as promptly as practicable and in any event within thirty (30) days after receiving any written notice from a third party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnifying Party may defend against the matter so long as (a) the Indemnifying Party notifies the Indemnified Party in writing, within ten (10) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against any Covered Losses the Indemnified Party may suffer resulting from, or arising out of, such Third Party Claim (subject to the Cap), and (b) the Indemnifying Party possesses financial resources that would reasonably be expected to be sufficient to defend against the Third Party Claim and to fulfill its indemnification obligations hereunder; provided, that if the Indemnifying Party is the Representative, such Indemnifying Party shall not have the right to defend any such matter (i) that seeks to impose criminal liability on an Indemnified Party, (ii) if the Indemnifying Party has failed or is failing to actively and diligently defend in good faith such matter, and is provided written notice of such failure by the Indemnified Party and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice; (iii) that is reasonably likely to involve Covered Losses in an amount in excess of the Cap; (iv) if such Third Party Claim includes a claim to obtain an injunction, restraining order, declaratory relief or other non-monetary relief or (v) if the Indemnified Party has been advised by counsel there exists any actual or potential conflicts of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate.  In the event the Indemnifying Party notifies the Indemnified Party within ten (10) days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (A) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate counsel at its sole cost and expense and (C) the Indemnifying Party shall not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, and the Insurer, to the extent required under the R&W Insurance Policy. If the Indemnifying Party elects not to, or is not permitted by the terms of this Agreement to, assume the defense of and indemnification for such matter, then the Indemnified Party shall proceed diligently to defend such matter; provided, that the Indemnified Party shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.  The procedures in this Section 9.6 shall not apply to direct claims of Equityholder Indemnitees or Parent Indemnitees governed by Section 9.5.
9.7 Merger Consideration Adjustments.  To the extent permitted by applicable Law, any amounts determined in accordance with, and payable under, this ARTICLE IX shall be treated by Parent and the Representative as an adjustment to the Merger Consideration.
9.8 Release.  Parent, for itself and on behalf of its Affiliates (including, after the Closing, the Surviving Company and the Company Subsidiaries), acknowledges and agrees that, subject to the Representative’s indemnification obligations (on behalf of the Equityholders) under this Article IX and claims for Actual Fraud, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Equityholder or its Affiliates or any of the former, current, or future general or limited partners, shareholders or equityholders, managers, members, directors, officers, employees, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing (collectively, the “Equityholder Related Persons”) relating to the operation of the Company and the Company Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the Company Disclosure Schedule, or Exhibits hereto or the Transactions, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 9.8, subject to the Representative’s indemnification obligations (on behalf of the Equityholders) under this Article IX and claims for Actual Fraud, no claim shall be brought or maintained by, or on behalf of, Parent or any of its Affiliates (including, after the Closing, the Surviving Company and the Company Subsidiaries) against any Equityholder Related Person, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company, the Equityholders or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company, the Equityholders or any other Person delivered hereunder, the subject matter of this Agreement or the Company Disclosure Schedule or Exhibits hereto or the Transactions, the business or the ownership, operation, management, use or control of the business of the Company or any Company Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing. Nothing in this Section 9.8 shall (i) limit Parent’s remedies in the event of Actual Fraud except as set forth in Section 9.3; or (ii) limit or waive any rights of Parent or any other additional insured pursuant to the R&W Insurance Policy or any excess policy relating thereto.
9.9 Indemnification Rights Remedies Exclusive.  Except with respect to Actual Fraud (except as set forth in Section 9.3), the rights of the Indemnified Parties to indemnification relating to this Agreement or the Transactions shall be strictly limited to those contained in this ARTICLE IX, and, subject to ARTICLE VIII and Section 10.9, such indemnification rights shall be the exclusive remedies of the Indemnified Parties subsequent to the Effective Time with respect to any matter in any way relating to this Agreement or arising in connection herewith.
9.10 Parent Acknowledgement.  Parent acknowledges and agrees that the agreements contained in this ARTICLE IX are an integral part of the Transactions and that, without these agreements set forth in this ARTICLE IX, the Company and the Equityholders would not enter into this Agreement or otherwise agree to consummate the Transaction.

ARTICLE X

MISCELLANEOUS
10.1 Expenses.
(a) Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transactions. Each of Parent and the Company shall be responsible for fifty percent (50%) of (i) all governmental filing fees and governmental charges applicable to any requests for Governmental Approvals or to the consummation of the Transactions and (ii) any charges and expenses of the Escrow Agent in connection with this Agreement. The Company shall be solely responsible for any fees and expenses of the Paying Agent in connection with this Agreement.
(b) Any sales, use, real estate transfer, stock transfer or similar transfer Tax (“Transfer Taxes”) payable in connection with the Transactions shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Equityholders. Except as otherwise required by Law, Parent shall duly and timely prepare and file any Tax Return relating to such Taxes and shall not file any such Tax Returns without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed. The Parties shall reasonably cooperate to reduce any applicable Transfer Taxes and in preparing and filing all applicable Tax Returns with respect to any such Taxes.
10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.
10.3 Submission to Jurisdiction; Waivers. Subject to Section 1.10(d)(ii) (which will govern any dispute arising thereunder), the Parties agree that any dispute, controversy or claim arising out of or relating to the Transactions or to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the state or federal courts sitting in the State of Delaware (the “Delaware Courts”). In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:
(a) submits for itself and its property in any action relating to the Transactions or to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by Law, in such appellate courts;
(b) consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to plead or claim the same;
(c) waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to the Transactions or to this Agreement, or its performance under or the enforcement of this Agreement;
(d) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 10.7; and
(e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.
10.4 Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transactions.
10.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the documents delivered pursuant hereto and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transactions and supersedes all prior agreements among the Parties respecting the Transactions. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement; and except with respect to Actual Fraud, the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, the documents delivered pursuant hereto or the other Transaction Agreements.
10.6 Amendments and Waivers. Prior to Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent and the Company; provided that after the Required Member Consent is executed and delivered by the signatories thereto, there shall be no amendment or waiver that, pursuant to applicable law, requires further approval of the Member without the receipt of such approval.  Following Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent and the Representative. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.
10.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by facsimile or e-mail (with written confirmation of receipt), or (c) one Business Day following the day sent by overnight courier (charges prepaid), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this provision).
If, prior to the Closing, the Company, to:

c/o Arlington Capital Partners
5425 Wisconsin Avenue, Suite 200
Chevy Chase, MD 20815
Attention: David Wodlinger and Ben Ramundo
Facsimile: (202) 337-7525
Email:
dwodlinger@arlingtoncap.com
bramundo@arlingtoncap.com

With a copy (which shall not constitute notice) to:
Holland & Knight LLP
1650 Tysons Boulevard, Suite 1700
Tysons, VA 22102
Attention: Marisa C. Terrenzi
Facsimile: (703) 720-8610
Email: marisa.terrenzi@hklaw.com

If to the Representative, to:
Centauri ACP Holdings, LLC
c/o Arlington Capital Partners
5425 Wisconsin Avenue, Suite 200
Chevy Chase, MD 20815
Attention: David Wodlinger and Ben Ramundo
Facsimile: (202) 337-7525
Email:
dwodlinger@arlingtoncap.com
bramundo@arlingtoncap.com

With a copy (which shall not constitute notice) to:
Arlington Capital Partners
5425 Wisconsin Avenue, Suite 200
Chevy Chase, MD 20815
Attention: David Wodlinger and Ben Ramundo
Facsimile: (202) 337-7525
Email: dwodlinger@arlingtoncap.com
bramundo@arlingtoncap.com

and to:
Holland & Knight LLP
1650 Tysons Boulevard, Suite 1700
Tysons, VA 22102
Attention: Marisa C. Terrenzi
Facsimile: (703) 720-8610
Email: marisa.terrenzi@hklaw.com

If to Parent or Merger Sub, or, following the Closing, the Surviving Company, to:
KBR Wyle Services, LLC
601 Jefferson Avenue
Houston, Texas  77002
Attention:  Executive Vice President and General Counsel
Email:  eileen.akerson@kbr.com

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
8350 Broad Street, 17th Floor
Tysons, VA 22102
Attention: Carine Stoick
Facsimile: (703) 610-6200
Email: carine.stoick@hoganlovells.com

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions is consummated as originally contemplated to the greatest extent possible.
10.9 Specific Performance.
(a) Each Party acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company, Parent or Merger Sub could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, before or after the Closing, each Party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the Parties further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 10.9 and (ii) the exclusive jurisdiction of the courts set forth in Section 10.3 with respect to any action brought for any such remedy.
(b) Each Party further agrees that (i) by seeking the remedies provided for in this Section 10.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, or in the event that the remedies provided for in this Section 10.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.9 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.9 prior or as a condition to exercising any termination right under ARTICLE VII, nor shall the commencement of any action pursuant to this Section 10.9 or anything set forth in this Section 10.9 restrict or limit any such Party’s right to terminate this Agreement in accordance with ARTICLE VII, or pursue any other remedies under this Agreement that may be available then or thereafter.
10.10 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person or entity other than (i) the Parties and their successors and permitted assigns, and (ii) each D&O Indemnified Person, who shall have the right to enforce the obligations of Parent and the Surviving Company solely with respect to Section 5.7.
10.11 Assignment. No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of Parent, on the one hand, and the Representative (on behalf of the Equityholders), on the other hand; provided, that each of Parent and Merger Sub may assign its rights, but not its obligations, under this Agreement without the prior approval of the Representative to (a) any of its Affiliates, (b) any financing sources for collateral purposes, and (c) after the Closing, any Person to which Parent sells all or substantially all of the assets relating to the business of any Group Company; provided, further that any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Any assignment in violation of this Section 10.11 shall be null and void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
10.12 Authorization of Representative.
(a) By virtue of adoption of this Agreement by the Equityholders and the terms of the CHP Equity Incentive Plan, and without further action by any such Equityholder, the Representative is hereby appointed, authorized and empowered to act as an agent, representative and attorney-in-fact for each of the Equityholders in connection with and to facilitate the consummation of the Transactions, including pursuant to the Escrow Agreement and the Paying Agent Agreement, and the matters related to (w) the adjustment of the Merger Consideration contemplated by Section 1.10, (x) the payment of amounts from the Representative Expense Fund Amount, including the payment of any Taxes, and payment related to the Representative’s indemnification obligations under ARTICLE IX, (y) the preparation and filing of the Tax Returns with respect to the Group Companies contemplated by ARTICLE VIII and (z) all other such items and matters set forth in this Agreement and the other Transaction Agreements contemplating participation by the Representative (collectively, “Representative Actions”), in each case with the power and authority, including power of substitution (subject to the approval of Parent, which shall not be unreasonably withheld, conditioned or delayed), acting in the name of or for and on behalf of each Equityholder, and subject to the limitations set forth herein or therein: (i) to execute and deliver and receive such waivers and consents as the Representative, in its sole discretion, may deem necessary or desirable; (ii) to collect and receive all moneys and other proceeds and property payable to the Representative from the Representative Expense Fund Amount, and, subject to any applicable withholding Laws, and net of any out-of-pocket expenses incurred by the Representative, disburse and pay the same to each Equityholder in accordance with such Equityholder’s Pro Rata Share; (iii) to consent to, compromise and settle claims for indemnification pursuant to Article IX, to authorize the release of any funds from the Adjustment Escrow Account in accordance with this Agreement and the Escrow Agreement; (iv) to authorize the release of any funds by the Paying Agent in accordance with this Agreement and the Paying Agent Agreement; (v) to enforce and protect the rights and interests of the Equityholders and the Representative arising out of or under or in any manner relating to any Representative Action, and to take any and all actions which the Representative believes are necessary or appropriate in respect thereof, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or any of the Group Companies (after the Closing), consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Merger Sub, the Group Companies (after the Closing) and their representatives regarding such Claims; (vi) to refrain from enforcing any right of any Equityholder and/or the Representative arising out of or under or in any manner relating to any Representative Action in connection with the foregoing; provided, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement shall be deemed a waiver of any such right or interest by the Representative or by the Equityholders unless such waiver is in writing signed by the waiving party or by the Representative; (vii) to make, execute, acknowledge, deliver and receive all such other agreements, guarantees, Orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings and service of process in connection with any Claims, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Representative Actions, and all other agreements, documents or instruments executed in connection therewith; and (viii) take all such other actions as the Representative shall deem necessary or appropriate, in its discretion, for the accomplishment of the foregoing and the consummation of the Transactions.
(b) The Representative shall be entitled to the payment of all its out-of-pocket expenses incurred as the Representative by or on behalf of the Equityholders subject to and in accordance with the terms and conditions set forth in this Agreement, including Section 1.9(c), which such amounts to be used by the Representative to pay expenses incurred by the Representative in its capacity as the Representative; provided, that if the Transactions are not consummated, the Company shall reimburse the Representative for all costs and expenses reasonably incurred by the Representative in connection with the Transactions and neither Parent nor Merger Sub shall have any Liability to the Representative or the Company in connection therefor. Once the Representative determines, in its sole discretion, that the Representative will not incur any additional expenses in its capacity as the Representative, then the Representative will distribute the remaining unused Representative Expense Fund Amount, if any, to the Paying Agent (for further distribution to the Member and CHP Members) and the Surviving Company (for further distribution to the Optionholders) based on the Equityholders’ applicable Pro Rata Share. If, however, the Representative incurs expenses, in its capacity as the Representative, in an amount exceeding the Representative Expense Fund Amount, then the Representative shall be entitled to receive from the Equityholders in accordance with their Pro Rata Shares an amount for the difference between the total expenses incurred by the Representative and the Representative Expense Fund Amount. Furthermore, the Representative shall be entitled to cause the Paying Agent to withhold and pay a portion of any Other Equityholder Payments to the Representative, by providing written notice thereof to the Paying Agent and Parent prior to its distribution of such Other Equityholder Payment, for the purpose of the Representative making any payments or paying any expenses under or in connection with this Agreement on behalf of the Equityholders to satisfy costs, expenses and/or liabilities of the Representative in connection with the performance of its duties under this Agreement. In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder, (i) the Representative shall incur no responsibility whatsoever to any of the Equityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, (ii) the Representative shall not be liable to Equityholders for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Equityholder to whom payment was due, but not made or not made in full, shall be to recover from the other Equityholders any payment in excess of the amount to which such Equityholder is determined to have been entitled, and (iii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any of the Equityholders. Each Equityholder shall indemnify, on a pro rata basis (based on such Equityholder’s Pro Rata Share), the Representative against all Losses (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any Legal Proceeding, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct.
(c) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement. Each of Parent, Merger Sub and the Surviving Company shall be entitled to rely upon all actions and communications taken or omitted to be taken by the Representative, including Representative Actions, and shall have no obligation to inquire of the Equityholders with respect thereto, all of which actions or omissions, including Representative Actions, shall be conclusive and legally binding upon the Equityholders as fully as if such Equityholder had taken such actions or made such omissions and no Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survives the death, incompetency, bankruptcy or liquidation of any of the Equityholders, and (ii) shall survive the Closing. The provisions of this Section 10.12 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Equityholders to the Representative, and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Equityholder. Any amounts received by the Representative on account of the Equityholders, whether pursuant to Section 1.9 or otherwise, shall be distributed to the Equityholders, net of any reserve the Representative may deem necessary in its reasonable discretion, in accordance with Section 1.11.
(d) The Parties acknowledge and agree that the Representative shall have no liability to, and shall not be liable for any Losses of, any Party in connection with any obligations of the Representative under this Agreement or otherwise in respect of this Agreement or the Transactions.
(e) The Representative, in its capacity as such, represents and warrants that it has full power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Agreements applicable to the Representative and to consummate the Transactions. This Agreement and each of the other Transaction Agreements to which the Representative is a party constitutes, or will constitute as of the Closing Date, a legal, valid and binding agreement of the Representative (solely as agent, representative and attorney-in-fact of the Equityholders and not in its individual capacity) enforceable against it in accordance with its and their respective terms, subject to the Equitable Principles.
(f) In the event of the death, incapacity, liquidation, dissolution or resignation of any Person serving as the Representative, as applicable, within twenty (20) days of such death, incapacity, liquidation, dissolution or resignation, the Member shall choose the successor representative. Following such resignation, any reference to the Representative herein shall be deemed to include such successor representative.
(g) Notwithstanding anything to the contrary in this Section 10.12, the provisions of this Section 10.12 do not affect any right of Parent, Merger Sub or the Surviving Company hereunder or create any obligation on the part of Parent, Merger Sub or the Surviving Company. The Equityholders shall bear full responsibility for any and all obligations arising pursuant to this Section 10.12.
10.13 Attorney Conflict Waiver. Recognizing that the Law Firms have acted as legal counsel to the Representative and its Affiliates and the Group Companies prior to the Closing, and that the Law Firms intend to act as legal counsel to the Representative and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with the Law Firms representing the Representative and/or its Affiliates (including any of the Equityholders) after the Closing as such representation may relate to the Transactions. In addition, all communications involving attorney-client confidences between the Representative, its Affiliates or any Group Company and the Law Firms in the course of the negotiation, documentation and consummation of the Transactions, to the extent relating to the Transactions, shall be deemed to be attorney-client confidences that belong solely to the Representative and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of the Law Firms relating to its engagement in respect to such communications, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Representative and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of the Law Firms in respect of such engagement constitute property of the client, only the Representative and its Affiliates (and not the Group Companies) shall hold such property rights and (iii) the Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between the Law Firms and any of the Group Companies or otherwise to the extent relating to the Transactions.
10.14 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.
ARTICLE XI

DEFINITIONS AND INTERPRETATIONS
11.1 Certain Definitions.
(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 11.1:
“Accounting Referee” means Deloitte Touche Tohmatsu Limited.
“Accounting Rules” means, collectively, (i) the rules, principles and sample calculation of Working Capital set forth on a consistent basis with Exhibit B (collectively, the “Agreed Principles”), (ii) to the extent in accordance with GAAP, the accounting principles, methods, practices, classifications, conventions, categorizations, definitions, judgments, elections, assumptions, inclusions, exclusions, techniques and valuation and estimation methods used in preparing the Company Financial Statements for the year ended December 31, 2019 (collectively, the “Historical Principles”) and (iii) GAAP; provided, that notwithstanding any provisions or concepts of GAAP, no developments or events taking place after the Closing Date shall be taken into account unless related to the period being reported and in accordance with GAAP and consistent with past practices; provided, further, that in the event of any conflict among the Agreed Principles, the Historical Principles and GAAP, then the Agreed Principles shall take precedence, followed by the Historical Principles, followed by GAAP.
“ACP” means Arlington Capital Partners IV, LP, a Delaware limited partnership.
“ACP Member” means Centauri ACP Holdings, LLC, a Delaware limited liability company.
“Actual Fraud” of a Person, means, actual and intentional fraud with respect to the express representations and warranties made in any Transaction Agreement, the Member Consent, Instruction Letters, or Letters of Transmittal, as applicable, in which (i) such Person had actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty made by such Person, or by the Company as qualified by the Company Disclosure Schedule, were actually breached or untrue when made and (ii) such Person had knowledge of the inaccuracy thereof and had the intent to deceive such other party and to induce such other Party to enter into this Agreement. For the avoidance, “Actual Fraud” does not include fraud based on negligence or recklessness.
 “Adjustment Escrow Amount” means $500,000.
“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account plus any interest accrued thereon.
“Adjustment Time” means (i) with respect to each Group Company that is organized or incorporated in the U.S., 11:59 p.m., U.S. Eastern Time, on the Closing Date and (ii) with respect to each Group Company that is organized or incorporated in a jurisdiction outside of the United States, at the close of business, local time, on the Closing Date.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Applicable Privacy and Security Laws” means all applicable Laws and guidance issued by a Governmental Authority concerning the privacy, Processing, or security of Personal Information, Company Data or other confidential data, and all regulations promulgated and guidance issued by Governmental Authorities thereunder.
“Arlington Fees” means all accrued and unpaid fees and expenses payable to ACP, any ACP Member or any of their Affiliates as of the Closing Date, in each case either pursuant to the Management Services Agreement or payable as a result of the consummation of the Transactions (excluding for the avoidance of doubt any portion of the Merger Consideration payable to any Equityholder).
“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and all other pension, retirement, profit-sharing, deferred compensation, equity or equity-based compensation, health and welfare, severance pay, vacation, bonus, incentive compensation, life insurance, change in control payment, transaction payment, retention payment, tax gross-up, employment agreement, employee loan program, commission and fringe benefit plans, but excluding government programs and statutory benefits, that are currently adopted, maintained by, sponsored or contributed to by the Group Companies, or are required to be adopted, maintained by, sponsored or contributed to by the Group Companies, or under which any Group Company has any outstanding Liability.
“Business Day” means any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required or authorized by Law to close or are otherwise not required to be closed due to the COVID-19 outbreak.
“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of (i) all cash and (ii) all cash equivalents (including deposits, amounts held in escrow, marketable securities and short term investments) of the Group Companies, excluding any Restricted Cash, in each case, determined in accordance with GAAP as of immediately prior to the Closing. Cash and Cash Equivalents shall (i) be reduced by issued but uncleared checks and drafts of the Group Companies (to the extent there has been a reduction of accounts payable on account thereof), and (ii) be increased by checks and drafts deposited for the account of the Group Companies, in each case as of immediately prior to the Closing (to the extent there has been a reduction in accounts receivable on account thereof).
“CHP” means Centauri Holdings Parent, LLC, a Delaware limited liability company and indirect subsidiary of the Company.
“CHP Common Units” means the Common Equity Membership Units, as defined in the CHP LLC Agreement.
“CHP Equity Incentive Plan” means the 2017 Equity Incentive Plan of CHP, as amended.
“CHP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Centauri Holdings Parent, LLC, dated and effective as of September 20, 2019.
“CHP Members” means the holders of CHP Common Units as of immediately prior to the Effective Time.
“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents of the Group Companies as of the Adjustment Time.
“Closing Date Indebtedness” means all Indebtedness of the Group Companies as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Data” means all data stored or Processed by or on behalf of any Group Company (including any and all Personal Information, data or content displayed, distributed or made available on or through any Group Company website or on or thorough Company Software, and Trade Secrets or confidential information of the Group Companies or their customers, suppliers, service providers, partners and other Persons), excluding Customer Data.
“Company Incentive Plan” means the 2019 Equity Incentive Plan of the Company.
“Company Intellectual Property” means (i) Company-Owned Intellectual Property, and (ii) any other Intellectual Property Rights that are licensed by third parties to any Group Company.
“Company LLC Agreement” means the Limited Liability Company Agreement of Centauri Platform Holdings, LLC, dated and effective as of September 20, 2019.
“Company Material Adverse Effect” means any fact, event, development, change, occurrence, circumstance, condition, matter or effect that, individually or when taken together with all other facts, events, developments, changes, occurrences, circumstances, conditions, matters or effects, (i) is, has been, or would reasonably be expected to be, materially adverse to the business, operations, assets, properties, liabilities, financial condition or results of operations of the Group Companies, taken as a whole; provided that no fact, event, development, change, occurrence, circumstance, condition, matter or effect (by itself or taken together with any and all other fact, events, developments, changes, occurrences, circumstances, conditions, matters or effects) that results from or arises out of any of the following shall constitute a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (A) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (B) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (C) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world; (D) changes affecting the industry generally in which the Group Companies operate; (E) the public announcement of this Agreement, or the loss of any suppliers or customers directly resulting from the identity of Parent, but excluding the breach by any Group Company of any Contract to the extent resulting from the execution of this Agreement or the consummation of the Transactions; (F) the taking of any action required by this Agreement or taken by a Group Company at the written request of Parent other than in accordance with the terms of this Agreement; (G) changes in Law or other legal or regulatory conditions (or the interpretation thereof) occurring after the date of this Agreement; (H) changes in GAAP or other accounting standards (or the interpretation thereof) occurring after the date of this Agreement; and (I) any failure, in and of itself, by the Group Companies to meet internal or external projections or forecasts or revenue or earnings predictions;; (provided that the cause or basis for any Group Company failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Company Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); provided, that any matter described in any of subclauses (A) through (D) and (G) and (H) of this definition shall be taken into account in determining whether there is, has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such matter has had a disproportionate effect on the business, operations, assets, properties, liabilities, financial condition or results of operations of the Group Companies, relative to other participants in the industry in which the Group Companies operate or (ii) does, did or would reasonably be expected to, prevent or materially impair or delay the ability of the Group Companies to consummate the Transactions.
“Company-Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by any Group Company, including the Registered Intellectual Property.
“Company Software” means Software (including websites, smartphone or tablet applications, HTML code, and firmware and other Software embedded in hardware devices) owned, developed or under development, used, marketed, distributed, licensed, sold or otherwise made available at any time by any Group Company (excluding commercially available off-the-shelf Software used or held for use by any Group Company that (i) is not material to any Group Company, and (ii) has not been modified or customized for or on behalf of any Group Company).
“Consideration Waterfall” means the schedule attached to the Pre-Closing Statement which sets forth the amount of Merger Consideration allocated to each Equityholder, which schedule has been prepared by the Company, in accordance with the terms of this Agreement, the Company LLC Agreement, the CHP LLC Agreement, and the Incentive Plan Documents.
“Contract” means any oral or written and legally-binding agreement, contract, indenture, debenture, guarantee, note, mortgage, deed of trust, bond, lease, sublease, license, sublicense, instrument, purchase order, bid, tender, or other legally binding right, commitment, obligation, arrangement or understanding (including any amendments and other modifications thereto).
“Contractor Pre-Existing Intellectual Property Rights” means pre-existing Intellectual Property Rights of a contractor that are not generated in connection with work conducted pursuant to the applicable written agreement between such contractor and the applicable Group Company.
“Copyleft License” means any license that: (i) imposes or could impose a requirement or condition that any licensee grant a license under its Intellectual Property Rights or that any Software or part thereof be: (A) disclosed, distributed or made available in source code form; (B) licensed for the purpose of making modifications or derivative works; or (C) redistributable at no charge; or (ii) otherwise imposes or could impose any other limitation, restriction, or condition on the right or ability of the licensee to use, distribute or make available its own Software or any Software derived from the Software distributed or made available under such license term or condition.  The term “Copyleft License” includes the GPL, LGPL, Mozilla License, Common Development and Distribution License, Eclipse Public License, and all Creative Commons “sharealike” licenses.
“COVID-19” means the novel coronavirus COVID-19 and related pandemic.
“Customer Data” means all data (i) owned or controlled by a customer on systems or in environments owned or controlled by that customer; (ii) that any Group Company Processes for or behalf of that customer (including any and all Personal Information or confidential information of the customer or its own suppliers, service providers, partners and other Persons, excluding Company Data); and (iii) for which the Company does not have any control over, or contractual or legal obligation, to determine the security measures to be applied to that particular data.
“Data Room” means the electronic documentation site established by Jefferies LLC and maintained by Merrill Datasite on behalf of the Company.
“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.
“De Minimis Inaccuracies” means any inaccuracy or breach, with respect to the representations and warranties set forth in Section 3.4(a)-(d), that are not, individually or in the aggregate, reasonably expected to result in Losses to Parent or any of the Parent Indemnitees equal to or greater than Two Million Dollars ($2,000,000).
“Environmental Laws” means any Laws concerning pollution, regulation or protection of the environment or human health or safety, or the use, generation, recycling, processing, labeling, handling, production, manufacture, Release, treatment, storage, transportation, remediation, or disposal of Hazardous Materials.
“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws, in each case, affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
“Equityholders” means the Member, CHP Members and the Optionholders, collectively.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Escrow Agent” means Citibank, N.A..
“Escrow Agreement” means that certain Escrow Agreement substantially in the form of Exhibit E by and among the Representative, on behalf of the Equityholders, Parent and the Escrow Agent.
“Fundamental Representations” means the representations and warranties provided in Section 3.1 (Organization and Power), Section 3.2 (Authorization of Agreement), Section 3.4 (Capitalization; Company Subsidiaries), Section 3.21 (Financial Advisors) and Section 3.27 (Required Member Consent).
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, consistently applied.
“Government Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Material Government Contract.
“Government Contract” means any Contract that (i) is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, or (ii) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority. For the avoidance of doubt, Contracts with public utilities, unless such public utilities are majority-owned by a Governmental Authority, shall not be deemed to be Government Contracts. Unless otherwise indicated, task, purchase, change or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.
“Governmental Antitrust Authority” shall mean any Governmental Authority with regulatory jurisdiction over any consent required for the consummation of the Transactions, under the HSR Act or under Other Competition Laws.
“Governmental Authority” means any government or governmental, judicial, administrative or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, state, provincial or local, or any agency, bureau, board, commission, department, tribunal, Taxing Authority or instrumentality or authority thereof, or any court or arbitrator (public or private), or any self-regulatory authority with similar powers, excluding, in each case (except for purposes of the definitions of “Government Contract” and Section 3.14), Governmental Authorities in their capacities as customers of the Company or its Subsidiaries.
“Group Companies” means the Company and the Company Subsidiaries.
“Group Company Product” means any version, release, line, package or model of any proprietary product or service, including Software, that has been, or is currently being, designed, developed, distributed, provided, performed, licensed or sold by or on behalf of any Group Company in any manner (including through a hosted service or similar arrangement).
“Hazardous Materials” means any (i) substances, wastes or materials that are listed, regulated or defined or for which Liability may be imposed under any Environmental Laws, including materials defined as “hazardous substances” under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and (ii) petroleum or petroleum products (including, crude oil or any fraction thereof), asbestos or asbestos-containing materials, radioactive materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.
“HSR Act” shall mean the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Plan Documents” means collectively the CHP Equity Incentive Plan and applicable grant agreements thereunder.
“Indebtedness” of any Person means, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest of (A) indebtedness of such Person or its Subsidiaries for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds (including insurance and performance bonds), acceptances, debt securities or other similar instruments, the payment of which such Person or its Subsidiaries is responsible or liable, including any indebtedness owed by the Company under the Contingent Promissory Note, dated February 9, 2018, in the principal amount up to $18,500,000, in favor of Above & Beyond Solutions, Inc.; (ii) any premium, break fee, penalty or other cost (including administrative expense) payable in connection with terminating, unwinding or prepaying the Indebtedness set forth in the preceding clause (i); (iii) all Liabilities of such Person or its Subsidiaries payable in respect of, issued or assumed as the deferred purchase price of securities, assets, property or services, whether contingent or otherwise and amounts under any earn-out or similar performance payment at the maximum value or any seller notes or post-closing true-up obligations, all conditional sale or installment sale obligations of such Person and its Subsidiaries and all obligations of such Person and its Subsidiaries under any title retention agreement (in each case (x) to the extent such amounts are still earnable by the terms of the underlying transaction and agreements, and (y) excluding trade payables and other current liabilities taken into account in Working Capital arising in the Ordinary Course of Business; for the avoidance of doubt, Indebtedness shall not include that certain Contingent Promissory Note issued to DGS Holdings, Inc. and dated July 27, 2018, which is no longer earnable by its terms); (iv) all obligations arising out of reimbursement obligations under drawn but unreimbursed letters of credit issued for the account of such Person or its Subsidiaries; (v) obligations for which such Person or its Subsidiaries is obligated pursuant to any hedging, swap or similar arrangement and related breakage or similar costs for interest rate hedges or early termination; (vi) the capitalized portion of lease obligations under capital leases; (vii) all obligations of the type referred to in clauses (i) - (vi) of other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor or surety; (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person or its Subsidiaries; provided, however, that Indebtedness shall not include (1) any amounts taken into account in the calculation of the Working Capital as of the Adjustment Time or Transaction Expenses, or (2) any undrawn guaranty, surety, letter of credit, or similar instrument.
“Indemnification Claim” means any claim in respect of which payment may be sought under ARTICLE IX.
“Information Security Incident” means any (i) compromise of the security, confidentiality, or integrity of Company Data; (ii) unauthorized access, acquisition, exfiltration, or unauthorized or unlawful Processing of Company Data; (iii) unauthorized intrusion into, control of, access to, modification of, or use of any system that is used by the Group Companies to secure, defend, protect, or Process Personal Information; and (iv) event which led a Group Company to suspect or would lead a reasonable person exercising a reasonable level of diligence and investigation to suspect that either (i), (ii), or (iii) has occurred.
“Intellectual Property Rights” means all rights with respect to any of the following, which may exist or be created under the laws of any jurisdiction in the world, in each case whether registered or unregistered: (i) works of authorship (whether or not published) and copyrights (registered or otherwise, including moral rights of authors), database rights, and all other rights with respect to Software and other works of authorship, and all registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions (“Copyrights”); (ii) inventions (whether or not patentable) and all national and multinational statutory invention registrations, patents, patent registrations, patent applications, industrial designs, industrial models, and provisional patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations of any of the foregoing, and all rights therein provided by national or multinational treaties or conventions (“Patents”); (iii) trademarks, service marks, trade names, trade dress, brands, certification marks, distinguishing guise, logos, corporate names, rights in business or get-up or other source or business identifiers, and other similar indicia of source or origin (in each case whether or not registered) and any registration, application, renewal or extension of any of the foregoing and any goodwill associated with any of the foregoing (“Trademarks”); (iv) trade secrets and proprietary information, algorithms, application programming interfaces, user interfaces, apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases and data collections, including all Company Data, diagrams, formulae, inventions (whether or not patentable), know-how, methods, network configurations and architectures, schematics, specifications, Software, documentation, processes, discoveries, improvements, technologies (whether or not embodied in any tangible form), tools, techniques, formulae, customer lists, business and technical information, and business or marketing plans (“Trade Secrets”); (v) Internet domain names (“Domain Names”); and including (vi) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(v)” above.
“Interest” has the meaning set forth in the Company LLC Agreement.
“IRS” means the United States Internal Revenue Service.
“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, as amended.
“Key Employees” means the individuals set forth on Section 11.1(a) of the Company Disclosure Schedule.
“Knowledge” means, with respect to the Company, the actual knowledge of David Dzaran, Dennis Kelly Jr., Robert Richards, Wes Freiwald, Douglas Postman, Rob Thomas, Bill Jugus, Mike Rigo, and Patricia Nunn (but for Patricia Nunn, solely with respect to Section 3.14 and Section 3.23(a)) and the knowledge those individuals would reasonably be expected to have obtained in the performance of such individuals’ duties to the Group Companies.
“Law” means all foreign, federal, state, provincial and local laws statutes, codes, ordinances, rules, regulations, resolutions, and Orders, including common law, all as may be amended from time to time.
“Law Firms” means each of (i) Holland & Knight LLP and (ii) Morrison & Foerster LLP.
“Leases” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property. When used as a verb, the word “Lease” or “Leased” (or words having correlative meanings) means to lease, license, sublease, sublicense, obtain a franchise, acquire an easement or otherwise use any real, personal or intangible property.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, claims, complaints, petitions, subpoenas, litigation, proceedings, or investigations, whether public or private, civil or criminal, at Law or in equity by or before a Governmental Authority or arbiter, and includes any written information request by a Governmental Authority.
“Liabilities” means any indebtedness, obligation or other liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, option, hypothecation, conditional sale, title defect, voting trust agreement, right of first offer, right of first refusal, right of preemption or restriction on transfer or other dispositions of title or restrictions on voting, or other security interest or similar restriction, whether imposed by agreement, Law, equity or otherwise.
“Loss” or “Losses” means all damages, losses, claims, liabilities, demands, charges, suits, penalties and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements), awards, deficiencies, fines, costs and fees, whether or not based on contract, tort, warranty claims or otherwise.
“Management Services Agreement” means that certain Amended and Restated Management Services Agreement by and between the Member (as assignee of Centauri Holdings Parent, LLC as assignee of Centauri Equity Holdings, LLC) and ACP, dated as of February 11, 2018 (as may be amended from time to time).
“Member” means Centauri Platform Holdings Parent, LLC, a Delaware limited liability company.
“Not Disclosable Contract” means (i) a Government Contract, or portion thereof, or (ii) a Contract, or portion thereof, that would otherwise be a Material Contract, in each case that contains security and confidentiality obligations preventing the Company from disclosing its existence, nature, terms or other identifying information to any third party; provided, however, that any such Not Disclosable Contract whether or not disclosed shall be deemed a Material Contract or a Material Government Contract, as applicable, if it would otherwise qualify as such.
“Offering Documents” means offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, road show materials, rating agency materials and presentations, and similar documents and materials, in connection with any debt or equity financing for the Transactions.
“Open Source Code” means any Software that is distributed or made available under “open source” or “free software” license terms, including any Software distributed or made available under the MIT, GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed or made available under any Copyleft License (each, an “Open Source License”)
“Optionholders” means the holders of Options as of immediately prior to the Effective Time.
“Order” means any order, injunction, judgment, decree, consent decree, settlement agreement, enactment, award, subpoena, stipulation, verdict, determination, ruling, writ, assessment or arbitration or other decision of a Governmental Authority.
“Ordinary Course of Business” means the ordinary and usual course of business of the Group Companies consistent with past practices.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person, as amended.
“Other Competition Laws” shall mean all non-U.S. Laws intended to prohibit, restrict or regulate actions having an anti-competitive effect or purpose, including competition, restraint of trade, anti-monopolization, merger control or antitrust Laws.
“Other Equityholder Payments” means any additional cash amounts (without interest) payable from time to time to the Equityholders pursuant to Section 1.10(e) and Section 10.12(b) or any other funds payable to the Equityholders hereunder after the Closing Date.
“Parent Closing Date Transaction” means any transactions made on the Closing Date, after the Closing, by the Group Companies that are outside the Ordinary Course of Business and not specifically contemplated by this Agreement.
“Parent Material Adverse Effect” means any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would, or is reasonably expected to, prevent or materially delay Parent or its Affiliates from consummating the Transactions or performing its obligations under this Agreement.
“Permits” means any approvals, authorizations, consents, licenses, permits, waivers, registrations, exemptions or certificates of a Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been reflected on the face of the Estimated Closing Balance Sheet in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business underlying obligations with respect to which are not due and payable or, if due and payable, are not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings (so long as such proceedings stay any forfeiture) and for which adequate reserves have been reflected on the face of the Estimated Closing Balance Sheet in accordance with GAAP; (iii) pledges, deposits or other Liens to the performance of bids, trade Contracts (other than for borrowed money), Leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes); (iv) zoning, entitlement and other land use or Environmental Laws by any Governmental Authority that are not violated by the current use and operation of the Real Property; (v) any Lien affecting the fee interest of any Real Property not created by a Group Company, provided such Lien does not impair the use and occupancy of the applicable Real Property by the applicable Group Company; (vi) title of a lessor under a capital or operating Lease; (vii) any Liens discharged or released at or in connection with Closing; and (viii) such other imperfections in title, charges, easements, restrictions and encumbrances, in each case on Real Property, which do not or would not, individually or in the aggregate, reasonably be expected to be material to any Group Company and which are not violated by the current use and operation of the Real Property.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” means any information that (i) identifies, or in combination with other information identifies or could reasonably be combined with other information to identify, an individual, device, or household, including name, address, telephone number, health information, social security number, driver’s license number, government-issued identification number, financial account number, or log-in information or (ii) is governed, regulated, or protected under any Applicable Privacy and Security Laws.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date, and (ii) with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
 “Pro Rata Share” means, with respect to each Equityholder, the percentages set forth in Exhibit F.
“Processing” means any operation or set of operations performed on Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” or “Processed” have correlative meaning.
“Public Official” means (i) any officer, employee or representative of any Governmental Authority; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled, or partially owned or controlled, by a Governmental Authority; (iii) any officer, employee or representative of any public international organization including the African Union, the International Monetary Fund, the United Nations or the World Bank Group; (iv) any Person acting in an official capacity for any Governmental Authority, enterprise, or organization identified in the preceding clauses (i)-(iii); and (v) any political party, party official or candidate for political office.
“R&W Insurance Policy” means a representation and warranty insurance policy between Parent and Gemini Insurance Company (the “Insurer”) in substantially the form attached as Exhibit D.
“Related Party Agreement” means each Contract, transaction, or other arrangement that is required to be listed on Section 3.19 of the Company Disclosure Schedule.
“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the indoor or outdoor environment.
“Restricted Cash” means (i) cash or cash equivalents held in any account outside of the United States or (ii) cash or cash equivalents that are not freely usable by Parent or the Company because such cash or cash equivalents are subject to restrictions or limitations on use or distribution by Law, Contract or otherwise, including deposits under customer Contracts and Real Property Leases and restrictions on dividends and repatriations.
“Schedules” means the Company Disclosure Schedule and/or the Parent Disclosure Schedule, as the case may be.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means computer software programs and software systems, including all computer software and code (including source code, executable code, and object code), databases and compilations (including any and all data and collections of data, whether machine readable or otherwise), compilers and decompilers, development tools, menus, higher level or “proprietary” languages, templates, macros, user interfaces, report formats, firmware, data files, whether in source code, object code or human readable form, and all documentation and materials (including user manuals, other specifications, training documentation, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing) and know-how relating to any of the foregoing.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.
“Tax” or “Taxes” means any taxes payable to a Governmental Authority, including federal, state, local or foreign net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof required to be filed with a Taxing Authority in respect of any Taxes.
“Taxing Authority” means the IRS or any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.
“Trade Control Laws” means all applicable statutory and regulatory requirements of the United States and other jurisdictions related to export controls, economic sanctions, trade embargoes, boycotts, imports of goods, and payment of custom duties.
“Transaction Agreements” means this Agreement, the Escrow Agreement, the Member Consent, the Paying Agent Agreement, the Non-Solicitation Agreement, the Restrictive Covenant Agreements, the Instruction Letters, the Letters of Transmittal, and each other agreement, document, consent, instrument or certificate contemplated by this Agreement to which Parent, Merger Sub, the Company or the Representative is a party or to be executed by Parent, Merger Sub, the Company or the Representative in connection with the consummation of the Transactions.
“Transaction Deduction” means, without duplication, any deduction permitted for income Tax purposes attributable to (i) any payments (or deemed payments) of Transaction Expenses; (ii) the payment of the Merger Consideration with respect to the Options (and related employer portion of employment Taxes); and (iii) the exercise of an Option between (and including) the date hereof and the Closing Date (and related employer portion of employment Taxes).
“Transaction Expenses” means, without duplication and only to the extent not paid prior to Closing, the aggregate amount of all (i) out-of-pocket costs and expenses incurred by or on behalf of the Group Companies or any of the Equityholders in connection with the Transactions payable by the Group Companies to outside legal counsel, accountants, advisors, brokers and other third parties, including the Arlington Fees and any other fees and expenses owed to ACP, the ACP Member or any of their respective Affiliates and the fees and expenses for the preparation of diligence materials and the hosting of the Data Room, (ii) transaction bonuses, change of control payment or bonus, stay bonus, retention, sale bonus, transaction completion bonus, severance or similar payments that are due to any current or former employee, officer or director of the Group Companies directly as a result of (in whole or in part) the consummation of the Transactions pursuant to any Contract entered into by any Group Company prior to the Closing and the employer portion of employment Taxes related to all such payments, (iii) the employer portion of employment Taxes related to any portion of the Aggregate Option Cash Out Payment; (iv) fifty percent (50%) of the cost of the “tail” policy contemplated by Section 5.7(b); (v) fifty percent (50%) of all fees, costs, and expenses of the Escrow Agent; (vi) all fees, costs and expenses of the Paying Agent Agreement; (vii) fifty percent (50%) of governmental filing fees (including the HSR filing fee) and governmental charges applicable to any requests for Governmental Approvals or to the consummation of the Transactions; and (viii) any gross-up for Taxes imposed under Section 4999 of the Code (and all Taxes imposed on any such gross-up, including any gross-up described in this parenthetical) to any “disqualified individual” (within the meaning of Code Section 280G) of any Group Company payable or triggered in respect of any payment to be made by reason of the consummation of the Transactions (whether alone or in combination with any other event other than Parent’s termination of employment of an employee after Closing) that is required to be paid pursuant to an individual agreement, a Benefit Plan or Contract, in any case, that is entered into by such Person and any Group Company prior to the Effective Time, but in any event disregarding any portion of such gross-up resulting from any compensation or benefits paid or to be paid pursuant to any Contract negotiated or entered into by Parent or any of its Affiliates (determined as of immediately prior to the Effective Time) at or prior to the Effective Time (excluding the Merger Agreement); provided, however, that Transaction Expenses shall not include any amounts taken into account in the calculation of the Closing Date Indebtedness.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.
“Working Capital” means, with respect to the Group Companies, on a consolidated basis, (i) current assets of the Group Companies, as of the Adjustment Time that are included in the line item categories of current assets specifically identified on Exhibit B, reduced by (ii) those current liabilities of the Group Companies (including current income and non-income Taxes), as of the Adjustment Time, that are included in the line item categories of current liabilities specifically identified in Exhibit B, in each of case (i) and (ii), without duplication and as determined in accordance with the Accounting Rules. For the avoidance of doubt, with respect to material purchases expected but not required to be categorized as Other Direct Cost (“ODC”), (“Material Purchases”), (1) current asset and current liability entries associated with the same Material Purchase will be treated as being recorded simultaneously for the purposes of Working Capital when one of either the current asset or the associated current liability has not yet been recorded or accrued; and (2) for any Material Purchase current asset that was recorded prior to Closing, (x) as long as the current asset has not been collected on or before Closing, then the associated current asset and current liability will be recorded in their respective accounts for the purposes of Working Capital, (y) if the associated current asset for the Material Purchase has been collected prior to or at Closing, then that current asset will not be recorded as a current asset for purposes of Working Capital, and (z) if the associated current liability for the Material Purchase has been paid and satisfied prior to or at Closing, then that current liability will not be recorded as a current liability for purposes of Working Capital.  Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (A) any deferred Tax assets or liabilities, (B) any fees, expenses or liabilities related to any financing by Parent and its Affiliates of the Transactions, (C) any intercompany accounts and transactions solely between or among the Group Companies, or (D) any Transaction Expenses, Closing Date Indebtedness or Closing Cash.  Working Capital accounts for June 2020 conforming to these principles are provided in Exhibit B.
“Working Capital Target” means Thirty-Four Million U.S. dollars ($34,000,000.00).
(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:
Access Limitations	Section 5.2(a)
Acquisition Transaction	Section 5.9(a)
Adjustment Escrow Account	Section 1.9(d)
Agents	Section 5.9(a)
Aggregate Option Cash Out Payment	Section 1.6(b)
Agreed Principles	Section 11.1(a)
Agreement	Preamble
Agreed Portion	Section 9.5(a)
Aircraft	Section 3.15(c)
Asserted Damages Amount	Section 9.5(a)
Balance Sheet	Section 3.5(a)
Balance Sheet Date	Section 3.5(a)
Base Price	Section 1.7
Business Systems	Section 3.22(c)
Cap	Section 9.3(a)
Certificate of Merger	Section 2.2
CHP Transactions	Section 3.2(b)
Claim	Section 10.12(a)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Merger Consideration	Section 1.10(c)
Closing Option Cash Out Payment	Section 1.6b)
Closing Payment	Section 1.9
Closing Statement	Section 1.10(c)
Company	Preamble
Company Disclosure Schedule	ARTICLE III
Company Financial Statements	Section 3.5(a)
Company Subsidiaries	Section 3.4(b)
Confidentiality Agreement	Section 5.4
Consolidated Groups	Section 3.10(m)
Covered Losses	Section 9.2(b)
CSA	Section 3.3(b)
Decrease Amount	Section 1.10(e)(ii)
Delaware Courts	Section 10.3
DFARS	Section 3.14(f)
Dispute Notice	Section 1.10(d)(i)
Disputed Items	Section 1.10(d)(i)
DLLCA	Recitals
DCSA	Section 3.3(b)
DOJ	Section 5.3(b)
D&O Indemnified Person	Section 5.7(a)
Effective Time	Section 2.2
Environmental Permits	Section 3.12(b)
Equityholder Indemnitee	Section 9.2(b)
Equityholder Losses	Section 9.2(b)
Equityholder Related Persons	Section 9.8
Estimated Closing Balance Sheet	Section 1.10(a)
Estimated Merger Consideration	Section 1.10(a)
Excess Recovery	Section 9.3(e)
Expiration Date	Section 9.1
FAR	Section 3.14(d)
Final Closing Date Merger Consideration	Section 1.10(e)
Financing Liabilities	Section 5.15
Foreign Interest	Section 4.9
FTC	Section 5.3(b)
Funded Closing Indebtedness	Section 5.12
Governmental Approval	Section 3.3(b)
Historical Principles	Section 11.1(a)
Increase Amount	Section 1.10(e)(i)
Indemnified Party	Section 9.4
Indemnifying Party	Section 9.4
Instruction Letter	Section 1.6(c)
Insurance Policies	Section 3.20
Insurer	Section 11.1(a)
IP Contributor	Section 3.16(b)(ii)
IP Licenses	Section 3.16(d)
Key Customers	Section 3.23(a)
Key Suppliers	Section 3.23(b)
Lease(d)	Section 11.1(a)
Letter of Transmittal	Section 1.13(a)
Material Contracts	Section 3.13(a)
Material Government Bid	Section 3.14(a)
Material Government Contract	Section 3.14(a)
Material Purchases	Section 11.1(a)
Member Consent	Recitals
Merger	Recitals
Merger Consideration	Section 1.7
Merger Sub	Preamble
NISPOM	Section 3.3(b)
Non-Solicitation Agreement	Section 2.3(k)
Notice of Claim	Section 9.4
ODC	Section 11.1(a)
Option(s)	Recitals
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Indemnitee	Section 9.2(a)
Parent Losses	Section 9.2(a)
Parties	Preamble
Party	Preamble
Paying Agent	Section 1.9(a)
Paying Agent Agreement	Section 2.3(d)
Payoff Amount	Section 1.9(e)
Payoff Documents	Section 5.12
Pre-Closing Income Tax Returns	Section 8.1
Pre-Closing Statement	Section 1.10(a)
Privacy Policies	Section 3.22(a)
Real Property	Section 3.11(a)
Real Property Laws	Section 3.11(e)
Real Property Lease	Section 3.11(a)
Referred Disputed Items	Section 1.10(d)(ii)
Registered Intellectual Property	Section 3.16(a)
Related Party	Section 3.19
Representative	Preamble
Representative Actions	Section 10.12(a)
Representative Expense Fund Amount	Section 1.9(c)
Required Member Consent	Section 3.27
Response	Section 9.5(a)
Restricted Party	Section 3.25(f)
Restrictive Covenant Agreements	Recitals
Securities	Recitals
Sexual Misconduct Allegation	Section 3.18(h)
Standard Form IP Contract	Section 3.16(b)(ii)
Surviving Company	Recitals
Tax Controversies	Section 8.2
Termination Date	Section 7.1(a)(iii)
Transfer Taxes	Section 10.1(b)
WARN Act	Section 3.18(f)

11.2 Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a) Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b) Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.
(c) Exhibits/Schedules/Construction. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any disclosure set forth in one section of the Schedules shall apply to (i) the representations and warranties or covenants contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty or covenant to which it is referred by cross reference, and (iii) any other representation or warranty or covenant to the extent it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such representation or warranty or covenant. The inclusion of any information in the Schedules shall not constitute, or be deemed to constitute, an admission to any third party concerning such information, including information relating to any possible breach or violation of any Contract or Law. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e) Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.
(f) Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(h) Made Available. An item shall be considered “made available” to a Party hereto, to the extent such phrase appears in this Agreement, only if such item has been posted by the Company or its representatives in the Data Room and available to the Party on the date that is at least two (2) Business Days prior to the date of this Agreement and remained accessible to such Party through the Closing Date.
(i) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that specifically addresses the subject matter of such representation at issue, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(j) Material. As used in this Agreement, unless the context would require otherwise, the term “material” and the concept of the “material” nature of an effect upon the Group Companies or their business shall be measured relative to the Group Companies as their business is currently being conducted. There have been included in the Company Disclosure Schedule or the Parent Disclosure Schedule and may be included elsewhere in this Agreement items which are not “material” within the meaning of the immediately preceding sentence and in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by the Parties that such items are “material” or to further define the meaning of such term for purposes of this Agreement.
(k) Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:
KBR WYLE SERVICES, LLC
By: /s/ William (Byron) Bright
Name: William (Byron) Bright
 Title: President

MERGER SUB:
ASTRID MERGER SUB, LLC
By: /s/ William (Byron) Bright
Name: William (Byron) Bright
 Title: President

THE COMPANY: CENTAURI PLATFORM HOLDINGS, LLC By: /s/ David Wodlinger Name: David Wodlinger Title: President

REPRESENTATIVE: CENTAURI ACP HOLDINGS, LLC By: /s/ David Wodlinger Name: David Wodlinger Title: President